Exhibit 2.1

CAPITAL POWER INCOME L.P.

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CPI INCOME SERVICES LTD.

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CPI INVESTMENTS INC.

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ATLANTIC POWER CORPORATION

ARRANGEMENT AGREEMENT

June 20, 2011

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Interpretation Not Affected by Headings	19
1.3	Number and Gender	19
1.4	Date for Any Action	19
1.5	Statutory References	20
1.6	Currency	20
1.7	Accounting Matters	20
1.8	Rules of Construction	20
1.9	Consents and Approvals	20
1.10	Knowledge	20
1.11	Public Documents	20
1.12	Schedules	21

ARTICLE 2 THE ARRANGEMENT		21
2.1	Plan of Arrangement	21
2.2	Implementation Steps by the Partnership Entities and the Corporation	22
2.3	Partnership Meeting	22
2.4	Interim Order	23
2.5	Final Order	24
2.6	Filing Articles of Arrangement and Effective Date	24
2.7	Payment of Consideration	24
2.8	Closing	24
2.9	Partnership Circular	24
2.10	Preparation of Filings	25
2.11	Court Proceedings	26
2.12	Public Communications	27
2.13	Outside Date	27
2.14	Meeting Coordination	28

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		28
3.1	Representations and Warranties of the Partnership and GP	28
3.2	Representations and Warranties of the Corporation	45
3.3	Representations and Warranties of the Purchaser	55
3.4	Disclosure Letters	70
3.5	Survival of Representations and Warranties	71

ARTICLE 4 COVENANTS		71
4.1	Covenants of the Purchaser — General	71
4.2	Purchaser Meeting	72
4.3	Purchaser Circular; Form S-4	73
4.4	Preparation of Purchaser Filings	73
4.5	Conduct of Business by the Partnership	75
4.6	Conduct of Business by GP	79
4.7	Conduct of Business by the Corporation	81
4.8	Conduct of Business by the Purchaser	84
4.9	Mutual Covenants Regarding the Arrangement	85

4.10	Competition Act Approval, Investment Canada Act Approval and HSR Act Approval	88
4.11	Purchaser Financing	88
4.12	FPA Section 203 Approval	90
4.13	Covenants of the Partnership Entities Regarding Non-Solicitation	91
4.14	Covenants of the Corporation Regarding Non-Solicitation	95
4.15	Access to Information; Confidentiality	96
4.16	Insurance and Indemnification	97
4.17	Privacy Issues	98
4.18	Title Insurance	100
4.19	Notice and Cure Provisions	100
4.20	Pre-Acquisition Reorganization	101
4.21	Amendment of Constating Documents	102
4.22	Additional Covenants	102
4.23	Subsidiary Partnership Wind-Up	102
4.24	NC Purchase Agreement	103

ARTICLE 5 CONDITIONS PRECEDENT		104
5.1	Mutual Conditions Precedent	104
5.2	Additional Conditions Precedent to the Obligations of the Partnership Entities	106
5.3	Additional Conditions Precedent to the Obligation of the Corporation	107
5.4	Additional Conditions Precedent to the Obligations of the Purchaser	108
5.5	Satisfaction of Conditions	110

ARTICLE 6 AMENDMENT AND TERMINATION		111
6.1	Amendment	111
6.2	Term	111
6.3	Termination	111
6.4	Purchaser Termination Fee	113
6.5	Partnership Termination Fee	113
6.6	Expense Reimbursement	114
6.7	Liquidated Damages, Injunctive Relief and No Liability of Others	114

ARTICLE 7 GENERAL PROVISIONS		115
7.1	Notices	115
7.2	Entire Agreement, Binding Effect and Assignment	117
7.3	Severability	118
7.4	No Third Party Beneficiaries	118
7.5	Time of Essence	118
7.6	Further Assurances	118
7.7	Remedies	118
7.8	Costs and Expenses	119
7.9	Governing Law	119
7.10	Notice of Limitation	119
7.11	Filing of Agreement	119
7.12	Waiver	119
7.13	Counterparts, Execution	119

Schedule A	–	Plan of Arrangement
Schedule B	–	Press Release
Schedule C	–	Partnership Support Agreements
Schedule D	–	Arrangement Resolution
Schedule E	–	List of CPC Agreements
Schedule F	–	Form of Distribution Agreement
Schedule G	–	Form of NC Purchase Agreement
Schedule H	–	List of Partnership Management Agreements
Schedule I	–	Term Sheet for Transitional Services Agreement
Schedule J	–	Forms of Preferred Share Guarantees

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of June 20, 2011.

AMONG:

CAPITAL POWER INCOME L.P., a limited partnership established under the laws of the Province of Ontario;

(hereinafter, the “Partnership”)

AND:

CPI INCOME SERVICES LTD., a corporation incorporated under the Canada Business Corporations Act;

(hereinafter, “GP”)

AND:

CPI INVESTMENTS INC., a corporation incorporated under the Canada Business Corporations Act;

(hereinafter, the “Corporation”)

AND:

ATLANTIC POWER CORPORATION, a corporation continued under the Business Corporations Act (British Columbia);

(hereinafter, the “Purchaser”)

WHEREAS the Purchaser proposes to acquire, directly or indirectly, all of the issued and outstanding Partnership Units and Corporation Shares;

WHEREAS the Parties intend to carry out the transactions contemplated herein by way of a plan of arrangement under the provisions of the CBCA;

WHEREAS the parties intend that certain other transactions be completed in connection with the Arrangement, including those contemplated by the Partnership Reorganization Agreements;

WHEREAS the Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to the Arrangement;

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties hereby covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1                               Definitions

In this Agreement (including the recitals, the Partnership Entity Disclosure Letter, the Corporation Disclosure Letter, the Purchaser Disclosure Letter and Schedules hereto), the following terms shall have the following meanings, and grammatical variations shall have the respective corresponding meanings:

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner of Competition pursuant to section 102 of the Competition Act with respect to the transactions contemplated by this Agreement;

“Affiliate” has the meaning ascribed thereto in the Securities Act and, for greater certainty, in the case of the Partnership, the Corporation and GP, shall not include Primary Energy Recycling Corporation or Primary Energy Recycling Holdings LLC and any of their Affiliates;

“Agent” of a Person means any (i) director, officer, partner, member, consultant, manager or employee of that Person; (ii) advisor, law firm, accounting firm, engineering/environmental firm or other professional or consulting Person of or acting on behalf of that Person, or any lenders or underwriters to that Person; or (iii) any director, officer, partner, member, consultant or employee of any Agent referred to in clause (ii) of this definition;

“Agreement” means this arrangement agreement, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof from time to time;

“Arrangement” means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out herein and in the Plan of Arrangement as supplemented, modified or amended in accordance with the terms hereof or the Plan of Arrangement or at the direction of the Court in the Final Order;

“Arrangement Resolution” means the extraordinary resolution of the Partnership Unitholders in respect of the Arrangement to be considered by the Partnership Unitholders at the Partnership Meeting, substantially in the form and content of Schedule D hereto;

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall be in a form and content satisfactory to the Partnership, GP, the Corporation and the Purchaser, each acting reasonably;

“Authorization” means any authorization, sanction, ruling, declaration, filing, order, permit, approval, grant, licence, waiver, entitlement, classification, exemption, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, bylaw, rule or regulation of any Governmental Entity;

“Benefit Plans” means any pension or retirement income, benefit, supplemental benefit, stock option, restricted stock, stock appreciation right, restricted stock unit, phantom stock or other equity-based compensation plan, deferred compensation, severance, health, welfare, medical, dental, disability plans or any other employee compensation or benefit plans, policies, programs or other arrangements and all related agreements and policies with third parties such as trustees or insurance companies, which are maintained by a Party or any of its Subsidiaries with respect to any of their current or former employees, directors, officers or other individuals providing services to such Party or any of its Subsidiaries including, without limitation, “plans” as defined in Section 3(3) of ERISA;

“Bridge Loans” has the meaning ascribed in Section 4.11(a)(i);

“Business Day” means any day other than a Saturday, Sunday or a statutory or civic holiday in the Province of Alberta or Ontario or the State of Massachusetts or New York;

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, and the regulations made thereunder;

“Certificate of Arrangement” means the certificate to be issued by the Director pursuant to subsection 192(7) of the CBCA giving effect to the Arrangement;

“CFR” means the U.S. Code of Federal Regulations;

“Class A Consideration” has the meaning ascribed in Section 2.1(b);

“Class A Corporation Shares” means the Class A Shares in the capital of the Corporation;

“Class B Consideration” has the meaning ascribed in Section 2.1(c);

“Class B Corporation Shares” means the Class B Shares in the capital of the Corporation;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to the Competition Act or a person designated or authorized pursuant to the Competition Act to exercise the powers and perform the duties of the Commissioner of Competition;

“Commitment Letter” has the meaning ascribed in Section 3.3(w);

“Competition Act” means the Competition Act (Canada), R.S.C. 1985, c. C-34, as amended, and the regulations thereunder;

“Competition Act Approval” means:

(a)                                  the issuance of an Advance Ruling Certificate and such Advance Ruling Certificate has not been rescinded prior to the Effective Time; or

(b)                                 the Purchaser, the Partnership Entities, the Corporation and the Corporation Sellers have given the notice required under section 114 of the Competition Act with respect to the transactions contemplated by this Agreement and the Partnership Reorganization Agreements and the applicable waiting period under section 123 of the Competition Act has expired or has been terminated in accordance with the Competition Act; or

(c)                                  the obligation to give the requisite notice under section 114 of the Competition Act has been waived pursuant to subsection 113(c) of the Competition Act,

and, in the case of (b) or (c), the Purchaser has been advised in writing by the Commissioner of Competition that, in effect, such person does not have sufficient grounds at that time to apply to the Competition Tribunal under section 92 of the Competition Act with respect to the transactions contemplated by this Agreement and therefore the Commissioner of Competition, at that time, does not intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement, and any terms and conditions attached to any such advice are acceptable to the Purchaser, acting reasonably, and such advice has not been rescinded or amended prior to the Effective Time;

“Competition Filing” has the meaning ascribed in Section 4.10(a);

“Confidentiality Agreement” means, collectively, the confidentiality agreement dated October 25, 2010 among the Partnership, CPRPSLP and the Purchaser, and the Confidentiality Agreement dated May 6, 2011 among the Purchaser, the Partnership, CPRPSLP and CPC;

“Consents” means those consents and approvals required from, and notices required to, any third party to proceed with the transactions contemplated by this Agreement, the Partnership Reorganization Agreements and the Plan of Arrangement;

“Contract” means any contract, agreement, license, franchise, arrangement, joint venture, partnership, lease, commitment, understanding or other right or obligation (written or oral) to which a Party or any of its Subsidiaries is a party or by which a Party or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject;

“Corporation Acquisition Proposal” means a proposal or offer, oral or written, relating to any of the following (other than the transactions contemplated by this Agreement or the Arrangement):  (i) any merger, amalgamation, arrangement, share exchange, take-over bid, tender offer, recapitalization, consolidation, other business combination, liquidation or winding up directly or indirectly involving the Corporation, (ii) any sale or acquisition of beneficial ownership of any of the Corporation Shares, or (iii) any sale or acquisition of any Partnership Units owned by the Corporation or any exchange, mortgage, pledge, granting of any right or option to acquire or other arrangement involving the Partnership Units owned by the Corporation having similar economic effect;

“Corporation Board” means the board of directors of the Corporation;

“Corporation Consents” means the Consents set forth in Schedule 3.2(b) to the Corporation Disclosure Letter;

“Corporation Disclosure Letter” means the disclosure letter executed by the Corporation and delivered to the Purchaser concurrently with the execution and delivery of this Agreement;

“Corporation Financial Statements” means the unaudited financial statements of the Corporation as at and for the year ended December 31, 2010, and as at and for the three month period ended March 31, 2011 in the Data Site;

“Corporation Material Contracts” means all Contracts to which the Corporation is a party or by which it is bound: (i) which, if terminated, modified or if ceased to be in effect without the consent of the Corporation, would have, or would reasonably be expected to have, a Material Adverse Effect in respect of the Corporation; (ii) under which the Corporation directly or indirectly guarantees any liabilities or obligations of a third party; (iii) providing for the establishment, investment in, organization or formation of any joint ventures or partnerships or for the acquisition of any shares or securities of any Person (other than the Partnership Agreement); (iv) which limits or restricts the Corporation from engaging in any line of business or in any geographic area in any material respect; (v) with CPC or any Affiliate thereof that is controlled by CPC; (vi) which are indentures, credit agreements, security agreements, mortgages, promissory notes and other contracts relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset; (vii) under which the Corporation is obligated to make or expects to receive payments in excess of $100,000 over the remaining term of the Contract; or (viii) that is otherwise material to the Corporation;

“Corporation Regulatory Approvals” means those Regulatory Approvals set forth in Schedule 3.2(c) to the Corporation Disclosure Letter;

“Corporation Shareholders” means holders of Corporation Shares, being EPCOR and CPLP;

“Corporation Shares” means collectively, the Class A Corporation Shares and the Class B Corporation Shares;

“Court” means the Court of Queen’s Bench of Alberta;

“CPC” means Capital Power Corporation, a corporation incorporated under the Canada Business Corporations Act;

“CPC Agreements” means those Contracts set forth in Schedule E attached hereto;

“CPEL” means CPI Preferred Equity Ltd., a corporation incorporated under the Business Corporations Act (Alberta);

“CPEL Preferred Shares” means, collectively, the Cumulative Redeemable Preferred Shares, Series 1, the Cumulative Rate Reset Preferred Shares, Series 2 and the Cumulative Floating Rate Preferred Shares, Series 3, each issued by CPEL;

“CPEL Public Documents” means all documents and information filed by CPEL under applicable Securities Laws on SEDAR since January 1, 2011 and accessible to the public on the SEDAR website as of the date hereof;

“CPIH” means CPI Power Holdings Inc., a corporation incorporated under the laws of the State of Delaware;

“CPLP” means Capital Power L.P., a limited partnership established under the laws of the Province of Ontario;

“CPRPSLP” means CP Regional Power Services Limited Partnership, a limited partnership established under the laws of the Province of Alberta;

“CRA” means the Canada Revenue Agency;

“Data Site” means the electronic data room established and maintained by the Partnership at https://fmc.firmex.com in the form and content available as of 9:00 p.m. (Mountain time) on the date immediately preceding the date hereof;

“Depositary” means Computershare Investor Services Inc.;

“Director” means the Director or a Deputy Director appointed pursuant to section 260 of the CBCA;

“Distribution Agreement” means the distribution agreement to be entered into at the Effective Time among, CPIH, New LLC, CPEL, the Partnership and the Purchaser in the form set forth in Schedule F hereto;

“Effective Date” means the date shown on the Certificate of Arrangement, which date shall be determined in accordance with Section 2.6;

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;

“Eligible Holder” means CPLP and any Partnership Unitholder, other than a Person that is exempt from tax under Part I of the Tax Act, and includes a partnership that is a Partnership Unitholder if one or more of its partners would, if directly a Partnership Unitholder, otherwise be an Eligible Holder;

“Employee Hiring Agreement” means the agreement dated the date hereof among CPC, Capital Power Operations (USA) Inc. and the Purchaser providing for the transfer of employees to the Purchaser (or such Person or Persons as are designated by the Purchaser);

“Encumbrances” means any pledges, liens, charges, security interests, leases, title retention agreements, mortgages, hypothecs, statutory or deemed trusts, adverse rights or claims, easements, indentures, deeds of trust, rights of way, restrictions on use of real property, licences to third parties, leases to third parties, security agreements, assignments, or encumbrances of any kind or character whatsoever, whether contingent or absolute, and any agreement, option, right of first refusal, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Environmental Laws” means all material Laws relating to pollution or protection of human health and safety, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, Laws relating to the discharge, release or spill or threatened discharge, release or spill of Hazardous Substances or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances;

“Environmental Reports” means collectively, the Phase 1 environmental reports for each of the Partnership Facilities in the Data Site;

“EPCOR” means EPCOR Utilities Inc., a corporation incorporated under the Business Corporations Act (Alberta);

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” means any entity that is treated as a trade or business under common control and a single employer with a Person pursuant to 29 CFR Section 4001.3 and the definition of “Employer” in 29 CFR Section 4001.2;

“Exchanges” means the TSX and the NYSE;

“Exempt Wholesale Generator” has the meaning ascribed thereto in Section 1262(6) of PUHCA;

“FERC” means the Federal Energy Regulatory Commission;

“Final Order” means the final order of the Court approving the Arrangement to be applied for by the Partnership, GP and the Corporation following the Partnership Meeting and to be granted pursuant to subsection 192(4) of the CBCA in respect of the Partnership, GP and the Corporation, as such order may be affirmed, amended or modified by the Court (with the consent of each of the Partnership, GP, the Corporation and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that such amendment is acceptable to each of the Partnership, GP, the Corporation and the Purchaser, each acting reasonably) on appeal;

“Foreign Utility Company” has the meaning ascribed thereto in Section 1262(6) of PUHCA and the regulations set forth in 18 CFR § 366.1;

“Form S-4” means a registration statement on Form S-4 (or other applicable form) pursuant to which the Purchaser shall seek to register the Purchaser Share Issuance under the U.S. Securities Act;

“FPA” means the Federal Power Act;

“FPA Section 203 Approval” has the meaning referenced in Section 4.12;

“FPA Section 203 Filing” has the meaning ascribed in Section 4.12;

“GAAP” means the generally accepted accounting principles and practices in Canada, including the principles set forth in the Handbook published by the Canadian Institute of Charter Accountants, or any successor institute, which are applicable as at the date of the financial information in respect of which a calculation is made hereunder or as at the date of the particular financial statements referred to herein, as the case may be;

“Governmental Entity” means any applicable (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign, (ii) stock exchange, including each of the Exchanges; (iii) subdivision, agent, or authority of any of the foregoing, or (iv) quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“GP” means CPI Income Services Ltd., and, for greater certainty, except where otherwise contemplated, means CPI Income Services Ltd. in its personal capacity and not as general partner of the Partnership;

“GP Board” means the board of directors of GP;

“GP Financial Statements” means the unaudited financial statements of the GP as at and for the year ended December 31, 2010, and as at and for the three month period ended March 31, 2011 in the Data Site;

“GP Material Contracts” means all Contracts to which GP is a party or by which it is bound: (i) which, if terminated or modified or if it ceased to be in effect, would have, or would reasonably be expected to have, a Material Adverse Effect in respect of GP; (ii) under which GP directly or indirectly guarantees any liabilities or obligations of a third party; (iii) providing for the establishment, investment in, organization or formation of any joint ventures or partnerships or for the acquisition of any shares or securities of any Person (other than the Partnership Agreement); (iv) which limits or restricts GP from engaging in any line of business or in any geographic area in any material respect; (v) with CPC or any Affiliate thereof that is controlled by CPC; (vi) which are indentures, credit agreements, security agreements, mortgages, promissory notes and other contracts relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset; (vii) under which GP is obligated to make or expects to receive payments in excess of $100,000 over the remaining term of the Contract; or (viii) that is otherwise material to GP;

“Hazardous Substances” means chemicals, pollutants, contaminants, wastes, residual materials, toxic substances, deleterious substances or hazardous substances, including petroleum or petroleum products;

“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

“HSR Act Approval” means the expiration or termination of any waiting period under the HSR Act;

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board and adopted by the Canadian Institute of Chartered Accountants;

“Intellectual Property” means all intellectual property existing, used or currently being developed for use and all rights therein, including all claims for past infringement, worldwide, whether registered or unregistered, including without limitation: (a) all patents, patent applications and other patent rights, used, including divisional and continuation patents; (b) all registered and unregistered trade-marks, service marks, logos, slogans, corporate names, business names, and other indicia of origin, and all applications and registrations therefor, (c) registered and unregistered copyrights and mask works, including all copyright in and to computer software programs, including software, and applications and registration of such copyright; (d) internet domain names, applications and reservations for internet domain names, uniform resource locators and the corresponding Internet sites; (e) industrial designs, (f) trade secrets and proprietary information not otherwise listed in (a) through (e) above, including, without limitation, all inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, mask works, formulae, methods (whether or not patentable), designs, processes, procedures, technology, business methods, source codes, object codes, computer software programs (in either source code or object code form) databases, data collections and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded; and (g) any goodwill associated with any of the foregoing;

“Interim Order” means the interim order of the Court concerning the Arrangement under subsection 192(4) of the CBCA in respect of the Partnership, GP and the Corporation, containing declarations and directions with respect to the Arrangement and the holding of the Partnership Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction with the consent of the Partnership Entities, the Corporation and the Purchaser, each acting reasonably;

“Investment Canada Act” means the Investment Canada Act, R.S.C. 1985, c. 28 (1st Supp.) as amended and the regulations promulgated thereunder;

“Investment Canada Act Approval” means the Minister under the Investment Canada Act (the “Minister”) shall have sent a notice pursuant to subsection 21(1), subsection 22(2) or paragraph 23(3)(a) of that Act to the Purchaser, on terms and conditions satisfactory to the Purchaser, acting reasonably, stating that the Minister is satisfied that the transactions contemplated by the Agreement are likely to be of net benefit to Canada, or alternatively, the relevant time period provided for such notice under section 21 or section 22 of the Investment Canada Act shall have expired such that the Minister shall be deemed, pursuant to subsection 21(9) or subsection 22(4) of the Investment Canada Act, to be satisfied that the transactions contemplated by the Agreement are of net benefit to Canada;

“Investment Canada Filing” has the meaning ascribed in Section 4.10(b);

“Key Regulatory Approvals” means, collectively, Competition Act Approval, Investment Canada Act Approval, HSR Act Approval, and the FPA Section 203 Approval;

“Law” or “Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, bylaws, statutory rules, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings, injunctions, determinations, awards or other requirements, and terms and conditions of any permit, grant of approval, permission, authority or licence of any Governmental Entity, statutory body or self-regulatory authority (including the Exchanges), and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons and/or its Subsidiaries or its or their business, undertaking, property, Benefit Plans or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons and/or its Subsidiaries or its or their business, undertaking or securities;

“Management Agreement Assignment Agreement” means the agreement dated the date hereof among Capital Power Operations (USA) Inc., Frederickson Power L.P., and the Purchaser providing for the assignment of the operations and maintenance agreement made effective April 29, 2004 among Capital Power Operations (USA) Inc. (as successor by merger to Frederickson Project Operations Inc.), Frederickson Power L.P. and Puget Sound Energy, Inc. to the Purchaser (or such person as is designated by the Purchaser) immediately following the completion of the Plan of Arrangement;

“Management Agreements Termination Agreement” means the agreement dated the date hereof among CP Regional Power Services Limited Partnership, Capital Power Operations (USA) Inc. and the Partnership, CPI Power (Williams Lake) Ltd., Manchief Power Company LLC, Curtis/Palmer Hydroelectric Company, LP, CPI USA Holdings LLC and CPI USA Ventures LLC providing for the termination of the Partnership Management Agreements (other than the operations and maintenance agreement made effective April 29, 2004 among Capital Power Operations (USA) Inc. (as successor by merger to Frederickson Project Operations Inc.), Frederickson Power L.P. and Puget Sound Energy, Inc.) immediately following the completion of the Plan of Arrangement;

“Market-Based Rate Authorization” means authorization granted by FERC to a Partnership Subsidiary pursuant to Section 205 of the FPA to sell wholesale electric energy, capacity or certain ancillary services at rates established in accordance with market conditions, acceptance of a tariff by FERC providing for such sales, and issuance of an order by FERC providing for such authorization and tariff acceptance, and granting such regulatory waivers and blanket authorizations to such Partnership Subsidiary as are customarily granted by FERC to companies authorized to sell electricity at market-based rates, including blanket authorization to issue securities and assume liabilities pursuant to Section 204 of the FPA;

“Material Adverse Effect” means, with respect to any Person(s), any change, effect, event, occurrence, fact, state of facts or development that, either individually is or in the aggregate are, or individually or in the aggregate would reasonably be expected to be, both material and adverse to the business, operations, results of operations, properties, assets, liabilities, obligations (whether accrued, conditional or otherwise) or condition (financial or otherwise) of such Person(s) and its Subsidiaries taken as a whole, other than any change, effect, event, occurrence, fact, state of facts or development:

(a)                                  relating to general international, national or regional, economic or financial conditions or the currency exchange, commodity or securities markets in North America;

(b)                                 relating to any natural disaster or epidemic or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof;

(c)                                  relating to any changes in Laws or regulations or interpretations thereof by any Governmental Entity or in GAAP, U.S. GAAP or IFRS, as the case may be;

(d)                                 affecting generally the industry in which such Person and its Subsidiaries operate, including, in the case of the Partnership Entities and the Corporation, any change generally affecting the national or regional (A) electric generating, transmission or distribution industry, (B) wholesale or retail markets for electric power or natural gas, or (C) electrical or natural gas transmission and distribution systems;

(e)                                  relating to any change in markets for commodities or supplies, including electric power, natural gas, emissions, fuel or water, or any change in the design or pricing of the wholesale or retail electric power and natural gas markets (including forward capacity markets, forward reserve markets, day-ahead markets, real-time markets, ancillary services markets and emissions markets);

(f)                                    relating to any decrease in the market trading price or any decline in the trading volume of any publicly traded securities of such Person (it being understood that causes underlying and other facts relating to such change may be taken into account in determining whether a Material Adverse Effect has occurred);

(g)                                 relating to any failure by such Person to meet any forecasts, projections or earnings guidance or expectations publicly released or provided, in the case of the Partnership, the Corporation or GP, to the Purchaser, and in the case of the Purchaser, to the Partnership, the Corporation and GP, for any period (it being understood that causes underlying and other facts relating to such failure may be taken into account in determining whether a Material Adverse Effect has occurred);

(h)                                 relating to and only in respect of NC LLC and the Partnership’s facilities in North Carolina, including, any power purchase arrangements, fuel supply arrangements, or renewable energy credit arrangements relating to and only in respect of such facilities;

(i)                                     relating to any of the transactions or matters expressly contemplated by any of the Partnership Reorganization Agreements;

(j)                                     resulting from the announcement of this Agreement or the transactions contemplated hereby or from compliance with the terms of this Agreement;

(k)                                  relating to or resulting from any Taxes that become payable in connection with or as a result of the transactions contemplated by the Agreement or the Partnership Reorganization Agreements;

(l)                                     relating to or resulting from any attempt by any labour union, employee association or similar organization to organize, certify or establish any labour union or employee association at any of the Partnership Facilities which does not have a relationship with a labour union, employee association or similar organization;

(m)                               relating to or resulting from any failure of the Ontario Electricity Financial Corporation (“OEFC”) to approve an amendment to the power purchase agreement between the Partnership and the OEFC dated April 29, 1994, as amended, for the Calstock generating facility as outlined in the term sheet dated as of June 6, 2011 between OEFC and the Partnership;

(n)                                 relating to or resulting from any changes in transportation costs (tolls) on the TransCanada mainline;

(o)                                 relating to or resulting from any change in the availability of waste heat for the applicable Partnership Facilities;

(p)                                 relating to or resulting from the occurrence of any of the transactions contemplated by the Amended and Restated Securityholders’ Agreement by and among Primary Energy Recycling Corporation, and EPCOR USA Ventures LLC, and EPCOR USA Holdings LLC and Primary Energy Recycling Holdings LLC, dated August 24, 2009 or the Amended and Restated Management Agreement dated August 24, 2009 among EPCOR USA Ventures LLC, Primary Energy Recycling Holdings LLC, Primary Energy Operations LLC and Primary Energy Recycling Corporation;

(q)                                 relating to or resulting from the Navy giving notice of termination of the Naval Facility Negotiated Utility Service Contracts (NUSCs) for convenience;

(r)                                    relating to or resulting from the expiry of the Williams Lake collective agreement on December 31, 2011;

(s)                                  relating to or resulting from any downgrade in the credit ratings of the Partnership Entities, the Partnership Subsidiaries and/or their respective securities; or

(t)                                    relating to an award in favour for Petrobank Energy and Resources Ltd. (“Petrobank”) for an amount less than $50 million in connection with the existing arbitration proceedings between the Partnership and Petrobank relating to the pricing dispute over natural gas sales under a long-term supply contract to the Partnership’s Nipigon plant.

provided, however, that the change, effect, event, occurrence or state of facts or development referred to in clauses (a) to (e) above shall not be excluded from the definition of Material Adverse Effect in respect of any Person if it materially disproportionately adversely affects such Person and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the industry in which the Person and its Subsidiaries operate;

“Material Change” has the meaning ascribed thereto in the Securities Act;

“Material Fact” has the meaning ascribed thereto in the Securities Act;

“misrepresentation” has the meaning ascribed thereto in the Securities Act;

“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions;

“NC LLC” means CPI USA North Carolina LLC, a limited liability company formed under the laws of the State of Delaware;

“NC Purchase Agreement” means the membership interest purchase agreement dated the date hereof between CPI USA Holdings LLC, CPIH and Capital Power Investments LLC in the form set forth in Schedule G hereto;

“NERC” means the North American Electric Reliability Corporation;

“New LLC” has the meaning ascribed to it in Section 4.24(c);

“New LLC2” has the meaning ascribed to it in Section 4.24(c);

“NYSE” means the New York Stock Exchange;

“Outside Date” means, subject to Section 2.13, February 29, 2012 or such later date as may be mutually agreed to in writing by the Parties;

“Parties” means, collectively, the Partnership, GP, the Corporation and the Purchaser, and “Party” means either of them;

“Partnership Acquisition Proposal” means a proposal or offer, oral or written, relating to any of the following (other than the transactions contemplated by this Agreement or the Arrangement): (i) any take-over bid (including an acquisition of Partnership Units from the Corporation), tender offer or exchange offer that, if consummated, would result in any Person, or group of Persons or shareholders of such Person(s) beneficially owning 20% or more of any class of voting or equity securities of the Partnership; (ii) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Partnership and/or the Partnership Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenues, as applicable, of the Partnership; (iii) any sale or acquisition, direct or indirect, of assets representing 20% or more of the consolidated assets or revenues of the Partnership or which contribute 20% or more of the consolidated revenues of the Partnership, or any lease, long-term supply agreement (other than in the ordinary course of business), exchange, mortgage, pledge or other arrangement having a similar economic effect, in a single transaction or a series of related transactions; or (iv) any sale or acquisition of beneficial ownership of 20% or more of the Partnership Units (or securities convertible or exchangeable into voting or equity securities of the Partnership) or 20% or more of the voting or equity securities of any of the Partnership Subsidiaries (or securities convertible or exchangeable into voting or equity securities of such Partnership Subsidiaries) whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenues of the Partnership or which contribute 20% or more of the consolidated assets or revenues of the Partnership, or rights or interests therein or thereto in a single transaction or a series of related transactions;

“Partnership Agreement” means the amended and restated limited partnership agreement of the Partnership made effective as of November 4, 2009;

“Partnership Annual Financial Statements” means the audited consolidated financial statements of the Partnership as at and for the years ended December 31, 2010 and 2009, together with the notes thereto and the auditors’ report thereon;

“Partnership Circular” means the notice of meeting and management information circular, including all schedules, appendices and exhibits thereto, to be prepared and mailed to the Partnership Unitholders in connection with the Partnership Meeting, as may be amended, supplemented or otherwise modified;

“Partnership Entities” means the Partnership and GP;

“Partnership Entity Consents” means the Consents set forth in Schedule 3.1(c) to the Partnership Entity Disclosure Letter;

“Partnership Entity Disclosure Letter” means the disclosure letter executed by the Partnership Entities and delivered to the Purchaser concurrently with the execution and delivery of this Agreement;

“Partnership Entity Regulatory Approvals” means those Regulatory Approvals set forth in Schedule 3.1(c) to the Partnership Entity Disclosure Letter;

“Partnership Facilities” means the facilities in which the Partnership holds a direct or indirect interest, except for (i) the Partnership’s Roxboro and Southport facilities located in the State of North Carolina, and (ii) any facilities owned, directly or indirectly, by PERH;

“Partnership Fairness Opinions” means the opinions of CIBC World Markets Inc. and Greenhill & Co. Canada Ltd., the financial advisors to the Partnership, to the effect that, as of the date of each such opinion, subject to the assumptions and limitations set out therein, the Partnership Unitholder Consideration to be received by the Partnership Unitholders (other than the Purchaser, the Corporation and GP) in connection with the transactions contemplated by this Agreement is fair, from a financial point of view, to such Partnership Unitholders;

“Partnership Financial Statements” means, collectively, the Partnership Annual Financial Statements and the Partnership Interim Financial Statements;

“Partnership Interim Financial Statements” means the unaudited consolidated financial statements of the Partnership for the three month periods ended March 31, 2011 and 2010, together with the notes thereto;

“Partnership Management Agreements” means those Contracts listed in Schedule H attached hereto;

“Partnership Material Contracts” means all Contracts to which the Partnership or any of the Partnership Subsidiaries is a party or by which any of them is bound: (i) which provide for aggregate future payments by or to any of them in excess of $10 million in any 12-month period; (ii) which, if terminated, modified or if ceased to be in effect without the consent of the Partnership or any of the Partnership Subsidiaries, would have, or would reasonably be expected to have, a Material Adverse Effect in respect of the Partnership; (iii) under which the Partnership or any of the Partnership Subsidiaries directly or indirectly guarantees any liabilities or obligations of a third party in excess of $10 million in the aggregate; (iv) providing for the establishment, investment in, organization or formation of any joint ventures or partnerships or for the acquisition of any shares or securities of any Person (other than a Partnership Subsidiary); (v) which limits or restricts the Partnership or any Partnership Subsidiary from engaging in any line of business or in any geographic area in any material respect; (vi) with CPC or any Affiliate thereof (other than with the Partnership or any Partnership Subsidiary) that is controlled by CPC; (vii) which are indentures, credit agreements, security agreements, mortgages, promissory notes and other contracts relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset; (viii) which are PPAs, (ix) which are “material contracts” within the meaning of applicable Securities Laws; (x) under which a Partnership Facility procures 25% or more of its current fuel supply; (xi) any lease of a Partnership Facility; or (xii) that is otherwise material to the Partnership and its subsidiaries, considered as a whole;

“Partnership Meeting” means the special meeting of Partnership Unitholders, including any adjournment or postponement thereof, to be held to consider the Arrangement Resolution;

“Partnership Public Documents” means all documents and information filed by the Partnership under applicable Securities Laws on SEDAR since January 1, 2011 and accessible to the public on the SEDAR website as of the date hereof;

“Partnership Reorganization Agreements” means the NC Purchase Agreement and the Distribution Agreement;

“Partnership Subsidiaries” means all Subsidiaries of the Partnership, and which, for the purposes of this Agreement, shall not include NC LLC, New LLC, New LLC2, PERH or any Subsidiary of PERH;

“Partnership Support Agreements” means the support agreements dated the date hereof between the Purchaser and each of EPCOR, CPLP and CPC, which have been duly executed and delivered by the parties thereto in the forms set forth in Schedule C;

“Partnership Termination Fee” has the meaning ascribed thereto in Section 6.5;

“Partnership Unitholder Approval” has the meaning ascribed thereto in Section 2.4(b);

“Partnership Unitholders” means holders of Partnership Units;

“Partnership Units” means the limited partnership units of the Partnership;

“Partnership Unitholder Consideration” has the meaning ascribed thereto in Section 2.1(a);

“Pension Transfer Agreement” means the agreement dated the date hereof entered into among the Purchaser, CPC and Capital Power Operations (USA) Inc. providing for certain pension matters;

“PERC” means Primary Energy Recycling Corporation;

“PERC Agreements” means, together, (a) the amended and restated management agreement made as of August 24, 2009 among CPI USA Ventures LLC (as successor to EPCOR USA Ventures LLC), PERC, PERH, and Primary Energy Operations LLC and (b) the amended and restated securityholders’ agreement made as of August 24, 2009 among CPI USA Ventures LLC (as successor to EPCOR USA Ventures LLC), EPCOR USA Holdings LLC, PERC and PERH, and any amendments or other modifications thereto;

“PERH” means Primary Energy Recycling Holdings LLC;

“Permitted Encumbrances” means (a)(i) liens for taxes, assessments and governmental charges or levies not yet due and payable and for which appropriate provision has been made in accordance with GAAP, U.S. GAAP or IFRS, as the case may be, and (ii) encumbrances such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business (but excluding those not discharged in the ordinary course of business); (b) access agreements, servitudes, easements and rights of way relating to sewers, water lines, gas lines, pipelines, electric lines, telephone and cable lines, and other similar services or products; (c) zoning restrictions and other limitations imposed by any Governmental Entity having jurisdiction over real property; (d) reservations in federal patents; (e) as to properties comprising any portion of the facilities in which such Person(s) conducts its business which are leased, or otherwise held by contractual interest, the terms and conditions of the leases and other contracts pertaining thereto that have been provided to the Purchaser prior to the date of this Agreement; (f) customary rights of general application reserved to or vested in any Governmental Entity to control or regulate any interest in the facilities in which such Person(s) conducts its business; provided that such liens, encumbrances, exceptions, agreements, restrictions, limitations, contracts and rights (i) were not incurred in connection with any indebtedness and (ii) do not, individually or in the aggregate, have a material adverse effect on the value or materially impair or add material cost to the use of the subject property; and (g) the terms of the Partnership Material Contracts, the PERC Agreements, the Corporation Material Contracts and the Purchaser Material Contracts;

“Person” includes an individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement, substantially in the form and content of Schedule A attached hereto as such plan of arrangement may be amended or supplemented from time to time in accordance with the terms thereof and hereof;

“Pre-Acquisition Reorganization” has the meaning ascribed thereto in Section 4.20;

“Preferred Share Guarantees” means the guarantees of the Purchaser in respect of the preferred share obligations of CPEL, forms of which are set forth in Schedule J hereto to be effective immediately following completion of the Plan of Arrangement;

“PPAs” means power purchase agreements, energy supply agreements, electricity supply agreements, renewable energy supply agreements or electric power tolling agreements for power projects;

“Proposed Agreement” has the meaning ascribed thereto in Section 4.13(e);

“PUHCA” means the Public Utility Holding Company Act of 2005, enacted as part of the Energy Policy Act of 2005, Pub. L. No. 109-58, as codified at 42 U.S.C. § 16451, et seq., together with the regulations promulgated thereunder;

“Purchaser Acquisition Proposal” means a proposal or offer, oral or written, relating to any of the following (other than the transactions contemplated by this Agreement or the Arrangement): (i) any take-over bid, tender offer or exchange offer that, if consummated, would result in any Person, or group of Persons or shareholders of such Person(s) beneficially owning 20% or more of any class of voting or equity securities of the Purchaser; (ii) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Purchaser and/or the Purchaser Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenues, as applicable, of the Purchaser; (iii) any sale or acquisition, direct or indirect, of assets representing 20% or more of the consolidated assets or revenues of the Purchaser or which contribute 20% or more of the consolidated revenues of the Purchaser, or any lease, long-term supply agreement (other than in the ordinary course of business), exchange, mortgage, pledge or other arrangement having a similar economic effect, in a single transaction or a series of related transactions; or (iv) any sale or acquisition of beneficial ownership of 20% or more of the Purchaser Shares (or securities convertible or exchangeable into voting or equity securities of the Purchaser) or a majority of the voting or equity securities of any of the Purchaser Subsidiaries (or securities convertible or exchangeable into voting or equity securities of such Purchaser Subsidiaries) whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenues of the Purchaser or which contribute 20% or more of the consolidated assets or revenues of the Purchaser, or rights or interests therein or thereto in a single transaction or a series of related transactions;

“Purchaser Annual Financial Statements” means the audited consolidated financial statements of the Purchaser as at and for the years ended December 31, 2010 and 2009, together with the notes thereto and the auditors’ report thereon;

“Purchaser Board” means the board of directors of the Purchaser;

“Purchaser Circular” means the notice of meeting and management information circular, including all schedules, appendices and exhibits thereto, to be prepared and mailed to the Purchaser Shareholders in connection with the Purchaser Meeting, as may be amended, supplemented or otherwise modified;

“Purchaser Consents” means the Consents set forth in Schedule 3.3(b) to the Purchaser Disclosure Letter;

“Purchaser Data Site” means the electronic data room established and maintained by the Purchaser at https://services.intralinks.com/ui/flex/CIX.html?workspaceId=816445&defaultTab=documents the form and content available as of 9:00 p.m. (Mountain time) on the date immediately preceding the date hereof;

“Purchaser Disclosure Letter” means the disclosure letter executed by the Purchaser and delivered to the Partnership and the Corporation concurrently with the execution and delivery of this Agreement;

“Purchaser Financial Statements” means, collectively, the Purchaser Annual Financial Statements and the Purchaser Interim Financial Statements;

“Purchaser Interim Financial Statements” means the unaudited consolidated financial statements of Purchaser for the three month periods ended on March 31, 2011 and 2010, together with the notes thereto;

“Purchaser Material Contracts” means all Contracts to which the Purchaser or any of the Purchaser Subsidiaries is a party or by which any of them is bound: (i) which provide for aggregate future payments by the Purchaser or any Purchaser Material Subsidiary in excess of $10 million in any 12-month period; (ii) which, if terminated, modified or if ceased to be in effect without the consent of the Purchaser or any of the Purchaser Subsidiaries, would have, or would reasonably be expected to have, a Material Adverse Effect in respect of the Purchaser; (iii) under which the Purchaser or any of the Purchaser Material Subsidiaries directly or indirectly guarantees any liabilities or obligations of a third party in excess of $10 million in the aggregate; (iv) providing for the establishment, investment in, organization or formation of any joint ventures or partnerships (other than with a wholly owned Purchaser Subsidiary) or for the acquisition of any shares or securities of any Person (other than a Purchaser Subsidiary); (v) which limits or restricts the Purchaser or any Purchaser Material Subsidiary from engaging in any line of business or in any geographic area in any material respect; (vi) which are indentures, credit agreements, security agreements, mortgages, promissory notes and other contracts relating to indebtedness for borrowed money, (vii) which are PPAs; or (viii) which are “material contracts” within the meaning of applicable Securities Laws;

“Purchaser Material Subsidiaries” means Pasco Cogen, Ltd., Atlantic Path 15, LLC, Lake Cogen Ltd., Auburndale Power Partners, L.P. and Chambers Cogeneration Limited Partnership, Cadillac Renewable Energy, LLC, Idaho Wind Partners 1, LLC, Orlando Cogen Limited, L.P., Piedmont Green Power, LLC, Gregory Power Partners, L.P., Gregory Partners, LLC, Auburndale GP LLC and Epsilon Power Partners, LLC;

“Purchaser Meeting” means the special meeting of Purchaser Shareholders, including any adjournment or postponement thereof, to consider the Purchaser Share Issuance Resolution;

“Purchaser Note” means the non-interest bearing promissory note to be issued by the Purchaser in favour of CPLP in the principal amount of $121,405,211 as part of the Plan of Arrangement;

“Purchaser Opinions” means the opinions dated the date hereof to the Purchaser Board from TD Securities Inc. and Morgan Stanley & Co. LLC;

“Purchaser Public Documents” means all documents and information filed by the Purchaser under applicable Securities Laws on SEDAR or EDGAR since January 1, 2011 and accessible to the public on the SEDAR or EDGAR as of the date hereof;

“Purchaser Regulatory Approvals” means those Regulatory Approvals set forth in Schedule 3.3(c) to the Purchaser Disclosure Letter;

“Purchaser Share Issuance” means the issuance of Purchaser Shares pursuant to the Arrangement;

“Purchaser Share Issuance Resolution” means the ordinary resolution approving the issuance of the Purchaser Shares pursuant to the Arrangement, in accordance with the requirements of the Exchanges, to be considered by the Purchaser Shareholders at the Purchaser Meeting;

“Purchaser Shareholders” means the holders of the Purchaser Shares;

“Purchaser Shares” means the common shares in the capital of the Purchaser;

“Purchaser Subsidiaries” means all Subsidiaries of the Purchaser and Idaho Wind Partners 1, LLC, including the Purchaser Material Subsidiaries;

“Purchaser Termination Fee” has the meaning ascribed thereto in Section 6.4;

“PURPA” means the Public Utility Regulatory Policies Act of 1978;

“Qualifying Facility” means a “Qualifying Facility” as defined by Section 201 of PURPA and the rules set forth in 18 CFR Part 292;

“Regulatory Approvals” means authorizations, sanctions, rulings, consents, orders, exemptions, permits, declarations and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of, or filings with, or notices to, Governmental Entities, including the Key Regulatory Approvals;

“ROFL Termination Agreement” means the agreement to be entered into on the Effective Date between CPC and the Partnership providing for the termination of the existing rights of the first look held by the Partnership;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act (Alberta) and the rules, regulations and published policies made thereunder;

“Securities Authorities” means the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada, and the SEC;

“Securities Laws” means the Securities Act, together with all other applicable Canadian securities laws, rules and regulations and published policies thereunder, the U.S. Securities Act and the U.S. Exchange Act, together with the rules and regulations promulgated thereunder, and listing standards of the TSX and the NYSE;

“Securities Offerings” has the meaning ascribed in Section 4.11(a)(ii);

“Subsidiary” has the meaning ascribed thereto in National Instrument 45-106 — Prospectus and Registration Exemptions;

“Superior Proposal” means, with respect to the Partnership, any bona fide written Partnership Acquisition Proposal made by a third party that was not solicited by or on behalf of the Partnership after the date hereof, and that the GP Board, determines in good faith (after receipt of advice from its financial advisors and outside legal counsel) (i) is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such Partnership Acquisition Proposal and the party making such Partnership Acquisition Proposal; (ii) in respect of which any required financing to complete such Partnership Acquisition Proposal is committed or has been demonstrated to the satisfaction of the GP Board is reasonably available; (iii) which is available to all Partnership Unitholders on the same terms and conditions; (iv) which is not subject a due diligence and/or access condition (provided, however, that it may have been subject to such a condition which has been satisfied or irrevocably waived); (v) that did not result from a breach of Section 4.13 or 4.14; and (vi) which would, taking into account all of the terms and conditions of such Partnership Acquisition Proposal, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the Partnership Unitholders, from a financial point of view, than the Arrangement (including any adjustment to the terms and conditions of the Arrangement proposed by the Purchaser pursuant to Section 4.13(f)); provided that, for purposes of this definition, “Partnership Acquisition Proposal” shall have the meaning set forth above, except that the references in the definition thereof to “20% or more of the securities” shall be deemed to be references to “all of the securities” and references to “20% or more of the consolidated assets or revenues” shall be deemed to be references to “all of the consolidated assets or revenues”; provided, however, that any such transaction may involve the Partnership with or without the Partnership’s facilities in North Carolina or the entity that holds such assets and may involve a separate party purchasing any such assets;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as amended;

“Tax” or “Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a

Governmental Entity including (i) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, value added, severance, stamp, franchise, occupation, premium, capital stock, sales and use, real property, land transfer, personal property, ad valorem, transfer, licence, profits, windfall profits, environmental, payroll, employment, employer health, pension plan, anti-dumping, countervail, excise, severance, stamp, occupation, or premium tax, (ii) all withholdings for taxes on amounts paid to or by the relevant person, (iii) all employment insurance premiums, Canada, and any other pension plan contributions or premiums and worker’s compensation premiums and contributions, (iv) any fine, penalty, interest, or addition to tax, (v) any tax imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee, and (vi) any liability for any of the foregoing as a transferee, successor, guarantor, or by contract or by operation of Law;

“Tax Returns” means all reports, forms, elections, designations, schedules, statements, estimates, declarations of estimated Tax, information statements and returns required to be filed, or in fact filed, with a Governmental Entity with respect to Taxes;

“Transitional Services Agreement” means the agreement to be entered into as of the Effective Time among CPRPSLP, Capital Power Operations (USA) Inc. and the Purchaser providing for the provision to the Purchaser and its Subsidiaries of certain transitional services for certain periods of time following the Effective Time, reflecting the terms set forth in Schedule I hereto;

“TSX” means the Toronto Stock Exchange;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“U.S. GAAP” means accounting principles generally accepted in the United States of America; and

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

1.2                               Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, Paragraphs and Schedules and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “hereof”, “hereunder”, “herein” and similar expressions refer to this Agreement and not to any particular Article, Section, Paragraph, Schedule or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections, Paragraphs and Schedules are to Articles, Sections and Paragraphs of, and Schedules to, this Agreement.

1.3                               Number and Gender

In this Agreement, words importing the singular number include the plural and vice versa, and words importing any gender include all genders.

1.4                               Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5                               Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.6                               Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.7                               Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature required to be made shall be made in a manner consistent with GAAP.

1.8                               Rules of Construction

The Parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and the Parties agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party will not be applicable to the interpretation of this Agreement.

1.9                               Consents and Approvals

Any requirement in this Agreement for a Party to consent to or approve of an action taken or proposed to be taken by the other Party, or for a Party to be satisfied as to certain matters (including the conditions to closing contained herein), and any similar phrases, shall require the consent, approval or satisfaction of the GP Board in the case of the Partnership Entities.

1.10                        Knowledge

In this Agreement, references to “the knowledge of the Partnership” or to “the knowledge of the Partnership Entities” means the actual knowledge (and not constructive or imputed knowledge), in their capacity as officers of the GP, of each of Stuart Anthony Lee, Anthony Scozzafava and B. Kathryn Chisholm of the GP, after due inquiry, and references to “the knowledge of the Purchaser” means the actual knowledge (and not constructive or imputed knowledge), in their capacity as officers of the Purchaser, of each of Barry Welch and Paul Rapisarda, after due inquiry, and references to “the knowledge of the Corporation” means the actual knowledge (and not constructive or imputed knowledge), in their capacity as officers of the Corporation, of each of Stuart Anthony Lee and B. Kathryn Chisholm of the Corporation, after due inquiry.

1.11                        Public Documents

To the extent any of the representations and warranties contained in Article 3 are qualified by Partnership Public Documents or Purchaser Public Documents, such public documents shall be deemed to: (i) exclude any exhibits and schedules thereto, disclosures in the “Risk Factors” or “Forward Looking Statements” sections thereof or any other disclosure included in such documents that is cautionary, predictive or forward looking in nature; and (ii) only include those matters included therein solely to the extent that it is reasonably apparent from a reading of such disclosure that it is applicable to the matters referenced in such Section of Article 3.

1.12                        Schedules

The following Schedules are attached to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A                –                       Plan of Arrangement

Schedule B                  –                       Press Release

Schedule C                  –                       Partnership Support Agreements

Schedule D                 –                       Arrangement Resolution

Schedule E                   –                       List of CPC Agreements

Schedule F                   –                       Form of Distribution Agreement

Schedule G                  –                       Form of NC Purchase Agreement

Schedule H                 –                       List of Partnership Management Agreements

Schedule I                      –                       Term Sheet for Transitional Services Agreement

Schedule J                     –                       Forms of Preferred Share Guarantees

ARTICLE 2
THE ARRANGEMENT

2.1                               Plan of Arrangement

As soon as reasonably practicable following the date hereof, and on the terms and subject to the conditions set forth herein and in the Plan of Arrangement, the Partnership Entities, the Corporation and the Purchaser shall proceed to effect the Arrangement by way of a plan of arrangement under section 192 of the CBCA and in respect of which, on the terms and subject to the conditions contained herein and in the Plan of Arrangement:

(a)                                  Each Partnership Unitholder other than the Purchaser, the Corporation and GP shall receive at its election or deemed election for each one Partnership Unit held: (i) 1.3 Purchaser Shares or a cash payment equal to $19.40, all subject to adjustment as more particularly described in the Plan of Arrangement (the “Partnership Unitholder Consideration”);

(b)                                 EPCOR shall receive $1.00 for all of the Class A Corporation Shares (the “Class A Consideration”); and

(c)                                  CPLP shall receive for all of the Class B Corporation Shares (i) the Purchaser Note (which note shall subsequently be repaid and cancelled pursuant to the Plan of Arrangement); and (ii) at its election, either the amount of cash or the number of Purchaser Shares specified in the Plan of Arrangement, subject in each case to the adjustment described in Section 2.1(a), all as more particularly described in the Plan of Arrangement (the “Class B Consideration” and, together with the Partnership Unitholder Consideration and the Class A Consideration, the “Consideration”).

2.2                               Implementation Steps by the Partnership Entities and the Corporation

Each of the Partnership Entities and the Corporation covenants in favour of the Purchaser that it shall, jointly with the others:

(a)                                  subject to the terms of this Agreement, as soon as reasonably practicable following the date of execution of this Agreement, the receipt of all Regulatory Approvals under applicable Securities Laws relating to the Form S-4, and the preparation of the Partnership Circular and the Purchaser Circular, apply to the Court in a manner reasonably acceptable to the Purchaser under section 192 of the CBCA for the Interim Order and to take all steps necessary or reasonably desirable to prepare, file, proceed with and diligently prosecute such application;

(b)                                 subject to obtaining the Interim Order and such approvals as are required by the Interim Order and applicable Laws, take all steps necessary or reasonably desirable to prepare, file, proceed with and diligently prosecute the application to the Court for the Final Order;

(c)                                  subject to obtaining the Final Order, take all steps necessary or reasonably desirable to file the Articles of Arrangement with the Director; and

(d)                                 use take all steps necessary or reasonably desirable to obtain the Certificate of Arrangement from the Director.

2.3                               Partnership Meeting

Subject to the terms of this Agreement and receipt of the Interim Order, each of the Partnership Entities agrees and covenants in favour of the Purchaser that it shall:

(a)                                  in accordance with the terms of and the procedures contained in the Interim Order and applicable Law, duly call, give notice of, convene, hold and conduct the Partnership Meeting as soon as reasonably practicable following the date of execution of this Agreement, and the receipt of all Regulatory Approvals under applicable Securities Laws related to the Form S-4, to consider and, if deemed advisable, to approve the Arrangement and the Arrangement Resolution;

(b)                                 in consultation with the Purchaser, fix and publish a record date for the purposes of determining the Partnership Unitholders entitled to receive notice of and vote at the Partnership Meeting in accordance with the Interim Order;

(c)                                  except as required for quorum purposes or otherwise permitted under this Agreement, the Partnership Entities shall not adjourn (except as required by Law or by valid Partnership Unitholder action), postpone or cancel (or propose or permit the adjournment (except as required by Law or by valid Partnership Unitholder action), postponement or cancellation of) the Partnership Meeting without the Purchaser’s prior written consent;

(d)                                 (i) solicit proxies of Partnership Unitholders in favour of the Arrangement Resolution and against any resolution submitted by any other Partnership Unitholder, including, if so reasonably requested by the Purchaser, using the services of dealers and proxy solicitation services and permitting the Purchaser to otherwise assist the Partnership Entities in such solicitation, and take all other actions that are necessary or reasonably desirable to seek the approval of the Arrangement by the Partnership Unitholders, (ii) in the Partnership Circular, subject to the terms of this Agreement, recommend to holders of Partnership Units that they vote in favour of the Arrangement Resolution, and (iii) include in the Partnership Circular a statement that each director and executive officer of the Partnership Entities intends to vote all of his or her Partnership Units in favour of the Arrangement Resolution; and

(e)                                  advise the Purchaser as the Purchaser may reasonably request, and at least on a daily basis on each of the last 10 Business Days prior to the date of the Partnership Meeting, as to the aggregate tally of the proxies received in respect of the Arrangement Resolution.

2.4                               Interim Order

The application referred to in Section 2.2(a) shall request that the Interim Order provide, among other things:

(a)                                  for the class of persons to whom notice is to be provided in respect of the Arrangement (such class of persons being the Partnership Unitholders and the Corporation Shareholders), the Partnership Meeting (such class of persons being the Partnership Unitholders) and for the manner in which such notice is to be provided;

(b)                                 that the requisite approval for the Arrangement Resolution shall be (i) at least 66 2/3% of the votes cast on the Arrangement Resolution by Partnership Unitholders present in person or represented by proxy at the Partnership Meeting, and (ii) at least a majority of the votes cast on the Arrangement Resolution by Partnership Unitholders present in person or represented by proxy at the Partnership Meeting, after excluding the votes cast by those Persons whose votes are required to be excluded pursuant to MI 61-101 (the “Partnership Unitholder Approval”);

(c)                                  that, in all other respects, the terms, restrictions and conditions of the Partnership Agreement, including quorum requirements and all other matters, shall apply in respect of the Partnership Meeting;

(d)                                 for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(e)                                  that the Partnership Meeting may be adjourned or postponed from time to time in compliance with Section 4.19(b) by the Partnership Entities, without the need for additional approval of the Court;

(f)                                    that the record date for the Partnership Unitholders entitled to notice of and to vote at the Partnership Meeting will not change in respect or as a consequence of any adjournment(s) or postponement(s) of the Partnership Meeting; and

(g)                                 for such other matters as the Purchaser may reasonably require, subject to obtaining the prior consent of the Partnership Entities, such consent not to be unreasonably withheld or delayed.

2.5                               Final Order

If (a) the Interim Order is obtained, and (b) the Arrangement Resolution is passed at the Partnership Meeting by the Partnership Unitholders as provided for in the Interim Order and as required by applicable Law, the Partnership Entities shall as soon as reasonably practicable thereafter and in any event within two Business Days thereafter take all steps necessary or reasonably desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to section 192 of the CBCA.

2.6                               Filing Articles of Arrangement and Effective Date

No later than the third Business Day after the satisfaction or waiver (subject to applicable Laws) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Effective Date) set forth in Article 5, the Articles of Arrangement shall be filed by the Partnership Entities with the Director. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the CBCA. The Parties shall use their reasonable best efforts to cause the Effective Date to occur on or about December 15, 2011 or as soon thereafter as reasonably practicable and in any event by the Outside Date.

2.7                               Payment of Consideration

The Purchaser will, following receipt of the Final Order and prior to the filing by the Partnership Entities and the Corporation of the Articles of Arrangement with the Director, in accordance with the Plan of Arrangement, deliver or cause to be delivered to the Depositary on or prior to the Effective Date (a) sufficient funds to satisfy the cash consideration payable to the Partnership Unitholders and the Corporation Shareholders, pursuant to the Plan of Arrangement; and (b) sufficient Purchaser Shares to satisfy the Purchaser share consideration payable to the Partnership Unitholders and Corporation Shareholders, pursuant to the Plan of Arrangement.

2.8                               Closing

The completion of the transactions contemplated hereby and by the Arrangement will take place at the Calgary office of Fraser Milner Casgrain LLP, 15th Floor, Bankers Court, 850 — 2nd Street S.W., Calgary, AB T2P 0R8 at 8:00 a.m. (Mountain time) on the Effective Date, or such other time and place as may be agreed to by the Parties.

2.9                               Partnership Circular

Subject to compliance with Section 2.10, as soon as reasonably practicable after the execution and delivery of this Agreement, the Partnership Entities shall prepare the Partnership Circular together with any other documents required by the Securities Laws or other applicable Laws in connection with the Partnership Meeting to be filed and prepared by the Partnership Entities.  Subject to Section 2.3(a) and Section 2.10, as soon as reasonably practicable after the execution and delivery of this Agreement, the Partnership Entities shall, unless otherwise agreed by the Partnership Entities and the Purchaser, cause the Partnership Circular and such other documentation required in connection with the Partnership Meeting to be mailed to the Partnership Unitholders and filed in all jurisdictions where the same is required to be filed as required by the Interim Order and applicable Laws. The Partnership Circular shall include the unanimous recommendation of the GP Board that the Partnership Unitholders vote in favour of the Arrangement Resolution, subject to the terms of this Agreement, and a statement that each director and executive officer of each of the Partnership Entities intends to vote all of his or her Partnership Units in favour of the Arrangement Resolution, and shall include a copy of the Partnership Fairness Opinions.

2.10                        Preparation of Filings

(a)                                 The Parties shall co-operate in the preparation and filing of the Partnership Circular, and in the mailing of the Partnership Circular.  Each of the Partnership Entities shall provide the Purchaser and its representatives with a reasonable opportunity to review and comment on the Partnership Circular, including by providing on a timely basis a description of any information required to be supplied by the Purchaser for inclusion in the Partnership Circular, prior to it being printed and mailed to the Partnership Unitholders and filed with the applicable Securities Authorities in accordance with the Interim Order and applicable Laws and will accept the reasonable comments of the Purchaser and its legal counsel with respect to any such information required to be supplied by the Purchaser and included in the Partnership Circular and shall give reasonable consideration to comments of the Purchaser and its legal counsel in respect of any other matters in the Partnership Circular, provided that all information relating to the Purchaser, its Affiliates and the Purchaser Shares included in the Partnership Circular shall be in form and content satisfactory to the Purchaser. The Partnership Entities shall provide the Purchaser with a final copy of the Partnership Circular prior to mailing to the Partnership Unitholders.

(b)                                The Purchaser shall provide the Partnership Entities with any information for inclusion in the Partnership Circular that may be required under applicable Law and/or is reasonably requested by the Partnership Entities.

(c)                                 Each of the Partnership Entities shall ensure that the Partnership Circular, including all information incorporated by reference therein, complies with the Interim Order and all applicable Laws, and, without limiting the generality of the foregoing, that the Partnership Circular does not, at the time of mailing of the Partnership Circular, contain any untrue statement of a Material Fact or omit to state a Material Fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances under which they are made (other than with respect to any information relating to and provided by the Purchaser) and shall contain sufficient detail to permit the Partnership Unitholders to form a reasoned judgement concerning the matters to be placed before them at the Partnership Meeting.

(d)                                The Purchaser shall ensure that the information provided by it for inclusion in the Partnership Circular does not, at the time of the mailing of the Partnership Circular, contain any untrue statement of a Material Fact or omit to state any Material Fact required to be stated therein or that is necessary to make the statements contained therein not misleading in light of the circumstances under which they are made.

(e)                                 Each of the Parties shall promptly notify each other if at any time before the Effective Time it becomes aware that the Partnership Circular contains an untrue statement of a Material Fact or omits to state a Material Fact required to be stated therein or that is necessary to make the statements contained therein not misleading in light of the circumstances under which they are made, or that otherwise requires an amendment or supplement to the Partnership Circular, and the Parties shall co-operate in the preparation of such amendment or supplement as required or appropriate, and the Partnership Entities shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Partnership Circular to Partnership Unitholders and, if required by the Court or applicable Laws, file the same with the applicable Securities Authorities and as otherwise required.

(f)                                   Each of the Partnership Entities shall as soon as reasonably practicable inform the Purchaser of any requests or comments, whether written or oral, made by Securities Authorities in connection with the Partnership Circular. Each of the Parties will use all commercially reasonable efforts to cooperate with the other and to do all such acts and things as may be necessary in the manner contemplated in the context of the preparation of the Partnership Circular and use its respective commercially reasonable efforts to resolve all requests or comments made by Securities Authorities with respect to the Partnership Circular and any other required filings under applicable Securities Laws as soon as reasonably practicable after receipt thereof.

(g)                                Each of the Partnership Entities will inform the Purchaser as soon as reasonably practicable after it is aware of any written communication received from Partnership Unitholders in opposition to the Arrangement or the Arrangement Resolution.

(h)                                The Partnership Entities will give advance notice to the Purchaser of the Partnership Meeting and allow the Purchaser’s representatives and legal counsel to attend the Partnership Meeting.

(i)                                    Each of the Parties shall co-operate and use commercially reasonable efforts in good faith to take, or cause to be taken, all commercially reasonable actions, including the preparation of any applications for Regulatory Approvals and other orders, registrations, consents, filings, rulings, exemptions, no-action letters, circulars and approvals required in connection with this Agreement and the Arrangement and the preparation of any required documents, in each case as reasonably necessary to discharge their respective obligations under this Agreement, the Arrangement and the Plan of Arrangement and to complete any of transactions contemplated by this Agreement, including their obligations under applicable Laws. Each Party shall also use commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in such filings and to the identification in such filings of each such advisor.

2.11                        Court Proceedings

Each of the Partnership Entities and the Corporation will provide the Purchaser and its legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, including by providing on a timely basis a description of any information required to be supplied by the Purchaser for inclusion in such material, prior to the service and filing of that material, and will give reasonable consideration to all such comments of the Purchaser and its legal counsel.  Each of the Partnership Entities and the Corporation will ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement, the agreements that it contemplates and the Plan of Arrangement. In addition, each of the Partnership Entities and the Corporation agree that it will not object to legal counsel to the

Purchaser making submissions on behalf of the Purchaser on the application (and the hearing of the motion) for the Interim Order and the application (and the hearing of the motion) for the Final Order as such counsel considers appropriate, provided that the Partnership Entities and the Corporation are advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Agreement, the agreements that it contemplates and the Plan of Arrangement. Each of the Partnership Entities and the Corporation will also provide to legal counsel to the Purchaser on a timely basis copies of any notice and evidence served on it or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom. Subject to applicable Law, none of the Partnership Entities and the Corporation will file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing herein shall require the Purchaser to agree or consent to any increase in the consideration contemplated in connection with the Arrangement or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations set forth in any such filed or served materials or under this Agreement or the Arrangement. The Partnership Entities and the Corporation shall also provide to the Purchaser’s outside counsel on a timely basis copies of any notice of appearance or other Court documents served on any of the Partnership Entities and/or the Corporation in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by any of the Partnership Entities and/or the Corporation indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order.  Each of the Partnership Entities and the Corporation will also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Arrangement Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Date, any of the Partnership Entities and/or the Corporation is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, the Purchaser.

2.12                        Public Communications

The Parties agree to issue jointly a press release with respect to this Agreement and the Arrangement in the form set forth in Schedule B attached hereto promptly after its due execution. The Partnership Entities, the Corporation and the Purchaser agree to co-operate in the preparation of presentations, if any, to the Partnership Unitholders, the Purchaser Shareholders, investors, analysts and ratings agencies regarding the Arrangement prior to the making of such presentations and to advise, consult and cooperate with each other in issuing any press releases or otherwise making public statements with respect to this Agreement or the Arrangement. Each of the Partnership Entities, the Corporation and the Purchaser shall use all reasonable commercial efforts to enable the other Party to review and comment on all such press releases and disclosure prior to the release thereof; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make disclosure or filing required under applicable Laws, and if such disclosure is required and the other Party has not reviewed or commented on the disclosure, the Party making such disclosure shall use reasonable commercial efforts to give prior oral or written notice to the other Party, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure.

2.13                        Outside Date

The Parties covenant and agree that any Party may postpone the Outside Date for up to 30 days (in 10-day increments) if the consummation of the transactions contemplated hereby is delayed by (i) any appealable judgment rendered by a court of competent jurisdiction enforceable against the Partnership Entities, the Corporation or the Purchaser, (ii) the Parties not having obtained any Regulatory Approval that was not denied by a non-appealable decision of a Governmental Entity, or (iii) the Parties not having obtained any Consent required to be obtained hereunder, by giving written notice to the other Parties to such effect no later than 5:00 p.m. (Mountain time) on the date that is not less than five days prior to the original Outside Date (and any subsequent Outside Date); provided that such judgment is being appealed or such Regulatory Approval or Consent is being actively sought, as applicable.

2.14                        Meeting Coordination

The Partnership Entities and the Purchaser agree to use their commercially reasonable efforts to schedule the Partnership Meeting and the Purchaser Meeting on the same day, provided that the Purchaser Meeting shall be scheduled to occur prior to the Partnership Meeting.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1                               Representations and Warranties of the Partnership and GP

The Partnership and GP hereby jointly and severally represent and warrant to and in favour of the Purchaser as follows and acknowledge that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)                                 Board Approval.

(i)                                    Greenhill & Co. Canada Ltd. and CIBC World Markets Inc. have delivered oral opinions as to the Partnership Fairness Opinions to the GP Board to the effect that the consideration to be received under the Arrangement is fair from a financial point of view to the Partnership Unitholders; and

(ii)                                 the members of the GP Board entitled to vote, after consultation with their financial and legal advisors, have determined unanimously that the Arrangement is in the best interests of the Partnership and is fair to the Partnership Unitholders and have resolved unanimously to recommend to the Partnership Unitholders that they vote in favour of the Arrangement. The members of the GP Board entitled to vote have unanimously approved the Arrangement and the execution and performance of this Agreement.

(b)                                Organization, Standing and Power. Each of the Partnership Entities and the Partnership Subsidiaries has been duly incorporated, organized or formed (as the case may be) and is validly existing under the Laws of its jurisdiction of incorporation, organization or formation, and has all requisite partnership or corporate (as the case may be) power, capacity and authority to own, lease and operate its properties and assets and to carry on its business as presently owned, leased, operated and conducted. Each of the Partnership Entities and each of the Partnership Subsidiaries is duly registered and qualified to do business and is in good standing in each jurisdiction in which the character of its properties and assets, owned, leased, licensed or otherwise held, or the nature of its activities makes such registration or qualification, as applicable, necessary, except where the failure to be so registered or qualified, as applicable, would not, individually or in the aggregate, have a Material Adverse Effect on the Partnership, each of such jurisdictions being listed in Schedule 3.1(b) to the Partnership Entity Disclosure Letter. True and complete copies of the constating documents of each of the Partnership Entities and the Partnership Subsidiaries have been placed in the Data Site, and none of the Partnership Entities or the Partnership Subsidiaries has taken any action to amend or supersede such documents.

(c)                                 Authority; No Conflict. Each of the Partnership Entities has the requisite partnership or corporate (as the case may be) power, capacity and authority to enter into this Agreement and all other agreements and instruments to be executed by each of the Partnership Entities as contemplated by this Agreement, and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Agreement by each of the Partnership Entities and the performance by each of the Partnership Entities of its obligations hereunder and the completion by the Partnership Entities of the Arrangement have been duly authorized by the GP Board and except for obtaining the Partnership Unitholder Approval, no other partnership or corporate proceedings, as the case may be, on the part of either of the Partnership Entities are necessary to authorize this Agreement and the Arrangement. This Agreement has been duly authorized, executed and delivered by each of the Partnership Entities and constitutes a legal, valid and binding obligation of each of the Partnership Entities, enforceable against each of the Partnership Entities in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of a court). Except as disclosed in Schedule 3.1(c) to the Partnership Entity Disclosure Letter, the authorization, execution and delivery by each of the Partnership Entities of this Agreement and the performance by each of the Partnership Entities of its obligations hereunder and the completion by each of the Partnership Entities of the transactions contemplated hereby (including the Arrangement) will not:

(i)                                    violate, conflict with or result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or default under, and do not and will not conflict with, or give rise to any right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sell under, any term or provision of:

(A)                             the Partnership Agreement or the constating documents or by-laws or other comparable organizational documents of any of the Partnership Subsidiaries, or any resolutions of any of the directors, shareholders, unitholders or partners, as applicable, of the Partnership or any of the Partnership Subsidiaries, or any committee of any of them;

(B)                               the constating documents or by-laws of GP, or any resolutions of any of the directors or shareholders of GP, or any committee of any of them;

(C)                               any agreement, contract, indenture, deed of trust, mortgage, note, bond, instrument or Authorization to which the Partnership, GP or any of the Partnership Subsidiaries is a party or by which the Partnership, GP or any of the Partnership Subsidiaries is bound, except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect in respect of the Partnership Entities taken as a whole; or

(D)                              except for the Key Regulatory Approvals and the Partnership Entity Regulatory Approvals, any Law applicable to the Partnership, GP or any of the Partnership Subsidiaries, or any of their respective properties or assets (including, without limitation, the Securities Laws) except as would not, individually or in the aggregate have, or reasonably be expected to have, a Material Adverse Effect in respect of the Partnership Entities taken as a whole;

(ii)                                 give rise to any rights of first refusal or rights of first offer, trigger any change in control provisions or any similar provisions or restrictions or limitation under any agreement, contract, indenture, deed of trust, mortgage, note, bond, instrument or Authorization to which the Partnership, GP or any of the Partnership Subsidiaries is a party, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect in respect of the Partnership Entities taken as a whole;

(iii)                              give rise to any termination or acceleration of indebtedness or any rights or obligations under the CPEL Preferred Shares, or cause any third party indebtedness (including any amounts under the CPEL Preferred Shares) to come due before its stated maturity or cause any available credit to cease to be available;

(iv)                             except in respect of matters related to the Purchaser, result in the creation or imposition of any Encumbrance upon any of the property or assets of the Partnership, GP or any of the Partnership Subsidiaries, or restrict, hinder, impair or limit the ability of the Partnership, GP or any Partnership Subsidiary to conduct their respective businesses as and where it is now being conducted which would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect in respect of the Partnership Entities taken as a whole; or

(v)                                except pursuant to the Partnership Management Agreements, result in any material payment (including retention, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due from any of the Partnership Entities or any Partnership Subsidiary to any director, officer or employee of any of the Partnership, GP or any of the Partnership Subsidiaries, or increase any benefit payable to such director, officer or employee by the Partnership, GP or any of the Partnership Subsidiaries, or result in the acceleration of the time of payment or vesting of any such benefits.

The Partnership Entity Consents are the only consents and approvals required from, and notices required to, any third party under any Partnership Material Contract in order for the Partnership, GP and the Partnership Subsidiaries to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement (including the transactions contemplated under each of the Partnership

Reorganization Agreements, the Management Agreements Termination Agreement and the Management Agreement Assignment Agreement) and the Arrangement pursuant to the Plan of Arrangement except for consents and approvals which would not, individually or in the aggregate have, or reasonably be expected to have, a Material Adverse Effect in respect of the Partnership Entities taken as a whole.

(d)                                Regulatory Approvals. Other than the Interim Order, the Final Order, the Key Regulatory Approvals and the Partnership Entity Regulatory Approvals, and except as would not, individually or in the aggregate have, or reasonably be expected to have, a Material Adverse Effect in respect of the Partnership Entities taken as a whole or the ability of the Partnership Entities to consummate the transactions contemplated hereby, no Authorization, consent, sanction, ruling, order, exemption, permit, approval, authorization or declaration of, or filing with, or notice to, any Governmental Entity which has not been received and made and which may not be made after the Effective Date is necessary on the part of any of the Partnership Entities or any Partnership Subsidiary in connection with the execution and delivery by the Partnership Entities of this Agreement and the completion by the Partnership Entities of the transactions contemplated by this Agreement (including the transactions contemplated by the Partnership Reorganization Agreements, the Management Agreements Termination Agreement and the Management Agreement Assignment Agreement), the obligations of each of the Partnership Entities hereunder and under the Arrangement pursuant to the Plan of Arrangement.

(e)                                 Interest in the Partnership. GP is the sole general partner of the Partnership. GP beneficially owns 2,400 Partnership Units free and clear of all Encumbrances, except for Permitted Encumbrances and the Partnership Agreement.

(f)                                   Capital Structure. The authorized capital of the Partnership consists of an unlimited number of Partnership Units and an unlimited number of subscription receipts exchangeable into Partnership Units. As at the date hereof, there are 56,467,540 Partnership Units issued and outstanding as fully-paid and non-assessable units in the capital of the Partnership and no subscription receipts have been issued and are outstanding. The authorized capital of GP consists of an unlimited number of common shares and an unlimited number of first preference shares, in each case without nominal or par value. As at the date hereof, there are 61 common shares of GP issued and outstanding as fully-paid and non-assessable shares in the capital of GP, all of which are owned by the Corporation, and no first preference shares have been issued. CPEL is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares issuable in series, of which 432,088,196 common shares are issued outstanding as fully-paid and non-assessable shares in the capital of CPEL, all of which are owned by the Partnership and up to 5,750,000 Cumulative Redeemable Preferred Shares, Series 1, 4,000,000 Cumulative Rate Reset Preferred Shares, Series 2 and 4,000,000 Cumulative Floating Rate Preferred Shares, Series 3 have been authorized for issuance. As at the date hereof, there are 5,000,000 Cumulative Redeemable Preferred Shares, Series 1, 4,000,000 Cumulative Rate Reset Preferred Shares, Series 2 and no Cumulative Floating Rate Preferred Shares, Series 3 issued and outstanding.  Except as set forth in the Schedule 3.1(f) of the Partnership Entity Disclosure Letter, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by either of the Partnership Entities or CPEL of any securities of either of the Partnership Entities or CPEL (including Partnership Units, shares of GP and CPEL Preferred Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of either of the Partnership Entities or CPEL (including Partnership Units, shares of GP and CPEL Preferred Shares) or the Partnership Subsidiaries. All outstanding Partnership Units, shares of GP and CPEL Preferred Shares have been duly authorized and validly issued, are fully paid and non-assessable.  All securities of the Partnership, GP and CPEL (including the Partnership Units, shares of GP and CPEL Preferred Shares) have been issued in compliance with all applicable Laws and Securities Laws. There are no outstanding contractual or other obligations of the Partnership, GP, CPEL or any of the Partnership Subsidiaries to repurchase, redeem or otherwise acquire any of their securities or with respect to the voting or disposition of any outstanding securities of any of the Partnership Subsidiaries.  As at the date hereof, no order ceasing or suspending trading in securities of any of the Partnership, GP or CPEL nor prohibiting the sale of such securities has been issued and is outstanding against the Partnership, GP, CPEL or any of their directors or officers.

(g)                                Subsidiaries. Except as expressly set out in Section 3.1(e), GP does not own shares, units or any other form of equity or investment interest in any Person, except the Partnership.  GP does not have any Subsidiaries other than the Partnership (and Partnership Subsidiaries) and the Partnership is considered a Subsidiary of GP because the Partnership is a limited partnership and GP is the general partner of the Partnership. Except as disclosed in Schedule 3.1(g) to the Partnership Entity Disclosure Letter, neither the Partnership nor any Subsidiary of the Partnership owns shares, units or any other form of equity or investment interest in any Person, except in other Partnership Subsidiaries, NC LLC, New LLC, New LLC2 and PERH, and each of the Partnership Subsidiaries are disclosed in Schedule 3.1(g) of the Partnership Entity Disclosure Letter. Except as disclosed in Schedule 3.1(g) to the Partnership Entity Disclosure Letter, the Partnership beneficially owns, directly or indirectly, all of the issued and outstanding securities of each of its Subsidiaries free and clear of all Encumbrances, except for Permitted Encumbrances and restrictions on transfer contained in the constating documents of the Subsidiaries of the Partnership.  All of the outstanding shares or other equity securities or ownership interests in the capital of each of the Partnership’s Subsidiaries are: (i) duly authorized, validly issued, fully paid and non-assessable (and no such shares or other equity or ownership interests have been issued in violation of any pre-emptive or similar rights), and (ii) except as may be owned by the Partnership or any Partnership Subsidiary, there are no outstanding options, warrants, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to purchase or acquire, or securities convertible into or exchangeable for, any such shares of capital stock or other ownership interests in, or, except pursuant to the Partnership Reorganization Agreements and except as disclosed in Schedule 3.1(g) to the Partnership Entity Disclosure Letter, material assets or properties of, any of the Partnership Subsidiaries. Except with the Partnership or any Partnership Subsidiary and except for the Partnership Reorganization Agreements and this Agreement, there are no contracts, commitments, agreements, understandings, arrangements or restrictions which require any Partnership Subsidiary to issue, sell or deliver any shares in its capital or other ownership interests, or any securities or obligations convertible into or exchangeable for, any shares of its share capital or other ownership interests.  The

Partnership does not hold any equity interest in any Subsidiary, other than its interests in the Partnership Subsidiaries and NC LLC.

(h)                                Existing Commitments. Except as disclosed in Schedule 3.1(h) to the Partnership Entity Disclosure Letter or as contemplated by the Partnership Agreement or the Partnership Reorganization Agreements, (i) except for the Partnership or any Partnership Subsidiary, no Person has any agreement or option, or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option (including convertible or exchangeable securities or warrants) for the issuance of Partnership Units or shares of GP or any unissued interest in or securities of any kind in the Partnership or in GP or any of the Partnership Subsidiaries, and (ii) other than this Agreement, there is no agreement which grants to any Person the right to purchase or otherwise acquire any Partnership Units owned by GP.

(i)                                    Compliance with Laws. Except as disclosed in Schedule 3.1(i) of the Partnership Entity Disclosure Letter, to the knowledge of the Partnership Entities, each of the Partnership Entities and the Partnership Subsidiaries has conducted and is conducting its activities or business and the business and activities of the Partnership Facilities in compliance with all applicable Laws (including without limitation those of the country, province, state and municipality in which such entity carries on business or conducts its activities), except as would not, individually or in the aggregate, have a Material Adverse Effect in respect of the Partnership Entities taken as a whole. None of the Partnership, GP or any of the Partnership Subsidiaries has received any written notices or other correspondence from any Governmental Entity regarding any circumstances that have existed or currently exist which would reasonably be expected to lead to a loss, suspension, or modification of, or a refusal to issue, any Authorization relating to its activities which would reasonably be expected to restrict, curtail, limit or adversely affect the ability of the Partnership, GP or any of the Partnership Subsidiaries to operate their respective businesses except in each case as would not, individually or in the aggregate, have a Material Adverse Effect in respect of the Partnership Entities taken as a whole.

(j)                                    Permits and Licenses. Except as disclosed in Schedule 3.1(j) of the Partnership Entity Disclosure Letter, each of the Partnership Entities, the Partnership Subsidiaries and the Partnership Facilities has or has the benefit of all Authorizations required or necessary to conduct its business and activities as currently conducted, and all such Authorizations are in full force and effect and in good standing and the Partnership, GP and each of the Partnership Subsidiaries and the Partnership Facilities are in material compliance with their requirements except in each case as would not, individually or in the aggregate, have a Material Adverse Effect in respect of the Partnership Entities taken as a whole. There has been no violation of any such Authorizations and, to the knowledge of the Partnership, no proceeding is pending or threatened to revoke, modify, cancel, suspend or limit any such Authorizations or to add any conditions of compliance except in each case as would not, individually or in the aggregate, have a Material Adverse Effect in respect of the Partnership Entities taken as a whole.

(k)                                 Canadian Securities Laws; TSX Requirements. Each of the Partnership and CPEL is a “reporting issuer” under applicable Canadian Securities Laws and is not in default of any material requirements of any applicable Canadian Securities Laws. The Partnership,

CPEL and the Partnership Subsidiaries have been and are now in compliance, in all material respects, with all applicable Canadian Securities Laws and there are no current, or, to the knowledge of the Partnership, pending or threatened proceedings before any Securities Authority or other Governmental Entity relating to any alleged non-compliance with any Securities Laws. The Partnership Units and the CPEL Preferred Shares are listed on the TSX, and neither the Partnership nor CPEL is in default, in any material respect, of any requirements of the TSX. As at the date hereof, no order, ruling or determination having the effect of delisting, suspending the sale or ceasing the trading of the Partnership Units, the CPEL Preferred Shares or any securities of GP or of any Partnership Subsidiary has been issued or made by any Securities Authority or the TSX or any other regulatory authority and is continuing in effect and, to the knowledge of the Partnership, at the date hereof, no investigation, inquiry or proceedings (formal or informal) for any purpose have been, instituted or are pending or threatened by any such authority.

(l)                                    Partnership Public Documents and CPEL Public Documents. Each of the Partnership and CPEL has filed all documents required to be filed by it in accordance with applicable Securities Laws with the Securities Authorities and the TSX. Each of the documents filed by the Partnership or CPEL under applicable Securities Laws on SEDAR since January 1, 2011 and prior to the date hereof and accessible to the public on the SEDAR website as of the date hereof, at the time filed (or, if amended, as of the date of such amendment), complied in all material respects with the requirements of applicable Securities Laws and the TSX (and any amendments to any of such documents, as the case may be, required to be made have been filed on a timely basis with the Securities Authorities and the TSX) and did not contain any untrue statement of a Material Fact or omit to state a Material Fact required to be stated therein or necessary to make the statement therein not misleading in light of the circumstances under which it was made. Neither the Partnership nor CPEL has filed any confidential material change report with any Securities Authority which, as of the date hereof, remains confidential.

(m)                              Partnership Financial Statements. Except as disclosed in Schedule 3.1(m) to the Partnership Entity Disclosure Letter, the Partnership Financial Statements (i) are in accordance with the books, records and accounts of the Partnership and the Partnership Subsidiaries, (ii) are true and correct and present fairly the consolidated financial position of the Partnership and the Partnership Subsidiaries for the periods ended on, and as at, the dates indicated therein, (iii) have been prepared in accordance with, in the case of the Partnership Annual Financial Statements, GAAP consistently applied and, in the case of the Partnership Interim Financial Statements, IFRS, and (iv) present fairly the financial position, results of operations and changes in financial position of the Partnership on a consolidated basis as at the dates thereof and for the periods indicated thereon except in each case as otherwise indicated by the Partnership Financial Statements and the notes thereto or, in the case of the Partnership Annual Financial Statements, in the related report of the Partnership’s independent auditor and in the case of the Partnership Interim Financial Statement, subject to normal year end audit adjustments.

(n)                                GP Financial Statements. Except as disclosed in Schedule 3.1(n) to the Partnership Entity Disclosure Letter, the GP Financial Statements (i) are in accordance with the books, records and accounts of GP, (ii) are true and correct and present fairly the financial position of GP for the periods ended on, and as at, the dates indicated therein, (iii) have been prepared in accordance with GAAP or IFRS consistently applied, and (iv) present fairly the financial position, results of operations and changes in financial position of GP as at the dates thereof and for the periods indicated thereon, except in each case as otherwise indicated in the GP Financial Statements.

(o)                                Absence of Certain Changes. Except as disclosed in Schedule 3.1(o) to the Partnership Entity Disclosure Letter, and except as contemplated in the Partnership Material Contracts, the Partnership Reorganization Agreements or this Agreement, since the date of the Partnership Annual Financial Statements,

(i)                                    there has not been any event, circumstance or occurrence which has had or is reasonably likely to give rise to a Material Adverse Effect in respect of the Partnership;

(ii)                                 there has not occurred any adverse Material Change except as disclosed in the Partnership Public Documents, in the business, operations or capital of the Partnership and the Partnership Subsidiaries taken as a whole;

(iii)                              there has not been any event, circumstances or occurrence which has had or is reasonably likely to give rise to a Material Adverse Effect in respect of GP;

(iv)                             there has not occurred any adverse Material Change in the business, operations or capital of GP;

(v)                                the Partnership, GP and the Partnership Subsidiaries have conducted their respective businesses only in the ordinary course of business;

(vi)                             except for a change from GAAP to IFRS, there has not been any change in the accounting practices used by any of the Partnership Entities and its Subsidiaries;

(vii)                          there has not been any acquisition or sale by the Partnership, GP or any of the Partnership Subsidiaries of any material property or assets; and

(viii)                       there has not been any redemption, repurchase or other acquisition of Partnership Units by the Partnership, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Partnership Units.

(p)                                Records. The corporate records and minute books of GP, the Partnership and the Partnership Subsidiaries have been maintained in accordance with all applicable Laws in all material respects, are complete and accurate in all material respects and contain minutes of all meetings and resolutions of the directors, trustees, shareholders, unitholders or partners, as applicable, or any committee of any of them, except for minutes of meetings of the GP Board and any and all committees thereof relating to the Partnership’s sale process and except for meetings for which minutes have not yet been prepared. The financial books and records and accounts of GP, the Partnership and the Partnership Subsidiaries (i) except for such books, records and accounts related to the Partnership Interim Financial Statements, have been maintained in accordance with good business practices, applicable Laws and GAAP on a basis consistent with prior years; (ii) in the case of such books, records and accounts related to the Partnership Interim Financial Statements, have been maintained in accordance with good business practices, applicable Laws and IFRS; (iii) are stated in reasonable detail and accurately and fairly reflect the material transactions, acquisitions and dispositions of the assets of the Partnership and the Partnership Subsidiaries; and (iv) accurately and fairly reflect the basis for the Partnership Financial Statements; provided, however, that the foregoing is qualified by the knowledge of the Partnership for periods prior to the date the applicable Partnership Subsidiary became owned by the Partnership.

(q)                                Assets and Undertakings. The only material assets of GP consist of 2,400 Partnership Units and the general partner interest in the Partnership. The only business of GP is that of general partner of the Partnership. Each of the Partnership and the Partnership Subsidiaries has good and valid title to all of its material assets and undertakings, free and clear of all Encumbrances, except for Permitted Encumbrances, as set out in Schedule 3.1(q) to the Partnership Entity Disclosure Letter, restrictions on transfer contained in the constating documents of the Partnership Subsidiaries or NC LLC and except where the failure to have good title would not have, individually or in the aggregate, a Material Adverse Effect in respect of the Partnership Entities taken as a whole.

(r)                                   Operation of Partnership Facilities.

(i)                                    Schedule 3.1(r)(i) to the Partnership Entity Disclosure Letter includes a complete list of all of the Partnership Facilities. The information the Partnership has made available to the Purchaser and its Agents in the Data Site relating to the historical operation of the Partnership Facilities is true and correct in all material respects.

(ii)                                 Each of the Partnership Entities and the Partnership Subsidiaries owns, leases or otherwise has the right (including those rights by way of licenses, easements and rights of way, including those by which any Partnership Facility is connected to the local energy transmission and/or distribution system) to use all real property, including all fixtures and improvements situated thereon, and, except as disclosed in Schedule 3.1(r)(ii) of the Partnership Entity Disclosure Letter, owns, leases or otherwise has the right to use all equipment and personal property, tangible and intangible, in each case which is used in the operations of the business of such entity and which is necessary to conduct the business of the related Partnership Facility in the manner in which it is presently conducted except where the failure to so own, lease or have the right to use would not have, individually or in the aggregate, a Material Adverse Effect in respect of the Partnership.

(s)                                 Material Contracts. True and complete copies of the Partnership Material Contracts and the GP Material Contracts have been placed in the Data Site. All of such Partnership Material Contracts and GP Material Contracts are (i) valid and binding obligations of the Partnership, the Partnership Subsidiaries or GP, as applicable, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction and are in good standing; (ii) except where they expire in accordance with their terms, in full force and effect, and the Partnership, GP or the Partnership Subsidiaries are entitled to all rights and benefits thereunder in accordance with the terms thereof; (iii) none of the Partnership or the Partnership Subsidiaries or GP have waived any rights under any such Partnership Material Contract or GP Material Contract; and (iv) subject to obtaining the Partnership Entity Consents, no default exists under and no event has occurred which, after notice or lapse of time or both, or otherwise, would constitute a default under or breach, by the Partnership, any of the Partnership Subsidiaries, GP or trigger a right of termination of any of such contracts or, to the knowledge of the Partnership Entities, by any other person, of any obligation, agreement, covenant or condition contained in any such Partnership Material Contract or GP Material Contract except in each case as would not result in a Material Adverse Effect in respect of the Partnership Entities taken as a whole. As at the date hereof, none of the Partnership, GP or any of the Partnership Subsidiaries has received written notice that any party to a Partnership Material Contract or GP Material Contract intends to cancel, terminate or otherwise modify or not renew such contract, and to the knowledge of the Partnership Entities, no such action has been threatened.

(t)                                   Litigation. Except as disclosed in Schedule 3.1(t) to the Partnership Entity Disclosure Letter, there is no claim, action, suit, proceeding, administrative action, regulatory action or investigation which has been commenced or, to the knowledge of the Partnership, is pending or threatened against or affecting the Partnership Entities or any of the Partnership Subsidiaries or any of their respective assets or properties, or to which any of the Partnership Entities or any of the Partnership Subsidiaries is a party or to which any property or assets of the Partnership Entities or any of the Partnership Subsidiaries is subject, at Law or in equity, before or by any Governmental Entity, which, individually or in the aggregate, if determined adversely to any of the Partnership Entities or any of the Partnership Subsidiaries, as the case may be, has or would reasonably be expected to result in a Material Adverse Effect in respect of the Partnership Entities taken as a whole.

(u)                                Environmental Matters.  Except as disclosed in the Environmental Report or the Partnership Public Documents or as would not have or result in a Material Adverse Effect in respect of the Partnership, to the knowledge of the Partnership:

(i)                                    none of the Partnership, any Partnership Subsidiary or any Partnership Facility is in material violation of any Environmental Laws;

(ii)                                 there are no pending or, to the knowledge of the Partnership, threatened, administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, orders, notices of non-compliance, infraction or violation, prosecution, investigation or proceedings relating to any Environmental Law against the Partnership, any of the Partnership Subsidiaries or the Partnership Facilities;  and

(iii)                              the Partnership has made available to the Purchaser all material third part audits, assessments and reports with respect to environmental matters in respect of the Partnership, each Partnership Subsidiary and each Partnership Facility in its possession.

(v)                                 Partnership Benefit Plans.

(i)                                   To the knowledge of the Partnership, the only entities that supply labourers and/or operations and maintenance services in any material respect to the Partnership or Partnership Subsidiaries are and, since July 1, 2009 have been, Capital Power Corporation and Capital Power Operations (USA) Inc.

(ii)                                Neither of the Partnership Entities nor any of the Partnership Subsidiaries has any employees or Benefit Plans.  The officers and directors of the Corporation are listed in Schedule 3.1(v) to the Partnership Entity Disclosure Letter.

(iii)                             Except as disclosed in Schedule 3.1(v) to the Partnership Entity Disclosure Letter to the knowledge of the Partnership Entities, no person has applied to have a Partnership Entity or any of the Partnership Subsidiaries declared a related employer or successor employer pursuant to applicable labour Laws.

(iv)                            Within the six years preceding the date of this Agreement, none of the Partnership Entities, the Partnership Subsidiaries nor any ERISA Affiliate of any of the foregoing has incurred any liability under Subtitle C or D of Title IV of ERISA with respect to any “single-employer plan” within the meaning of ERISA Section 4001(a)(15), currently or formerly maintained by the Partnership Entities, the Partnership Subsidiaries or any ERISA Affiliate of any of the foregoing.

(v)                               None of the Partnership Entities, the Partnership Subsidiaries nor any ERISA Affiliate of any of the foregoing has incurred within the six years preceding the date of this Agreement, nor will they incur as a result of the transactions contemplated by this Agreement, any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any “multiemployer plan” within the meaning of ERISA Section 4001(a)(3).

(vi)                            None of the Partnership Entities, the Partnership Subsidiaries nor any ERISA Affiliate of any of the foregoing has engaged in, nor is it a successor or parent corporation to an entity that has engaged in, a transaction described in ERISA Section 4069(a) or 4212(c); nor will this transaction result in a transaction described in ERISA Section 4069(a) or 4212(c).

(vii)                         No act or omission has occurred (or will occur as a result of the transactions contemplated by this Agreement) and no conditions exists with respect to any Benefit Plan currently or previously contributed to, maintained or administered by the Partnership Entities, the Partnership Subsidiaries or any ERISA Affiliate of any of the foregoing that would subject the Partnership Entities or the Partnership Subsidiaries (or the assets of any such Benefit Plan) to any material fine, penalty, tax or liability of any kind imposed under ERISA, the Code or other applicable Law (other than routine claims for benefits accrued under such Benefit Plans).

(viii)                      Except as disclosed in Schedule 3.1(v) to the Partnership Entity Disclosure Letter, within the six years preceding the date of this Agreement, none of the Partnership Entities, the Partnership Subsidiaries nor any ERISA Affiliate of any

of the foregoing has maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any current or former employee benefit plan that is or has been subject to Title IV of ERISA (including any “multiemployer plan” within the meaning of ERISA Section 4001(a)(3)).

(w)                               Intellectual Property.  Except as disclosed in Schedule 3.1(w) to the Partnership Entity Disclosure Letter, each of the Partnership Entities and the Partnership Subsidiaries own or possesses adequate right, title and interest in and to all Intellectual Property necessary to conduct its business as currently conducted.  The Intellectual Property owned by the Partnership Entities or the Partnership Subsidiaries and currently used to conduct their respective businesses, including the operation of the Partnership Facilities, does not, to the knowledge of the Partnership Entities, conflict with, misappropriate or infringe upon or otherwise violate in any material respect any intellectual property rights of any other Person, and, to the knowledge of the Partnership Entities, none of the Partnership Entities or the Partnership Subsidiaries have received any written notice alleging any such conflict, misappropriation, infringement or violation.

(x)                                   Tax Matters.  Except as disclosed in Schedule 3.1(x) to the Partnership Entity Disclosure Letter:

(i)                                   each of the Partnership Entities and the Partnership Subsidiaries has (A) filed all material Tax Returns required to be filed within the prescribed time and all such Tax Returns are complete and correct in all material respects; (B) paid all material Taxes which are due and payable as shown on such Tax Returns or on subsequent assessments with respect thereto; and (C) made adequate and timely payment of all material instalments of the Taxes;

(ii)                                each of the Partnership Entities and each Partnership Subsidiary has paid all material Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity and each of the Partnership Entities has provided adequate accruals in accordance with GAAP in the case of the GP Financial Statements and the Partnership Annual Financial Statements, and IFRS in the case of the Partnership Interim Financial Statements for any material Taxes for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns; and since such publication date, no material liability in respect of Taxes not reflected in such financial statements or otherwise provided has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business;

(iii)                             each of the Partnership Entities and each Partnership Subsidiary has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by applicable Law to be remitted by it, except in each case where such amounts are immaterial;

(iv)                            neither of the Partnership Entities nor any Partnership Subsidiary is a party to any agreement or other arrangement, or any waiver, providing for any extension of time within which: (A) to file any Tax Return covering any Taxes; (B) to file any elections, designations or similar filings relating to Taxes; (C) either of the Partnership Entities or any Partnership Subsidiary is required to pay or remit any Taxes or amounts on account of Taxes; or (D) any Governmental Entity may assess or collect Taxes for which either of the Partnership Entities or any Partnership Subsidiary is or may be liable;

(v)                               neither of the Partnership Entities nor any Partnership Subsidiary is a party to any tax sharing, tax indemnity or tax allocation agreement or arrangement;

(vi)                              other than ordinary course audits and claims, there are no proceedings, investigations, assessments, reassessments, audits or claims in progress or, to the knowledge of the Partnership Entities, pending or threatened against the Partnership Entities or any Partnership Subsidiary in respect of Taxes and no material deficiencies have been asserted in writing by any Governmental Entity with respect to Taxes of the Partnership Entities or any Partnership Subsidiary that have not yet been settled;

(vii)                         the Partnership Entities have made available to the Purchaser copies of: (A) all Tax Returns relating to the Taxes of the Partnership Entities or any Partnership Subsidiary that have been filed since January 1, 2009; and (B) copies of all of its material correspondence with any Governmental Entity with respect to Taxes since January 1, 2009;

(viii)                        neither of the Partnership Entities nor any Partnership Subsidiary is the subject of a Tax ruling, or is a party to any agreement, waiver or other arrangement with any Government Entity respecting Taxes payable by it or Tax Returns required to be filed by it or statute of limitations with respect to Taxes;

(ix)                              none of sections 69, 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act or any equivalent provision of any Tax legislation of any province or any other jurisdiction, have applied to the Partnership Entities or any Partnership Subsidiary, none of such provisions will apply to the elimination of any of the payables or other indebtedness shown on the Partnership Financial Statements or the GP Financial Statements as being owed to the Partnership Entities or such Partnership Subsidiary or GP, as the case may be, (as such amounts may change or have changed from time to time), and to the knowledge of the Partnership Entities, there are no circumstances which could, in themselves, result in the application of any such provisions to any of the Partnership Entities or the Partnership Subsidiaries for taxation years ending after the Effective Date;

(x)                                 each of the Partnership Entities and the Partnership Subsidiaries and any non-resident person with whom any of them was not dealing at arm’s length during a taxation year (or portion thereof) ending on or before the Effective Date, has made or obtained records or documents that in all material respects meet the requirements of subsection 247(4) of the Tax Act and any equivalent provision of any Tax legislation of any other relevant jurisdiction;

(xi)                              each of the Partnership Entities and the Partnership Subsidiaries has duly and timely collected all amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial, state and local taxes, required by applicable Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by applicable Laws to be remitted to it, except in each case where such amounts are immaterial;

(xii)                         no Partnership Entity or Partnership Subsidiary has, directly or indirectly, transferred property to or supplied services to, or acquired property or services from, any Person with whom it was not dealing at arm’s length (for the purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of such property or services;

(xiii)                        there are no Encumbrances for Taxes, other than Permitted Encumbrances, on any of the assets of any Partnership Entity or Partnership Subsidiary;

(xiv)                       prior to the date hereof, there has never been a change of control of CPEL for the purposes of the Tax Act or any other Law;

(xv)                          CPEL has not made an “excessive eligible dividend designation” (as defined in subsection 89(1) of the Tax Act) and its “low rate income pool” (as defined in subsection 89(1) of the Tax Act) is nil;

(xvi)                       no claim has ever been made by or is expected from any Governmental Entity in a jurisdiction in which any Partnership Entity or any Partnership Subsidiary does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. None of the Partnership Entities or Partnership Subsidiaries is required to file a Tax Return in any jurisdiction in which it has not previously filed a Tax Return;

(xvii)                    for the purposes of the Tax Act and any other relevant Tax purposes:

(A)                              GP is resident in Canada and is not resident in any other country; and

(B)                                each of the Partnership Subsidiaries is resident in the country in which it was formed, and is not resident in any other country;

(xviii)               to the knowledge of the Partnership Entities, each of Coastal Rivers Power Limited Partnership and NW Energy (Williams Lake) Limited Partnership has at all times since September 1, 2005 been a “Canadian partnership” as defined in subsection 102(1) of the Tax Act;

(xix)                       the definition of “SIFT partnership” in subsection 197(1) of the Tax Act did not apply to the Partnership for a taxation year of the Partnership that ended before 2011;

(xx)                          the membership interests in NC LLC are “excluded property” of CPI USA Holdings LLC, as defined for purposes of subsection 95(1) of the Tax Act;.

(xxi)                       Schedule 3.1(x)(xxi) to the Partnership Entity Disclosure Letter accurately lists the U.S. federal income tax classification of each Partnership Subsidiary that is required to file Tax Returns in the U.S. or any State thereof;

(xxii)                    for U.S. federal income tax purposes, no limitation under Sections 382 or 384 of the Code currently applies to the net operating losses or built in losses of any Partnership Entity or Partnership Subsidiary;

(xxiii)                 no Partnership Entity or Partnership Subsidiary (i) has ever been a member of an affiliated group of corporations filing a consolidated United States federal income Tax Return, and (ii) has any liability for Taxes of any other Person under United States Treasury Regulations Section 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee or successor, by contract, or otherwise;

(xxiv)                no Partnership Entity or Partnership Subsidiary has been notified of, or has any knowledge of its participation in a transaction that is described as a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b);

(xxv)                   each Partnership Entity and Partnership Subsidiary has complied with all tax reporting requirements under Sections 6038A, 6038B, 6038C, 6038D, or 6039C of the Code;

(xxvi)                no Partnership Entity or Partnership Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code; and

(xxvii)             no Partnership Entity or Partnership Subsidiary will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Effective Date, (B) agreement or other arrangement executed on or prior to the Effective Date, including any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of the taxation legislation of any other jurisdiction), (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of the taxation legislation of any other jurisdiction), (D) installment sale or open transaction disposition made on or prior to the Effective Date, (E) prepaid amount received on or prior to the Effective Date, or (F) any election, designation or similar filing related to Taxes, including any election under Section 108(i) of the Code.

(y)                                 Fees. Except as disclosed in Schedule 3.1(y) to the Partnership Entity Disclosure Letter, none of any of the Partnership Entities or the Partnership Subsidiaries will be liable, directly or indirectly, for the fees, commissions or expenses of any broker, finder, investment banker or other similar agent in connection with the Arrangement.

(z)                                   Regulatory Status. Each Partnership Subsidiary selling electric power at wholesale in the United States either (i) in all material respects meets the requirements for, and has been determined by FERC to be, an Exempt Wholesale Generator and has Market-Based Rate Authorization, (ii) generates such electric power only at Partnership Facilities that are Qualifying Facilities, or (iii) has Market-Based Rate Authorization and owns no facilities for the generation of electric power.  Each Partnership Subsidiary selling electric power at wholesale outside the United States is a Foreign Utility Company within the meaning of PUHCA. The Partnership is a holding company solely with respect to Qualifying Facilities, Exempt Wholesale Generators, or Foreign Utility Companies within the meaning of PUHCA; and the Partnership and the Partnership Subsidiaries are exempt from regulation under Section 1264 of PUHCA.  The Partnership has no knowledge of any facts that are reasonably likely to cause any Partnership Subsidiary to lose its status as a Qualifying Facility, an Exempt Wholesale Generator, or a Foreign Utility Company, or its Market-Based Rate Authorization.  Except as disclosed in Schedule 3.1(z) to the Partnership Entity Disclosure Letter, each Partnership Subsidiary has, been and is in compliance, in all material respects, with applicable NERC registration requirements and reliability standards.  Neither the Partnership nor, except as described in the Partnership Entity Disclosure Letter, any of the Partnership Subsidiaries, is subject to regulation as a public utility or public service company (or similar designation) by any state of the United States or any municipality or any political subdivision of the United States.

(aa)                            Internal Controls and Financial Reporting. The Partnership has (i) designed disclosure controls and procedures to provide reasonable assurance that material information relating to the Partnership, including the Partnership Subsidiaries, is made known to the Chief Executive Officer and Chief Financial Officer of the Partnership on a timely basis, particularly during the periods in which the annual or interim filings are being prepared; (ii) designed internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP or IFRS; (iii) has evaluated the effectiveness of the Partnership’s disclosure controls and procedures and has disclosed in its management’s discussion and analysis its conclusions about the effectiveness of its disclosure controls and procedures; and (iv) has evaluated the effectiveness of the Partnership’s internal control over financial reporting and has disclosed in its management’s discussion and analysis, its conclusions about the effectiveness of internal control over financial reporting and, if applicable, the necessary disclosure relating to any material weaknesses. To the knowledge of the Partnership, prior to the date of this Agreement:

(i)                                     there are no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of the Partnership that could reasonably be expected to adversely affect the Partnership’s ability to record, process, summarize and report financial information; and

(ii)                                  there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of the Partnership. Since January 1, 2008, the Partnership has received no: (x) complaints from any source regarding accounting, internal accounting controls or auditing matters; or (y) expressions of concern from employees of the Partnership or any Partnership Subsidiary regarding questionable accounting or auditing matters.

(bb)                          No Undisclosed Liabilities. Except as disclosed in Schedule 3.1(bb) to the Partnership Entity Disclosure Letter, the Partnership Entities and the Partnership Subsidiaries have no outstanding indebtedness, liability or obligation (including liabilities or obligations to fund any operations or work, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, and are not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person, other than: (i) those set forth or adequately provided for in the balance sheets included in the Partnership Financial Statements (the “Partnership Balance Sheets”) or disclosed in the notes thereto; (ii) those incurred in the ordinary course of business and not required to be set forth in the Partnership Balance Sheets under GAAP or IFRS, as applicable; (iii) those incurred in the ordinary course of business since the date of the Partnership Balance Sheets or as contemplated by this Agreement; (iv) those set forth in the Partnership Material Contracts, the Partnership Management Agreements or the PERC Agreement; (v) those to any Partnership Entity, a Partnership Subsidiary or NC LLC;  and (vi) those incurred in connection with the transactions contemplated hereby, including the Partnership Reorganization Agreements, the Management Agreements Termination Agreement and the Management Agreement Assignment Agreement.

(cc)                            Related Party Transactions. Except as disclosed in the Partnership Public Documents, the Partnership Material Contracts, the Partnership Management Agreements, the GP Material Contracts, the Partnership Reorganization Agreements and the other agreements contemplated hereby, including the ROFL Termination Agreement, there are no Contracts or other transactions currently in place between any of the Partnership Entities or their Subsidiaries, on the one hand, and: (i) any officer or director of any of the Partnership Entities or their Subsidiaries; (ii) any holder of record or beneficial owner of 10% or more of the Partnership Units; and (iii) any Affiliate or associate (as defined in the Securities Act) of any such, officer, director, holder of record or beneficial owner, on the other hand.

(dd)                          Registration Rights. No Partnership Unitholder has any right to compel the Partnership to register or otherwise qualify the Partnership Units (or any of them) for public sale or distribution.

(ee)                            Insurance. All insurance maintained by any of the Partnership Entities and any of the Partnership Subsidiaries is in full force and effect and in good standing and is in amounts and in respect of such risks as are normal and usual for companies of similar size operating in the industry in which the Partnership Entities and the Partnership Subsidiaries operate.

(ff)                                PERH.

(i)                                     The Partnership is the sole beneficial owner of 22,388,491 common membership interests of PERH representing a 14.3% interest in PERH. To the knowledge of the Partnership, PERC is the sole registered owner of the remaining 85.7% interest in PERH.

(ii)                                  The Partnership Entities have made available to the Purchaser a correct and complete copy of each PERC Agreement.

(iii)                               Each PERC Agreement is in full force and effect, represents a legal, valid and binding obligation of CPI USA Ventures LLC (as the successor to EPCOR USA Ventures LLC), an indirect, wholly-owned subsidiary of the Partnership, and, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and the concepts of materiality, reasonableness, good faith, and fair dealing, and except as disclosed in Schedule 3.1(ff) to the Partnership Entity Disclosure Letter:

(A)                              neither of the PERC Agreements has been materially breached or cancelled by the Partnership Entities or any of their Subsidiaries, and no event has occurred which with the passage of time or the giving of notice or both would result in a material default or breach thereunder; and

(B)                                there is no current negotiation with respect to renewal, repudiation or amendment of either of the PERC Agreements.

3.2                               Representations and Warranties of the Corporation

The Corporation hereby represents and warrants to and in favour of the Purchaser as follows and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)                                  Organization, Standing and Power. The Corporation has been duly incorporated and is validly existing under the Laws of its jurisdiction of incorporation, organization or formation, and has all requisite corporate power, capacity and authority to own, lease and operate its properties and assets and to carry on its business as presently owned, leased, operated and conducted. The Corporation is duly registered and qualified to do business and is in good standing in each jurisdiction in which the character of its properties and assets, owned, leased, licensed or otherwise held, or the nature of its activities makes such registration or qualification, as applicable, necessary, except where the failure to be so registered or qualified, as applicable, will not, individually or in the aggregate, have a Material Adverse Effect on the Corporation, each of such jurisdictions being listed in Schedule 3.2(a) to the Corporation Disclosure Letter. True and complete copies of the constating documents of the Corporation have been placed in the Data Site, and the Corporation has not taken any action to amend or supersede such documents.

(b)                                 Authority; No Conflict. The Corporation has the requisite corporate power, capacity and authority to enter into this Agreement and all other agreements and instruments to be executed by the Corporation as contemplated by this Agreement, and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Agreement by the Corporation and the performance by the Corporation of its obligations under this Agreement have been duly authorized by the Corporation Board and except for obtaining the approval of the Corporation Shareholders no other corporate proceedings on the part of the Corporation are necessary to authorize this Agreement and the Arrangement. This Agreement has been duly authorized, executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of a court). Except as disclosed in Schedule 3.2(b) to the Corporation Disclosure Letter, the authorization, execution and delivery by the Corporation of this Agreement and the performance by the Corporation of its obligations hereunder and the completion by the Corporation of the transactions contemplated hereby (including the Arrangement) will not:

(i)                                   violate, conflict with or result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or default under, and do not and will not conflict with, or give rise to any right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sell under, any term or provision of:

(A)                              the constating documents or by-laws of the Corporation or any resolutions of any of the directors or shareholders of the Corporation, or any committee of any of them;

(B)                                any agreement, contract, indenture, deed of trust, mortgage, note, bond, instrument or Authorization to which the Corporation is a party or by which it is bound except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect in respect of the Corporation; or

(C)                                except for the Key Regulatory Approvals and the Corporation Regulatory Approvals, any Law applicable to the Corporation, or any of its respective properties or assets (including, without limitation, the Securities Laws) except as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect in respect of the Corporation;

(ii)                                give rise to any rights of first refusal or rights of first offer, trigger any change in control provisions or any similar provisions or restrictions or limitation under any agreement, contract, indenture, deed of trust, mortgage, note, bond, instrument or Authorization to which the Corporation is a party except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect in respect of the Corporation;

(iii)                             give rise to any termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available;

(iv)                            except in respect of matters related to the Purchaser, result in the creation or imposition of any Encumbrance upon any of the property or assets of the Corporation, or restrict, hinder, impair or limit the ability of the Corporation to conduct its businesses as and where it is now being conducted which would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect in respect of the Corporation; or

(v)                               result in any material payment (including retention, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due from the Corporation to any director, officer or employee of the Corporation, or increase any benefit payable to such director, officer or employee by the Corporation, or result in the acceleration of the time of payment or vesting of any such benefits.

The Corporation Consents are the only consents and approvals required from, and notices required to, any third party under any Corporation Material Contract in order for the Corporation to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Arrangement pursuant to the Plan of Arrangement, except for consents and approvals which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect in respect of the Corporation.

(c)                                  Regulatory Approvals. Other than the Interim Order, the Final Order, the Key Regulatory Approvals and the Corporation Regulatory Approvals, and except as would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect in respect of the Corporation or the ability of the Corporation to consummate the transactions contemplated hereby, no Authorization, consent, sanction, ruling, order, exemption, permit, approval, authorization or declaration of, or filing with, or notice to, any Governmental Entity which has not been received or made and which may not be made after the Effective Date is required by the Corporation in connection with the execution and delivery by the Corporation of this Agreement and the completion by the Corporation of the transactions contemplated by this Agreement, the obligations of the Corporation hereunder and under the Arrangement pursuant to the Plan of Arrangement.

(d)                                 Capital Structure. The authorized capital of the Corporation consists of an unlimited number of Class A Shares and an unlimited number of Class B Shares. As at the date hereof, there are 51 Class A Shares, all of which are directly or indirectly owned by EPCOR, and 49 Class B Shares, all of which are directly owned by CPLP, issued and outstanding as fully-paid and non-assessable shares of the Corporation. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by the Corporation of any securities of the Corporation (including the Corporation Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of the Corporation (including the Corporation Shares). All outstanding Corporation Shares have been duly authorized and validly issued, are fully-paid and non-assessable shares in the capital of the Corporation.  All securities of the Corporation (including the Corporation Shares) have been issued in compliance with all applicable Laws and Securities Laws. There are no outstanding contractual or other obligations of the Corporation or any of the Partnership Entities, Partnership Subsidiaries or any other Person to repurchase, redeem or otherwise acquire any of the securities of the Corporation.

(e)                                  Units of the Partnership. The Corporation directly owns 16,511,104 Partnership Units free and clear of all Encumbrances, except for Permitted Encumbrances and the Partnership Agreement.

(f)                                    Subsidiaries. The Corporation does not own shares, units or any other form of equity or investment interest in any Person, other than GP and the Partnership.  The Corporation directly owns all of the issued and outstanding securities of GP free and clear of all Encumbrances, except for Permitted Encumbrances and restrictions on transfer contained in the constating documents of GP.

(g)                                 Existing Commitments. (i) no Person has any agreement or option, or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option (including convertible or exchangeable securities or warrants) for the issuance of shares of the Corporation or of any unissued interest in or securities of any kind in the Corporation, and (ii) other than this Agreement, there is no agreement which grants to any Person the right to purchase or otherwise acquire any Corporation Shares, or Partnership Units or shares of GP owned by the Corporation.

(h)                                 Compliance with Laws. To the knowledge of the Corporation, the Corporation has conducted and is conducting its activities or business in compliance with all applicable Laws (including without limitation those of the country, province, state and municipality in which such entity carries on business or conducts its activities), except as would not, individually or in the aggregate, have a Material Adverse Effect in respect of the Corporation. The Corporation has not received any written notices or other correspondence from any Governmental Entity regarding any circumstances that have existed or currently exist which would reasonably be expected to lead to a loss, suspension, or modification of, or a refusal to issue, any Authorization relating to its activities which would reasonably be expected to restrict, curtail, limit or adversely affect the ability of the Corporation to operate its businesses except in each case as would not, individually or in the aggregate, have a Material Adverse Effect in respect of the Corporation.

(i)                                     Permits and Licenses. To the knowledge of the Corporation, the Corporation has or has the benefit of all Authorizations required or necessary to conduct its business and activities as currently conducted, and all such Authorizations are in full force and effect and in good standing and the Corporation is in material compliance with their requirements except in each case as would not, individually or in the aggregate, have a Material Adverse Effect in respect of the Corporation. There has been no violation of any such Authorizations and, to the knowledge of the Corporation, no proceeding is pending or threatened to revoke, modify, cancel, suspend or limit any such Authorizations or to add any conditions of compliance except in each case as would not, individually or in the aggregate, have a Material Adverse Effect in respect of the Corporation.

(j)                                     Financial Statements. Except as disclosed in Schedule 3.2(j) to the Corporation Disclosure Letter, the Corporation Financial Statements (i) are in accordance with the books, records and accounts of the Corporation, (ii) are true and correct and present fairly the financial position of the Corporation for the periods ended on, and as at, the dates indicated, (iii) have been prepared in accordance with GAAP or IFRS consistently applied, and (iv) present fairly the financial position, results of operations and changes in financial position of the Corporation as at the dates thereof and for the periods indicated thereon except in each case as otherwise indicated in the Corporation Financial Statements.

(k)                                  Absence of Certain Changes. Except as disclosed in Schedule 3.2(k) to the Corporation Disclosure Letter, and except as contemplated in the Corporation Material Contracts or this Agreement, since the date of the Corporation Financial Statements,

(i)                                     there has not been any event, circumstance or occurrence which has had or is reasonably likely to give rise to a Material Adverse Effect in respect of the Corporation;

(ii)                                  there has not occurred any adverse Material Change in the business, operations or capital of the Corporation;

(iii)                               the Corporation has conducted its business only in the ordinary course of business;

(iv)                              except for a change from GAAP to IFRS, there has not been any change in the accounting practices used by the Corporation;

(v)                                 the only material undertaking of the Corporation has been holding 16,511,104 Partnership Units and 61 common shares of GP and there has not been any acquisition or sale by the Corporation of any property or assets; and

(vi)                              there has not been any redemption, repurchase or other acquisition of Corporation Shares by the Corporation, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Corporation Shares.

(l)                                     Records. The corporate records and minute books of the Corporation have been maintained in accordance with all applicable Laws in all material respects, are complete and accurate in all material respects and contain minutes of all meetings and resolutions of the directors and shareholders, or any committee of any of them except for minutes of the board of directors of the Corporation and all committees thereof relating to the process lending to the transactions contemplated hereby and except for meetings for which minutes have not yet been prepared. The financial books and records and accounts of the Corporation, (i) have been maintained in accordance with good business practices, applicable Laws and GAAP on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions, acquisitions and dispositions of the assets of the Corporation; and (iii) accurately and fairly reflect the basis for the Corporation Financial Statements.

(m)                               Assets. The only material assets of the Corporation are 61 common shares of GP and 16,511,104 Partnership Units of the Partnership. The Corporation has good and valid title to all of its material assets and undertakings, free and clear of all Encumbrances, except for Permitted Encumbrances and except where the failure to have good title would not have a Material Adverse Effect in respect of the Corporation.

(n)                                 Operations of the Corporation. The information that the Corporation has made available to the Purchaser and its Agents in the Data Site is true and correct in all material respects.  Since the incorporation of the Corporation, the only material undertaking of the Corporation has been holding 16,511,104 Partnership Units and 61 common shares of GP.

(o)                                 Material Contracts. True and complete copies of the Corporation Material Contracts have been placed in the Data Site. All of such Corporation Material Contracts are (i) valid and binding obligations of the Corporation, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction and are in good standing; (ii) except where they expire in accordance with their terms, in full force and effect, and the Corporation is entitled to all rights and benefits thereunder in accordance with the terms thereof; (iii) the Corporation has not waived any rights under any such Corporation Material Contract; and (iv) subject to obtaining the Corporation Consents, no default exists under and no event has occurred which, after notice or lapse of time or both, or otherwise, would constitute a default under or breach, by the Corporation, or trigger a right of termination of any of such contracts or, to the knowledge of the Corporation, by any other person, of any material obligation, agreement, covenant or condition contained in any such Corporation Material Contract except as would not result in a Material Adverse Effect in respect of the Corporation. As at the date hereof, the Corporation has not received written notice that any party to a Corporation Material Contract intends to cancel, terminate or otherwise modify or not renew such contract, and to the knowledge of the Corporation, no such action has been threatened.

(p)                                 Litigation. Except as disclosed in Schedule 3.2(p) to the Corporation Disclosure Letter, there is no claim, action, suit, proceeding, administrative action, regulatory action or investigation which has been commenced or, to the knowledge of the Corporation, is pending or threatened against or affecting the Corporation or any of its assets or properties, or to which the Corporation is a party or to which any of the property or assets of the Corporation is subject, at Law or in equity, before or by any Governmental Entity which, individually or in the aggregate, or determined adversely to the Corporation, has or would reasonably be expected to result in a Material Adverse Effect in respect of the Corporation.

(q)                                 Benefit Plans.

(i)                                     The Corporation does not have any employees or Benefit Plans.  The officers and directors of the Corporation are listed in Schedule 3.2(q) to the Corporation Disclosure Letter.

(ii)                                Except as disclosed in Schedule 3.2(q) to the Corporation Disclosure Letter to the knowledge of the Corporation, no person has applied to have the Corporation declared a related employer or successor employer pursuant to applicable labour laws.

(iii)                             Within the six years preceding the date of this Agreement, neither the Corporation nor any ERISA Affiliate has incurred any liability under Subtitle C or D of Title IV of ERISA with respect to any “single-employer plan” within the meaning of ERISA Section 4001(a)(l5), currently or formerly maintained by the Corporation or any ERISA Affiliate of any of the foregoing.

(iv)                              Neither the Corporation nor any ERISA Affiliate has incurred within the six years preceding the date of this Agreement, nor will they incur as a result of the transactions contemplated by this Agreement, any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any “multiemployer plan” within the meaning of ERISA Section 4001(a)(3).

(v)                               Neither the Corporation nor any ERISA Affiliate has engaged in nor is it a successor or parent corporation to an entity that has engaged in a transaction described in ERISA Section 4069(a) or 4212(c); nor will this transaction result in a transaction described in ERISA Section 4069(a) or 4212(c).

(vi)                            No act or omission has occurred (or will occur as a result of the transactions contemplated by this Agreement) and no condition exists with respect to any Benefit Plan currently or previously contributed to, maintained or administered by the Corporation or any ERISA Affiliate that would subject the Corporation (or the assets of any such Benefit Plan) to any material fine, penalty, tax or liability of any kind imposed under ERISA, the Code or other applicable law (other than routine claims for benefits accrued under such Benefit Plans).

(vii)                         Except as disclosed in Schedule 3.2(q) to the Corporation Disclosure Letter, within the six years preceding the date of this Agreement neither the Corporation nor any ERISA Affiliate has maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any current or former employee benefit plan that is or has been subject to Title IV of ERISA (including any “multiemployer plan” within the meaning of ERISA Section 4001(a)(3)).

(viii)                      To the knowledge of the Corporation, the only entities that supply labourers and/or operations and maintenance services in any material respect to the Corporation are and, at all times during the past three (3) years have been, Capital Power Corporation and Capital Power Operations (USA) Inc.

(r)            Intellectual Property.

(i)                                   Except as disclosed in Schedule 3.2(r) to the Corporation Disclosure Letter, the Corporation owns or possesses adequate right, title and interest in and to all Intellectual Property necessary to conduct its business as currently conducted.  The Intellectual Property owned by the Corporation and currently used to conduct its business does not, to the knowledge of the Corporation, conflict with, misappropriate or infringe upon or otherwise violate in any material respect any intellectual property rights of any other Person, and, to the knowledge of the Corporation, the Corporation has not received any written notice alleging any such conflict, misappropriation, infringement or violation.

(s)                                  Tax Matters.  Except as disclosed in Schedule 3.2(s) to the Corporation Disclosure Letter:

(i)                                     the Corporation has (A) filed all material Tax Returns required to be filed within the prescribed time and all such Tax Returns are complete and correct in all material respects; (B) paid all material Taxes which are due and payable as shown on such Tax Returns or on subsequent assessments with respect thereto; and (C) made adequate and timely payment of all material instalments of the Taxes;

(ii)                                  the Corporation has paid all material Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity and the Corporation has provided adequate accruals in accordance with GAAP in the Corporation Financial Statements for any material Taxes for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns; and since such publication date, no material liability in respect of Taxes not reflected in such financial statements or otherwise provided has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business;

(iii)                               the Corporation has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by applicable Law to be remitted by it, except in each case where such amounts are immaterial;

(iv)                              the Corporation is not a party to any agreement or other arrangement, or any waiver, providing for any extension of time within which: (A) to file any Tax Return covering any Taxes; (B) to file any elections, designations or similar filings relating to Taxes; (C) the Corporation is required to pay or remit any Taxes or amounts on account of Taxes; or (D) any Governmental Entity may assess or collect Taxes for which the Corporation is or may be liable;

(v)                                 the Corporation is not a party to any tax sharing, tax indemnity or tax allocation agreement or arrangement;

(vi)                              other than ordinary course audits and claims, there are no proceedings, investigations, assessments, reassessments, audits or claims in progress or, to the knowledge of the Corporation Sellers, pending or threatened against the Corporation in respect of Taxes and no material deficiencies have been asserted in writing by any Governmental Entity with respect to Taxes of the Corporation that have not yet been settled;

(vii)                         the Corporation has made available to the Purchaser copies of: (A) all Tax Returns relating to the Taxes of the Corporation that to the knowledge of the Corporation have been filed since January 1, 2009; and (B) copies of all of its material correspondence with any Governmental Entity with respect to Taxes since January 1, 2009;

(viii)                      the Corporation is not the subject of a Tax ruling, and the Corporation is not a party to any agreement, waiver or other arrangement with any Government Entity respecting Taxes payable by it or Tax Returns required to be filed by it or statute of limitations with respect to Taxes;

(ix)                              none of sections 69, 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act or any equivalent provision of any Tax legislation of any province or any other jurisdiction, have applied to the Corporation, none of such provisions will apply to the elimination of any of the payables or other indebtedness shown on the Corporation Financial Statements as being owed to the Corporation (as such amounts may change or have changed from time to time), and to the knowledge of the Corporation Sellers there are no circumstances which could, in themselves, result in the application of any such provisions to the Corporation for taxation years ending after the Effective Date;

(x)                                 the Corporation and any non-resident person with whom any of them was not dealing at arm’s length during a taxation year (or portion thereof) ending on or before the Effective Date, has made or obtained records or documents that in all material respects meet the requirements of subsection 247(4) of the Tax Act and any equivalent provision of any Tax legislation of any other relevant jurisdiction;

(xi)                              the Corporation has duly and timely collected all amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial, state and local taxes, required by applicable Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by applicable Laws to be remitted to it, except in each case where such amounts are immaterial;

(xii)                           the Corporation has not, directly or indirectly, transferred property to or supplied services to, or acquired property or services from, any Person with whom it was not dealing at arm’s length (for the purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of transfer, supply or acquisition of such property or services;

(xiii)                        there are no Encumbrances for Taxes, other than Permitted Encumbrances, on any of the assets of the Corporation;

(xiv)                       the Corporation has not made an “excessive eligible dividend designation” (as defined in subsection 89(1) of the Tax Act) and its “low rate income pool” (as defined in subsection 89(1) of the Tax Act) is nil; and

(xv)                          no claim has ever been made by or is expected from any Governmental Entity in a jurisdiction in which the Corporation does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.  The Corporation is not required to file a Tax Return in any jurisdiction other than Canada.

(t)                                    Fees. Except as disclosed in Schedule 3.2(t) to the Corporation Disclosure Letter, the Corporation will not be liable, directly or indirectly, for the fees, commissions or expenses of any broker, finder, investment banker or other similar agent in connection with the Arrangement.

(u)                                 No Undisclosed Liabilities. The Corporation has no outstanding indebtedness, liability or obligation (including liabilities or obligations to fund any operations or work or exploration program, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, and is not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person, other than: (i) those set forth or adequately provided for in the balance sheet included in the Corporation Financial Statements (the “Corporation Balance Sheet”) or disclosed in the notes hereto; (ii) those incurred in the ordinary course of business and not required to be set forth in the Corporation Balance Sheet under GAAP or IFRS, as applicable; (iii) those incurred in the ordinary course of business since the date of the Corporation Balance Sheet or as contemplated by this Agreement; (iv) those set forth in the Corporation Material Contracts; and (v) those incurred in connection with the transactions contemplated hereby.

(v)                                 Related Party Transactions. Except for the Corporation Material Contracts and other agreements contemplated hereby, there are no Contracts or other transactions currently in place between the Corporation, on the one hand, and: (i) any officer or director of the Corporation; (ii) any holder of record or beneficial owner of 10% or more of the Corporation Shares; and (iii) any Affiliate or associate (as defined in the Securities Act) of any such, officer, director, holder of record or beneficial owner, on the other hand.

(w)                               Registration Rights. No Corporation Shareholder has any right to compel the Corporation to register or otherwise qualify the Corporation Shares (or any of them) for public sale or distribution.

(x)                                   Insurance. All insurance maintained by the Corporation is in full force and effect and in good standing and is in amounts and in respect of such risks as are normal and usual for companies of similar size operating in the industry in which the Corporation operates.

(y)                                 Shareholder and Similar Agreements. Except as disclosed in Schedule 3.2(y) to the Corporation Disclosure Letter, the Corporation is not a party to any unitholder, shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding Corporation Shares.

3.3                               Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to and in favour of each of the Partnership and the Corporation as follows and acknowledges that each of the Partnership and the Corporation is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)                                  Organization, Standing and Power. Each of the Purchaser and the Purchaser Subsidiaries has been duly incorporated, organized or formed (as the case may be) and is validly existing under the Laws of its jurisdiction of incorporation, organization or formation, and has all requisite partnership or corporate (as the case may be) power, capacity and authority to own, lease and operate its properties and assets and to carry on its business as presently owned, leased, operated and conducted. Each of the Purchaser and the Purchaser Subsidiaries is duly registered and qualified to do business and is in good standing in each jurisdiction in which the character of its properties and assets, owned, leased, licensed or otherwise held, or the nature of its activities makes such registration or qualification, as applicable, necessary, except where the failure to be so registered or qualified, as applicable, would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser, each of such jurisdictions being listed in Schedule 3.3(a) to the Purchaser Disclosure Letter. True and complete copies of the constating documents of each of the Purchaser and the Purchaser Subsidiaries have been delivered or made available to the Partnership and the Corporation, and none of the Purchaser or the Purchaser Subsidiaries has taken any action to amend or supersede such documents.

(b)                                 Authority; No Conflict. The Purchaser has the requisite corporate power, capacity and authority to enter into this Agreement and all other agreements and instruments to be executed by the Purchaser as contemplated by this Agreement, and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations under this Agreement have been duly authorized by the Purchaser Board and except for obtaining the Purchaser Shareholder Approval of the Purchaser Share Issuance Resolution, no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement and the Arrangement. This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of a court). Except as disclosed in Schedule 3.3(b) to the Purchaser Disclosure Letter, the authorization, execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder and the completion by the Purchaser of the transactions contemplated hereby (including the Arrangement) will not:

(i)                                     violate, conflict with or result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or default under, and do not and will not conflict with, or give rise to any right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sell under, any term or provision of:

(A)                              the constating documents or by-laws of the Purchaser or any of the Purchaser Subsidiaries, or any resolutions of any of the directors or shareholders of the Purchaser or any of the Purchaser Subsidiaries, or any committee of any of them;

(B)                                any agreement, contract, indenture, deed of trust, mortgage, note, bond, instrument or Authorization to which the Purchaser or any of the Purchaser Material Subsidiaries is a party or by which any of them is bound, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect in respect of the Purchaser on a consolidated basis; or

(C)                                except for the Key Regulatory Approvals and the Purchaser Regulatory Approvals, any Law applicable to the Purchaser or any of the Purchaser Subsidiaries, or any of their respective properties or assets (including, without limitation, the Securities Laws) except as would not, individually or in the aggregate have, or reasonably be expected to have, a Material Adverse Effect in respect of the Purchaser taken as a whole;

(ii)                                  give rise to any rights of first refusal or rights of first offer, trigger any change in control provisions or any similar provisions or restrictions or limitation under any agreement, contract, indenture, deed of trust, mortgage, note, bond, instrument or Authorization to which the Purchaser or any of the Purchaser Subsidiaries is a party, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect in respect of the Purchaser;

(iii)                               give rise to any termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available;

(iv)                              except in matters related to the Partnership or Corporation result in the creation or imposition of any Encumbrance upon any of the property or assets of the Purchaser or any of the Purchaser Subsidiaries, or restrict, hinder, impair or limit the ability of the Purchaser or any of the Purchaser Subsidiaries to conduct their respective businesses as and where it is now being conducted which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser; or

(v)                                 result in any material payment (including retention, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of the Purchaser or any of the Purchaser Subsidiaries, or increase any benefit payable to such director, officer or employee by the Purchaser or any of the Purchaser Subsidiaries, or result in the acceleration of the time of payment or vesting of any such benefits.

The Purchaser Consents are the only consents and approvals required from, and notices required to, any third party under any Purchaser Material Contract in order for the Purchaser to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Arrangement pursuant to the Plan of Arrangement except for consents and approvals which would not, individually or in the aggregate have, or reasonably be expected to have, a Material Adverse Effect in respect of the Purchaser taken as a whole.

(c)                                  Regulatory Approvals. Other than the Interim Order, the Final Order, the Key Regulatory Approvals, the Purchaser Regulatory Approvals and those listed in Schedule 3.3(c), and except as would not, individually or in the aggregate have, or reasonably be expected to have, a Material Adverse Effect in respect of the Purchaser taken as a whole or the ability of the Purchaser to consummate the transactions contemplated hereby, no Authorization consent, sanction, ruling, order, exemption, permit, approval, authorization or declaration of, or filing with, or notice to, any Governmental Entity which has not been received and made and which may not be made after the Effective Date is necessary on the part of the Purchaser or any Purchaser Subsidiary in connection with the execution and delivery by the Purchaser of this Agreement and the completion by the Purchaser of the transactions contemplated by this Agreement, the obligations of the Purchaser hereunder and under the Arrangement pursuant to the Plan of Arrangement.

(d)                                 Capital Structure. The authorized share capital of the Purchaser consists of an unlimited number of Purchaser Shares. As at the date hereof, there are 68,561,149 Purchaser Shares issued and outstanding as fully-paid and non-assessable shares in the capital of the Purchaser. Schedule 3.3(d) to the Purchaser Disclosure Letter sets forth the number of vested and unvested Purchaser options or Purchaser warrants or other convertible securities (other than the outstanding convertible debentures of the Purchaser, details of which are set forth in the Purchaser Public Documents) . Other than such Purchaser options, warrants and other convertible securities, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by the Purchaser of any securities of the Purchaser (including the Purchaser Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of the Purchaser (including the Purchaser Shares) or the Purchaser Subsidiaries. All outstanding the Purchaser Shares have been duly authorized and validly issued, are fully paid and non-assessable.  All securities of the Purchaser (including the Purchaser Shares) have been issued in compliance with all applicable Laws and Securities Laws. There are no outstanding contractual or other obligations of the Purchaser or any of the Purchaser Subsidiaries to repurchase, redeem or otherwise acquire any of their securities or with respect to the voting or disposition of any outstanding securities of any of the Purchaser Subsidiaries. As at the date hereof, no order ceasing or suspending trading in securities of the Purchaser nor prohibiting the sale of such securities has been issued and is outstanding against the Purchaser or any of its directors or officers.

(e)                                  Subsidiaries. The Purchaser beneficially owns, directly or indirectly, all of the issued and outstanding securities of each of the Purchaser Subsidiaries free and clear of all

Encumbrances, except for Permitted Encumbrances.  All of the outstanding shares or other equity securities or ownership interests in the capital of each of the Purchaser Subsidiaries are: (i) duly authorized, validly issued, fully paid and non-assessable (and no such shares or other equity or ownership interests have been issued in violation of any pre-emptive or similar rights) and (ii) except as may be owned by the Purchaser or any Purchaser Subsidiary there are no outstanding options, warrants, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to purchase or acquire, or securities convertible into or exchangeable for, any such shares of capital stock or other ownership interests in, or material assets or properties of, the Purchaser Subsidiaries. Except with the Purchaser or any Purchaser Subsidiary, there are no contracts, commitments, agreements, understandings, arrangements or restrictions which require any Purchaser Subsidiary to issue, sell or deliver any shares in its capital or other ownership interests, or any securities or obligations convertible into or exchangeable for, any shares of its share capital or other ownership interests. The Purchaser does not hold any equity interest in any Subsidiary, other than its interests in the Purchaser Subsidiaries.

(f)                                    Compliance with Laws. Except as disclosed in the Purchaser Public Documents or Schedule 3.3(f) to the Purchaser Disclosure Letter, to the knowledge of the Purchaser, each of the Purchaser and the Purchaser Subsidiaries has conducted and is conducting its activities or business in compliance with all applicable Laws (including without limitation those of the country, province, state and municipality in which such entity carries on business or conducts its activities), except as would not, individually or in the aggregate, have a Material Adverse Effect in respect of the Purchaser taken as a whole. None of the Purchaser or, to the knowledge of the Purchaser, any of the Purchaser Subsidiaries has received any written notices or other correspondence from any Governmental Entity regarding any circumstances that have existed or currently exist which would reasonably be expected to lead to a loss, suspension, or modification of, or a refusal to issue, any Authorization relating to its activities which would reasonably be expected to restrict, curtail, limit or adversely affect the ability of the Purchaser or any of the Purchaser Subsidiaries to operate their respective businesses except in each case as would not, individually or in the aggregate, have a Material Adverse Effect in respect of the Purchaser taken as a whole.

(g)                                 Permits and Licenses. Except as disclosed in the Purchaser Public Documents or in Schedule 3.3(g) of the Purchaser Disclosure Letter, to the knowledge of the Purchaser, each of the Purchaser and the Purchaser Subsidiaries has or has the benefit of all Authorizations required or necessary to conduct its business and activities as currently conducted, and all such Authorizations are in full force and effect and in good standing and the Purchaser and each of the Purchaser Subsidiaries are in material compliance with their requirements, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect in respect of the Purchaser.

(h)                                 Securities Laws; Exchange Requirements. The Purchaser is a “reporting issuer” under applicable Canadian Securities Laws and is not in default of any material requirements of any applicable Securities Laws. The Purchaser has been and is now in compliance, in all material respects, with all applicable Securities Laws and there are no current or, to the knowledge of the Purchaser, pending or threatened proceedings before any Securities Authority or other Governmental Entity relating to any alleged non-

compliance with any Securities Laws. The Purchaser Shares are listed on the Exchanges, and the Purchaser is not in default in any material respect of any requirements of the TSX or the NYSE. As of the date hereof, no order, ruling or determination having the effect of delisting, suspending the sale or ceasing the trading of the Purchaser  Shares has been issued or made by any Securities Authority or the TSX or the NYSE or any other regulatory authority and is continuing in effect and, to the knowledge of the Purchaser,  at the date hereof, no investigation, inquiry or proceedings (formal or informal) for any purpose have been instituted or are pending or threatened by any such authority.

(i)                                     Purchaser Public Documents. The Purchaser has filed all documents required to be filed by it in accordance with applicable Securities Laws with the Securities Authorities and the Exchanges. The documents filed by the Purchaser, at the time filed under applicable Securities Laws on SEDAR or EDGAR since January 1, 2011 and prior to the date hereof and accessible to the public on SEDAR or EDGAR (or, if amended, as of the date of such amendment), complied in all material respects with the requirements of applicable Securities Laws and the Exchanges (and any amendments of such required to be made have been filed on a timely basis with the Securities Authorities and the Exchanges) and did not contain any untrue statement of a Material Fact or omit to state a Material Fact required to be stated therein or necessary to make the statement therein not misleading in light of the circumstances under which it was made. The Purchaser has not filed any confidential material change report with any Securities Authority which, as of the date hereof, remains confidential.

(j)                                     Financial Statements. Except as disclosed in Schedule 3.3(j) to the Purchaser Disclosure Letter, the Purchaser Financial Statements (i) are in accordance with the books, records and accounts of the Purchaser and the Purchaser Subsidiaries, (ii) are true and correct and present fairly the consolidated financial position of the Purchaser and the Purchaser Subsidiaries for the periods ended on, and as at, the dates indicated therein, (iii) have been prepared in accordance with U.S. GAAP consistently applied, and (iv) present fairly the financial position, results of operations and changes in financial position of the Purchaser on a consolidated basis as at the dates thereof and for the periods indicated thereon, except in each case as otherwise indicated in the Purchaser Financial Statements and the notes thereto or, in the case of the Purchaser Annual Financial Statements, in the related report of the Purchaser’s independent auditor, and in the case of Purchaser Interim Financial Statement, subject to normal year end audit adjustments.

(k)                                  Absence of Certain Changes. Except as disclosed in the Purchaser Public Documents or Schedule 3.3(k) to the Purchaser Disclosure Letter, and except as contemplated in the Purchaser Material Contracts or this Agreement, since the date of the Purchaser Annual Financial Statements,

(i)                                     there has not been any event, circumstance or occurrence which has had or is reasonably likely to give rise to a Material Adverse Effect in respect of the Purchaser;

(ii)                                  there has not occurred any adverse Material Change except as disclosed in the Purchaser Public Documents, in the business, operations or capital of the Purchaser and the Purchaser Subsidiaries taken as a whole;

(iii)          the Purchaser and its Subsidiaries have conducted their respective businesses only in the ordinary course of business;

(iv)          there has not been any change in the accounting practices used by any of the Purchaser and its Subsidiaries; and

(v)           there has not been any redemption, repurchase or other acquisition of Purchaser Shares by the Purchaser, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Purchaser Shares.

(l)            Records. The corporate records and minute books of the Purchaser and the Purchaser Subsidiaries have been maintained in accordance with all applicable Laws in all material respects, are complete and accurate in all material respects and contain minutes of all meetings and resolutions of the directors, shareholders, unitholders or partners, as applicable, or any committee of any of them except for minutes of meetings of the directors and any and all committees thereof relating to the Purchaser’s acquisition process and except for meetings for which minutes have not yet been prepared. The financial books and records and accounts of the Purchaser and the Purchaser Subsidiaries (i) have been maintained in accordance with good business practices, applicable Laws and U.S. GAAP on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions, acquisitions and dispositions of the assets of the Purchaser and the Purchaser Material Subsidiaries; and (iii) accurately and fairly reflect the basis for the Purchaser Financial Statements; provided, however, that the foregoing is qualified by the knowledge of the Purchaser for periods prior to the date the applicable Purchaser Subsidiary became owned by the Purchaser.

(m)          Assets and Undertakings. Each of the Purchaser and the Purchaser Subsidiaries has good and valid title to all of its material assets and undertakings, free and clear of all Encumbrances, except for Permitted Encumbrances, restrictions on transfer contained in the constating documents of the Purchaser Subsidiaries and except where the failure to have good title would not have a Material Adverse Effect in respect of the Purchaser taken as a whole.

(n)           Operations of Purchaser. The information the Purchaser has made available to the Partnership Entities and their Agents in the Purchaser Data Site relating to the historical operation of the business of the Purchaser is true and correct in all material respects.

(o)           Material Contracts. True and complete copies of the Purchaser Material Contracts have been placed in the Purchaser Data Site, other than the power purchase agreement in respect of Piedmont Green Power, LLC.  All of such Purchaser Material Contracts are (i) valid and binding obligations of the Purchaser or the Purchaser Subsidiaries, as applicable, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction and are in good standing; (ii) except where they expire in accordance with their terms, in full force and effect, and the Purchaser or the Purchaser Subsidiaries are entitled to all rights and benefits thereunder in accordance with the terms thereof; (iii) none of the Purchaser or the Purchaser Subsidiaries have waived any rights under any such Purchaser Material Contract; and (iv) subject to obtaining the Purchaser Consents, no default exists under and no event has occurred which, after notice or lapse of time or both, or otherwise, would constitute a default under or breach, by the Purchaser, any of the Purchaser Subsidiaries, or trigger a right of termination of any of such contracts or, to the knowledge of the Purchaser, any other person, of any material obligation, agreement, covenant or condition contained in any such Purchaser Material Contract except in each case as would not result in a Material Adverse Effect in respect of the Purchaser taken as a whole.  As at the date hereof, none of the Purchaser or any of the Purchaser Material Subsidiaries has received written notice that any party to a Purchaser Material Contract intends to cancel, terminate or otherwise modify or not renew such contract, and to the knowledge of the Purchaser, no such action has been threatened.

(p)           Litigation. Except as disclosed in the Purchaser Public Documents or in Schedule 3.3(p) to the Purchaser Disclosure Letter, there is no claim, action, suit, proceeding, administrative action, regulatory action or investigation which has been commenced or, to the knowledge of the Purchaser, is pending or threatened against or affecting the Purchaser or any of the Purchaser Subsidiaries or any of their respective assets or properties, or to which any of the Purchaser or any of the Purchaser Subsidiaries is a party or to which any property or assets of the Purchaser or any of the Purchaser Subsidiaries is subject, at Law or in equity, before or by any Governmental Entity, which, individually or in the aggregate, if determined adversely to any of the Purchaser or any of the Purchaser Subsidiaries, as the case may be, has or could reasonably be expected to result in a Material Adverse Effect in respect of the Purchaser.

(q)           Environmental Matters. Except as disclosed in Schedule 3.3(q) to the Purchaser Disclosure Letter or the Purchaser Public Documents, or as would not have or result in a Material Adverse Effect in respect of the Purchaser, to the knowledge of the Purchaser:

(i)            none of the Purchaser, any Purchaser Subsidiaries or any of the Purchaser’s operations is in material violation of any Environmental Laws;

(ii)           there are no pending or, to the knowledge of the Purchaser, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, orders, notices of non-compliance, infraction or violation, prosecution, investigation or proceedings relating to any Environmental Law against the Purchaser, any of the Purchaser Material Subsidiaries or any of the Purchaser’s operations; and

(iii)          the Purchaser has made available to the Partnership Entities all material third party audits, assessments and reports with respect to environmental matters in respect of the Purchaser and the Purchaser Material Subsidiaries in its possession.

(r)            Employee Matters.  Except as disclosed in Schedule 3.3(r) to the Purchaser Disclosure Letter,

(i)            the Purchaser has no Employees governed by the Laws of Canada;

(ii)           no labour dispute with any employees of the Purchaser or any of the Purchaser Subsidiaries, exists or, to the knowledge of the Purchaser, is imminent;

(iii)          none of the Purchaser or the Purchaser Subsidiaries is bound by or party to any collective bargaining agreement, and no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds any bargaining rights with respect to the Purchaser or the Purchaser Subsidiaries, and there is no organizational campaign in progress with respect to any employees of the Purchaser or any of the Purchaser Subsidiaries and, to the knowledge of the Purchaser, no question concerning representation of such employees exists;

(iv)          there are no unfair labour practice charges or complaints against the Purchaser or any Purchaser Subsidiary or, to the knowledge of the Purchaser, threatened before the National Labour Relations Board, Labour Authority, Labour courts, or any other Governmental Entity and there are not any pending or, to the Purchaser’s knowledge, threatened union grievances against the Purchaser or the Purchaser Subsidiaries;

(v)           no collective bargaining negotiations, whether voluntary or mandatory, are currently taking place or scheduled or planned with respect to the Purchaser or any Purchaser Subsidiary;

(vi)          to the knowledge of the Purchaser, no person has applied to have the Purchaser or any of the Purchaser Subsidiaries declared a related employer or successor employer pursuant to any applicable labour laws;

(vii)         the Purchaser and each Purchaser Subsidiary is, and at all times during the past three (3) years has been, in compliance in all material respects with all applicable Laws and regulations respecting labour, employment, fair employment practices, terms and conditions of employment, occupational safety and health, workers’ compensation, unemployment insurance, affirmative action and wages and hours (including the Fair Labor Standards Act and related state and local laws);

(viii)        the Purchaser and each Purchaser Subsidiary is, and at all times during the past three (3) years has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986;

(ix)           there are no charges pending or, to the knowledge of the Purchaser, threatened with respect to the status of employees or independent contractors of the Purchaser and each Purchaser Subsidiary, nor has the Purchaser or any Purchaser Subsidiary received any notice or information concerning any prospective change with respect to employees or independent contractors;

(x)            there are not any pending, or, to the Purchaser’s knowledge, threatened, charges against the Purchaser or any Purchaser Subsidiary by any of their current or former employees before the Equal Employment Opportunity Commission or any foreign, state or local agency responsible for the prevention of unlawful employment practices;

(xi)           the Purchaser or any Purchaser Subsidiary, has not received any communication during the past three (3) years of the intent of any Governmental Entity responsible for the enforcement of labour or employment laws to conduct an investigation of or affecting the Company or any Subsidiary and no such investigation is in progress;

(xii)          the Purchaser or any Purchaser Subsidiary are not subject to any consent decree, injunction or other form of court order relating to any labour or employment practice;

(xiii)         to the knowledge of the Purchaser, (a) each entity who supplies labourers and/or operations and maintenance services to the Purchaser or Purchaser Subsidiaries is and, at all times during the past three (3) years, has been, in compliance in all material respects with all applicable Laws and regulations respecting labour, employment, fair employment practices, terms and conditions of employment, occupational safety and health, workers’ compensation, unemployment insurance, affirmative action and wages and hours (including the Fair Labor Standards Act and related state and local laws) with respect to such supplied labourers, (b) no labour strike, slow down, dispute, or stoppage is pending or threatened with respect to such supplied labourers or has occurred at any time during the past three (3) years; (c) with respect to such supplied labourers, each entity supplying the same is in compliance in all material respects with the terms and all applicable laws relating to any employee benefit plans; (d) with respect to such supplied labourers, there is no on-going or threatened union organizational campaign and no question concerning representation exists; and (e) none of the entities who supply labour and/or operations and maintenance services to the Purchaser or the Purchaser Subsidiaries are bound by or party to any collective bargaining agreement, and no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds any bargaining rights with respect to the entities who supply labourers and/or operations and maintenance services to the Purchaser or the Purchaser Subsidiaries; and

(xiv)        the Purchaser shall defend, indemnify and hold harmless the Partnership Entities and the Partnership Subsidiaries from and against any action or liability under the WARN Act and State WARN Acts (as defined in the Employee Hiring Agreement) related to, concerning, or that stem in whole or in part from the transaction described in this Agreement and the Employee Hiring Agreement The Purchaser is solely and exclusively responsible for providing any and all notices to all of those entitled to such notices under such Acts related to, concerning, or that stem in whole or in part from the transaction described in this Agreement.

(s)           Purchaser Benefit Plans.

(i)            The Purchaser has no rights, obligations or liabilities in respect of any Benefit Plan governed by the Laws of Canada;

(ii)           Except as disclosed in Schedule 3.3(s) to the Purchaser Disclosure Letter, neither the Purchaser nor any Purchaser Subsidiary has any Benefit Plans.  Each Benefit Plan sponsored or contributed to by Purchaser or any Purchaser Subsidiary (or which otherwise covers an employee or former employee of Purchaser or any Purchaser Subsidiary or a dependent thereof) shall be referred to herein as a “Purchaser Benefit Plan” and collectively as the “Purchaser Benefit Plans”;

(iii)          Each Purchaser Benefit Plan has been administered in all material respects according to its terms and applicable Laws and there are no outstanding violations or defaults thereunder nor any actions, claims or other proceedings pending or, to the knowledge of the Purchaser, threatened with respect to any Purchaser Benefit Plan;

(iv)          All contributions or premiums required to be made by the Purchaser and the Purchaser Subsidiaries under the terms of each Purchaser Benefit Plan or pursuant to applicable Laws have been made in a timely fashion in accordance with applicable Laws and the terms of the Purchaser Benefit Plans;

(v)           To the extent applicable, each Purchaser Benefit Plan complies in all material respects with the requirements of ERISA and the Code, and any Purchaser Benefit Plan intended to be qualified under Code Section 401(a) or 423 is so qualified and has been so qualified since its creation, and its related trust is tax-exempt and has been since its creation.  No Purchaser Benefit Plan is covered by Title IV of ERISA or Code Section 412;

(vi)          Within the six years preceding the date of this Agreement, none of the Purchaser, the Purchaser Subsidiaries nor any ERISA Affiliate of any of the foregoing has incurred any liability under Subtitle C or D of Title IV of ERISA with respect to any “single-employer plan” within the meaning of ERISA Section 4001(a)(15), currently or formerly maintained by the Purchaser, the Purchaser Subsidiaries or any ERISA Affiliate of any of the foregoing;

(vii)         None of the Purchaser, the Purchaser Subsidiaries nor any ERISA Affiliate of any of the foregoing has incurred within the six years preceding the date of this Agreement, nor will they incur as a result of the transactions contemplated by this Agreement, any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any “multiemployer plan,” within the meaning of ERISA Section 4001(a)(3);

(viii)        None of the Purchaser, the Purchaser Subsidiaries nor any ERISA Affiliate of any of the foregoing has engaged in, nor is it a successor or parent corporation to an entity that has engaged in, a transaction described in ERISA Section 4069(a) or 4212(c); nor will this transaction result in a transaction described in ERISA Section 4069(a) or 4212(c);

(ix)           Except as disclosed in Schedule 3.3(s)  to the Purchaser Disclosure Letter, within the six years preceding the date of this Agreement, none of the Purchaser, the Purchaser Subsidiaries nor any ERISA Affiliate of any of the foregoing has maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any current or former employee benefit plan that is or has been subject to Title IV of ERISA (including any “multiemployer plan” within the meaning of ERISA Section 4001(a)(3)).  No Purchaser Benefit Plan is a multiple employer welfare arrangement as defined in ERISA Section 3(40);

(x)            All Purchaser Benefit Plans that are “nonqualified deferred compensation plans” within the meaning of Code Section 409A(d)(1) satisfy the requirements of Code Section 409A and the U.S. Treasury regulations thereunder;

(xi)           No Purchaser Benefit Plan is currently under a governmental investigation or audit and, to the knowledge of the Purchaser, no such investigation or audit has been threatened;

(xii)          None of the Purchaser Benefit Plans covers Persons other than current or former employees of the Purchaser and the Purchaser Subsidiaries and their dependants and beneficiaries or provides for the payment of post-employment or post-retirement benefits other than such benefits required by Law to be provided;

(xiii)         There are no restrictions on the rights of Purchaser or Purchaser Subsidiary to amend or terminate any Purchaser Benefit Plan without incurring any liability thereunder (other than ordinary administrative expenses and benefits incurred through the date of plan termination); and

(xiv)        No act or omission has occurred (or will occur as a result of the transactions contemplated by this Agreement) and no condition exists with respect to any Benefit Plan currently or previously sponsored, contributed to, maintained or administered by Purchaser or a Purchaser Subsidiary or any ERISA Affiliate thereof that would subject the Purchaser or any Purchaser Subsidiary (or the assets of any such Purchaser Benefit Plan) to any material fine, penalty, tax or liability of any kind imposed under ERISA, the Code or other applicable Law (other than routine claims for benefits accrued under Purchaser Benefit Plans for employees of the Purchaser or an ERISA Affiliate of Purchaser and their beneficiaries).

(t)            Intellectual Property.

(i)            Except as disclosed in Schedule 3.3(t) to the Purchaser Disclosure Letter, each of the Purchaser and the Purchaser Subsidiaries own or possess adequate title and interest in and to all Intellectual Property used by it and necessary to conduct its business as currently conducted.  The Intellectual Property owned by the Purchaser or the Purchaser Subsidiaries and currently used to conduct their respective businesses does not, to the knowledge of the Purchaser, conflict with, misappropriate or infringe upon or otherwise violate in any material respect any intellectual property rights of any other Person, and, to the knowledge of the Purchaser, none of the Purchaser or the Purchaser Subsidiaries have received any written notice alleging any such conflict, misappropriation, infringement or violation.

(u)           Tax Matters.  Except as disclosed in Schedule 3.3(u) to the Purchaser Disclosure Letter:

(i)            each of the Purchaser and the Purchaser Subsidiaries has (A) filed all material Tax Returns required to be filed within the prescribed time and all such Tax Returns are complete and correct in all material respects; (B) paid all material Taxes which are due and payable as shown on such Tax Returns or on subsequent assessments with respect thereto; and (C) made adequate and timely payment of all material instalments of the Taxes;

(ii)           the Purchaser and each Purchaser Subsidiary has paid all material Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity and the Purchaser has provided adequate accruals in accordance with U.S. GAAP in the most recently published financial statements of the Purchaser for any material Taxes for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns.  Since such publication date, no material liability in respect of Taxes not reflected in such financial statements or otherwise provided has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business;

(iii)          the Purchaser and each Purchaser Subsidiary has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by applicable Law to be remitted by it, except in each case where such amounts are immaterial;

(iv)          neither the Purchaser nor any Purchaser Subsidiary is a party to any agreement or other arrangement, or any waiver, providing for any extension of time within which: (A) to file any Tax Return covering any Taxes; (B) to file any elections, designations or similar filings relating to Taxes; (C) the Purchaser or any Purchaser Subsidiary is required to pay or remit any Taxes or amounts on account of Taxes; or (D) any Governmental Entity may assess or collect Taxes for which the Purchaser or any Purchaser Subsidiary is or may be liable;

(v)           neither the Purchaser nor any Purchaser Material Subsidiary is a party to any tax sharing, tax indemnity or tax allocation agreement or arrangement;

(vi)          other than ordinary course audits and claims, there are no proceedings, investigations, assessments, reassessments, audits or claims in progress or, to the knowledge of the Purchaser, pending or threatened against the Purchaser or any Purchaser Subsidiary in respect of Taxes and no material deficiencies have been asserted in writing by any Governmental Entity with respect to Taxes of the Purchaser or any Purchaser Subsidiary that have not yet been settled;

(vii)         the Purchaser has made available to the Partnership Entities copies of: (A) all Tax Returns relating to the Taxes of the Purchaser or any Purchaser Subsidiary that have been filed since January 1, 2009; and (B) copies of all of its material correspondence with any Governmental Entity with respect to Taxes since January 1, 2009;

(viii)        neither the Purchaser nor any Purchaser Subsidiary is the subject of a Tax ruling, or is a party to any agreement, waiver or other arrangement with any Government Entity respecting Taxes payable by it or Tax Returns required to be filed by it or statute of limitations with respect to Taxes;

(ix)           none of sections 69, 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act or any equivalent provision of any Tax legislation of any province or any other jurisdiction, have applied to the Purchaser or any Purchaser Subsidiary, none of such provisions will apply to the elimination of any of the payables or other indebtedness shown on the Purchaser Financial Statements as being owed to the Purchaser or such Purchaser Subsidiary, as the case may be, (as such amounts may change or have changed from time to time), and to the knowledge of the Purchaser, there are no circumstances which could, in themselves, result in the application of any such provisions to any of the Purchaser or the Purchaser Subsidiaries for taxation years ending after the Effective Date;

(x)            each of the Purchaser and the Purchaser Subsidiaries and any non-resident person with whom any of them was not dealing at arm’s length during a taxation year (or portion thereof) ending on or before the Effective Date, has made or obtained records or documents that in all material respects meet the requirements of subsection 247(4) of the Tax Act and any equivalent provision of any Tax legislation of any other relevant jurisdiction;

(xi)           each of the Purchaser and the Purchaser Subsidiaries has duly and timely collected all amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial, state and local taxes, required by applicable Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by applicable Laws to be remitted to it, except in each case where such amounts are immaterial;

(xii)          for the purposes of the Tax Act and any other relevant Tax purposes:

(A)          the Purchaser is resident in Canada and is not resident in any other country; and

(B)           each of the Purchaser Material Subsidiaries is resident in the country in which it was formed, and is not resident in any other country;

(xiii)         neither the Purchaser nor any Purchaser Subsidiary has, directly or indirectly, transferred property to or supplied services to, or acquired property or services from, any Person with whom it was not dealing at arm’s length (for the purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of such property or services;

(xiv)        there are no Encumbrances for Taxes, other than Permitted Encumbrances, on any of the assets of the Purchaser or any Purchaser Subsidiary;

(xv)         for U.S. federal income tax purposes, no limitation under Sections 382 or 384 of the Code currently applies to the net operating losses or built in losses of the Purchaser or any Purchaser Subsidiary;

(xvi)        neither the Purchaser nor any Purchaser Subsidiary (i) has ever been a member of an affiliated group of corporations filing a consolidated United States federal income Tax Return, and (ii) has any liability for Taxes of any other Person under United States Treasury Regulations Section 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee or successor, by contract, or otherwise;

(xvii)       neither the Purchaser nor any Purchaser Subsidiary has been notified of, or has any knowledge of its participation in a transaction that is described as a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b);

(xviii)      the Purchaser and each Purchaser Subsidiary has complied with all tax reporting requirements under Sections 6038A, 6038B, 6038C, 6038D, or 6039C of the Code;

(xix)         neither the Purchaser nor any Purchaser Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code; and

(xx)          neither the Purchaser nor any Purchaser Subsidiary will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Effective Date, (B) agreement or other arrangement executed on or prior to the Effective Date, including any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of the taxation legislation of any other jurisdiction), (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of the taxation legislation of any other jurisdiction), (D) instalment sale or open transaction disposition made on or prior to the Effective Date, (E) prepaid amount received on or prior to the Effective Date, or (F) any election, designation or similar filing related to Taxes, including any election under Section 108(i) of the Code.

(v)           Fees. Except as disclosed in Schedule 3.3(v) to the Purchaser Disclosure Letter, none of the Purchaser or the Purchaser Subsidiaries will be liable, directly or indirectly, for the fees, commissions or expenses of any broker, finder, investment banker or other similar agent in connection with the Arrangement.

(w)          Commitment Letter. Pursuant to a commitment letter (the “Commitment Letter”) dated June 15, 2011 between The Toronto Dominion Bank (the “Bank”) and the Purchaser, a complete and accurate executed copy of which has been delivered to the Partnership, the Bank has provided a fully underwritten commitment to structure, arrange, underwrite and syndicate (i) a bridge credit facility in an aggregate amount of up to $230,000,000 to be made available to the Purchaser; and (ii) a bridge credit facility in an aggregate amount of up to $400,000,000 to be made available to the Partnership (collectively, the “Bridge Loans”). There are no conditions precedent related to the funding of the Bridge Loans, other than as expressly set forth in the Commitment Letter. Assuming the accuracy of the Partnership Entities’ and the Corporation’s representations and warranties contained herein, as of the date of this Agreement, the Purchaser has no reasonable basis to believe that any of the conditions set forth in the Commitment Letter will not be satisfied or that the Bridge Loans will not be available to the Purchaser or the Partnership, as the case may be, when required in accordance with this Agreement. Assuming the accuracy of the Partnership Entities’ and the Corporation’s representations and warranties contained herein, as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a material default or breach on the part of the Purchaser under any representation, warranty, term or condition of the Commitment Letter other than to the extent that any term or condition requires any action by, or otherwise relates to, the Corporation, the Partnership Entities or any of the Partnership Subsidiaries.

(x)            Funds Available. The Bridge Loans and the available cash of the Purchaser will be sufficient to enable the Purchaser to pay the cash consideration payable to the Partnership Unitholders and the Corporation Shareholders pursuant to the Plan of Arrangement and the fees and expenses of the Purchaser in connection with the transactions contemplated by this Agreement and the Commitment Letter.

(y)           Internal Controls and Financial Reporting. The Purchaser has (i) designed disclosure controls and procedures to provide reasonable assurance that material information relating to the Purchaser, including the Purchaser Subsidiaries, is made known to the Chief Executive Officer and Chief Financial Officer of the Purchaser on a timely basis, particularly during the periods in which the annual or interim filings are being prepared; (ii) designed internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (iii) has evaluated the effectiveness of the Purchaser’s disclosure controls and procedures and has disclosed in its management’s discussion and analysis its conclusions about the effectiveness of its disclosure controls and procedures; and (iv) has evaluated the effectiveness of the Purchaser’s internal control over financial reporting and has disclosed in its management’s discussion and analysis its conclusions about the effectiveness of internal control over financial reporting and, if applicable, the necessary disclosure relating to any material weaknesses. To the knowledge of the Purchaser, prior to the date of this Agreement:

(i)            there are no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of the Purchaser that could reasonably be expected to adversely affect the Purchaser’s ability to record, process, summarize and report financial information; and

(ii)           there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of the Purchaser. Since January 1, 2008, the Purchaser has received no: (x) complaints from any source regarding accounting, internal accounting controls or auditing matters; or (y) expressions of concern from employees of the Purchaser or any Purchaser Subsidiary regarding questionable accounting or auditing matters.

(z)            Related Party Transactions. Except as disclosed in the Purchaser Public Documents the other agreements contemplated hereby, there are no Contracts or other transactions currently in place between the Purchaser or its Subsidiaries, on the one hand, and: (i) any officer or director of any of the Purchaser or its Subsidiaries; (ii) any holder of record or beneficial owner of 10% or more of the Purchaser Shares; and (iii) any Affiliate or associate (so defined in the Securities Act) of any such, officer, director, holder of record or beneficial owner, on the other hand.

(aa)         Registration Rights. No Purchaser Shareholder has any right to compel the Purchaser to register or otherwise qualify the Purchaser Shares (or any of them) for public sale or distribution.

(bb)         Insurance. All insurance maintained by the Purchaser is in full force and effect and in good standing and is in amounts and in respect of such risks as are normal and usual for companies of similar size operating in the industry in which the Purchaser operates.

(cc)         Board Approval.

(i)            TD Securities Inc. and Morgan Stanley & Co. LLC have delivered opinions to the Purchaser Board to the effect that, as of the date of such opinions and subject to the limitations, qualifications and assumptions set forth therein, the Consideration to be paid pursuant to this Agreement is fair from a financial point of view to the Purchaser; and

(ii)           the Purchaser has determined unanimously that the Arrangement is in the best interests of the Purchaser and is fair to the Purchaser Shareholders and has resolved unanimously to recommend to the Purchaser Shareholders that they vote in favour of the Purchaser Share Issuance.  The Purchaser Board has unanimously approved the Arrangement pursuant to the Plan of Arrangement and the execution and performance of this Agreement.

(dd)         RRSP Eligibility.  The Purchaser is a “public corporation” as defined in the Tax Act.

3.4          Disclosure Letters

Concurrently with the execution and delivery of this Agreement, the Partnership Entities are delivering to the Purchaser the Partnership Entity Disclosure Letter and the Corporation is delivering to the Purchaser the Corporation Disclosure Letter, each of which is deemed to modify the representations and the warranties of the Partnership Entities and the Corporation, respectively, contained in this Agreement, and the Purchaser is delivering to each of the Partnership Entities and the Corporation the Purchaser Disclosure Letter, which is deemed to modify the representations and warranties of the Purchaser contained in this Agreement. Notwithstanding anything in the Partnership Entity Disclosure Letter, the Corporation Disclosure Letter or the Purchaser Disclosure Letter to the contrary, all disclosures in the Partnership Entity Disclosure Letter, the Corporation Disclosure Letter and the

Purchaser Disclosure Letter must reference or be associated with a particular Section in this Agreement, but will also be interpreted to relate to or modify other Sections of this Agreement. The inclusion of any item in the Partnership Entity Disclosure Letter, the Corporation Disclosure Letter or the Purchaser Disclosure Letter shall not be construed as an admission by the Partnership Entities, the Corporation or the Purchaser, as applicable, of the materiality of such item.

3.5          Survival of Representations and Warranties

(a)           The representations and warranties contained in Sections 3.1, 3.2 and 3.3 of this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of (i) the Effective Time, and (ii) the date on which this Agreement is terminated in accordance with its terms.

(b)           Except for the representations and warranties contained herein, none of the Partnership, GP, the Corporation, the Purchaser or any other Persons on behalf of the Partnership, GP, the Corporation or the Purchaser, makes any express or implied representation or warranty with respect to the Partnership, GP, the Corporation or the Purchaser or with respect to any other information provided or otherwise made available in connection with the transactions contemplated hereby.

(c)           This Section 3.5 will not limit any covenant or agreement of any of the Parties which, by its terms, contemplates performance after the Effective Time or the date on which this Agreement is terminated, as the case may be.

ARTICLE 4
COVENANTS

4.1          Covenants of the Purchaser — General

The Purchaser covenants and agrees with the Partnership Entities and the Corporation that, from the date of this Agreement until the earlier of the Effective Time and the time this Agreement is terminated in accordance with its terms, except with the prior written consent of the Partnership Entities and the Corporation (such consent not to be unreasonably withheld of delayed), and except as otherwise expressly permitted or specifically contemplated by this Agreement (including the Plan of Arrangement) or required by applicable Laws:

(a)           the Purchaser shall forthwith carry out the terms of the Interim Order and the Final Order to the extent applicable to it and will use all reasonable commercial efforts to assist the Partnership Entities and the Corporation in obtaining such orders;

(b)           make joint elections with Eligible Holders in respect of the disposition of their Partnership Units or Corporation Shares, as the case may be, pursuant to Section 85 of the Tax Act (or any analogous provision of provincial tax law) in accordance with the procedures and within the time limits set out in the Plan of Arrangement.  The agreed amount under such joint elections shall be determined by each Eligible Holder in its sole discretion within the limits set out in the Tax Act;

(c)           the Purchaser shall, concurrently with the first public announcement of the transactions contemplated hereby, publicly announce that the Purchaser intends to increase the annual dividend of the Purchaser to an amount equal to $1.15 per Purchaser Share, effective on the Effective Date and conditional on the closing of the Arrangement as planned and there being no Material Change in the financial condition of the Purchaser or the Partnership prior to the Effective Time; and

(d)           the Purchaser shall use its reasonable commercial efforts to obtain approval for the listing of the Purchaser Shares to be issued pursuant to the Arrangement on the Exchanges.

4.2          Purchaser Meeting

Subject to the terms of this Agreement, the Purchaser covenants in favour of the Partnership Entities and the Corporation that it shall:

(a)           in accordance with the terms of and the procedures contained in applicable Law, duly call, give notice of, convene, hold and conduct the Purchaser Meeting as soon as reasonably practicable following the date of execution of this Agreement and the receipt of all Regulatory Approvals under applicable Securities Laws related to the Form S-4, to consider and, if deemed advisable, to approve the Purchaser Share Issuance Resolution;

(b)           in consultation with the Partnership Entities, fix and publish a record date for the purposes of determining the Purchaser Shareholders entitled to receive notice of and vote at the Purchaser Meeting;

(c)           except as required for quorum purposes or otherwise permitted under this Agreement, the Purchaser shall not adjourn (except as required by Law or by valid Purchaser Shareholder action), postpone or cancel (or propose to permit the adjournment (except as required by Law or by valid Purchaser Shareholder action), postponement or cancellation of) the Purchaser Meeting without the prior written consent of the Partnership Entities;

(d)           (i) solicit proxies of Purchaser Shareholders in favour of the Purchaser Share Issuance Resolution and against any resolution submitted by any other Purchaser Shareholder, including, if so reasonably requested by the Partnership Entities, using the services of dealers and proxy solicitation services and permitting the Partnership Entities to otherwise assist the Purchaser in such solicitation, and take all other actions that are necessary or reasonably desirable to seek the approval of the Purchaser Share Issuance Resolution by the Purchaser Shareholders, (ii) in the Purchaser Circular recommend to holders of Purchaser Shares that they vote in favour of the Purchaser Share Issuance Resolution, and (iii) include in the Purchaser Circular a statement that each director and executive officer of the Purchaser intends to vote all of such Person’s Purchaser Shares in favour of the Purchaser Share Issuance Resolution; and

(e)           advise the Partnership Entities and the Corporation as each may reasonably request, and at least on a daily basis on each of the last 10 Business Days prior to the date of the Purchaser Meeting, as to the aggregate tally of the proxies received in respect of the Purchaser Share Issuance Resolution.

4.3                               Purchaser Circular; Form S-4

(a)                                  Subject to compliance with Section 4.4, as soon as reasonably practicable after the execution and delivery of this Agreement, the Purchaser shall prepare the Purchaser Circular which shall form part of the Form S-4, together with any other documents required by the Securities Laws or other applicable Laws in connection with the Purchaser Meeting to be filed or prepared by the Purchaser.  Subject to Section 4.2(a) and Section 4.4, as soon as reasonably practicable after the execution and delivery of this Agreement, the Purchaser shall, unless otherwise agreed by the Parties, cause the Purchaser Circular and such other documentation required in connection with the Purchaser Meeting to be mailed to the Purchaser Shareholders and filed in all jurisdictions where the same is required to be filed as required by applicable Laws.  The Purchaser Circular shall include the unanimous recommendation of the Purchaser Board that the Purchaser Shareholders vote in favour of the Purchaser Share Issuance Resolution, subject to the terms of this Agreement and a statement that each director and executive officer of the Purchaser intends to vote all of his or her Purchaser Shares in favour of the Purchaser Share Issuance Resolution, and shall include a copy of the Purchaser Opinions.

(b)                                 Subject to compliance with Section 4.4, as soon as reasonably practicable after the execution and delivery of this Agreement, the Purchaser shall prepare and file with the SEC the Form S-4. The Purchaser shall use its commercially reasonable efforts to have the Form S-4 declared effective under the U.S. Securities Act as promptly as practicable after its filing with the SEC.

4.4                               Preparation of Purchaser Filings

(a)                                  The Parties shall use reasonable commercial efforts to co-operate in the preparation and filing of the Purchaser Circular and the Form S-4, and in the mailing of the Purchaser Circular. The Purchaser shall provide each of the Partnership Entities and the Corporation and each of their representatives with a reasonable opportunity to review and comment on the Purchaser Circular and the Form S-4, including by providing on a timely basis a description of any information required to be supplied by the Partnership Entities and the Corporation for inclusion in the Purchaser Circular or the Form S-4 (as applicable), prior to it being printed and mailed to the Purchaser Shareholders and filed with the applicable Securities Authorities in accordance with applicable Laws and will accept the reasonable comments of each of the Partnership Entities and the Corporation and their legal counsel with respect to any such information required to be supplied by the Partnership Entities and the Corporation and included in the Purchaser Circular or the Form S-4 and shall give reasonable consideration to comments of each of the Partnership Entities and the Corporation and its legal counsel in respect of any other matters in the Purchaser Circular or the Form S-4, provided that all information relating to the Partnership Entities and the Corporation included in the Purchaser Circular or the Form S-4 shall be in form and content satisfactory to the Partnership Entities and the Corporation. The Purchaser shall provide the Partnership Entities and the Corporation with a final copy of the Purchaser Circular prior to mailing to the Partnership Unitholders and the Corporation Shareholders and the Form S-4 once it is declared effective under the U.S. Securities Act.

(b)                                 Each of the Partnership Entities and the Corporation shall provide the Purchaser with any information for inclusion in the Purchaser Circular or the Form S-4 that may be required under applicable Law and/or is reasonably requested by the Purchaser.

(c)                                  The Purchaser shall ensure that the Purchaser Circular, including all information incorporated by reference therein, complies with all applicable Laws, and, without limiting the generality of the foregoing, that the Purchaser Circular does not, at the time of mailing of the Purchaser Circular, contain any untrue statement of a Material Fact or omit to state a Material Fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances under which they are made (other than with respect to any information relating to and provided by the Partnership Entities and the Corporation) and shall contain sufficient detail to permit the Purchaser Shareholders to form reasoned judgement concerning the matters to be placed before them at the Purchaser Meeting.  The Purchaser shall ensure that the Form S-4, including all information incorporated by reference therein, complies with all applicable Securities Laws, and, without limiting the generality of the foregoing, that the Form S-4 does not, at the time it is declared effective under the U.S. Securities Act, contain any untrue statement of a Material Fact or omit to state a Material Fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances under which they are made (other than with respect to any information relating to and provided by the Partnership Entities and the Corporation).

(d)                                 Each of the Partnership Entities and the Corporation shall ensure that the information provided by it for inclusion in the Purchaser Circular or the Form S-4 does not, at the time of the mailing of the Purchaser Circular or the effectiveness of the Form S-4, as applicable, contain any untrue statement of a Material Fact or omit to state any Material Fact required to be stated therein or that is necessary to make the statements contained therein not misleading in light of the circumstances under which they are made.

(e)                                  Each of the Parties shall promptly notify each other if at any time before the Effective Time it becomes aware that the Purchaser Circular or the Form S-4 contains an untrue statement of a Material Fact or omits to state a Material Fact required to be stated therein or that is necessary to make the statements contained therein not misleading in light of the circumstances under which they are made, or that otherwise requires an amendment or supplement to the Purchaser Circular or the Form S-4, and the Parties shall co-operate in the preparation of such amendment or supplement as required or appropriate, and the Purchaser shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Purchaser Circular to Purchaser Shareholders and, if required by the Court or applicable Laws, file the same with the applicable Securities Authorities and as otherwise required.

(f)                                    The Purchaser shall as soon as reasonably practicable inform each of the Partnership Entities and the Corporation of any requests or comments, whether oral or written, made by Securities Authorities in connection with the Purchaser Circular or the Form S-4. Each of the Parties will use all reasonable commercial efforts to cooperate with the other and to do all such acts and things as may be necessary or desirable in the manner contemplated in the context of the preparation of the Purchaser Circular and the Form

S-4 and use its respective commercially reasonable efforts to resolve all requests or comments made by Securities Authorities with respect to the Purchaser Circular and the Form S-4 and any other required filings under applicable Securities Laws as soon as reasonably practicable after receipt thereof. The Purchaser shall provide the Partnership Entities and the Corporation, on the date of their filing or delivery, copies of each filing with, and responses delivered to, the Securities Authorities in connection with the Form S-4, including any request for effectiveness of the Form S-4.

(g)                                 The Purchaser will inform each of the Partnership Entities and the Corporation as soon as reasonably practicable after it is aware of any written communication received from Purchaser Shareholders in opposition to the Purchaser Share Issuance or the Purchaser Share Issuance Resolution.

(h)                                 The Purchaser will give advance notice to each of the Partnership Entities and the Corporation of the Purchaser Meeting and allow each of the Partnership Entities’ and the Corporation’s representatives and legal counsel to attend the Purchaser Meeting.

(i)                                     The Purchaser shall promptly notify the Partnership Entities and the Corporation of the effectiveness of the Form S-4.

4.5                               Conduct of Business by the Partnership

The Partnership Entities covenant and agree with the Purchaser that they shall, and shall cause the Partnership Subsidiaries to, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Purchaser shall otherwise agree in writing (such agreement not to be unreasonably withheld or delayed), and except in each case as otherwise permitted or contemplated by this Agreement, the Partnership Reorganization Agreements, the Management Agreements Termination Agreement, the Management Agreement Assignment Agreement or the Plan of Arrangement, as contemplated in Schedule 4.5 to the Partnership Entity Disclosure Letter, or as is otherwise required by applicable Law, conduct its and their respective businesses only in, and not take any action except in, the ordinary course of business, use all reasonable commercial efforts to maintain and preserve its and their business organization and goodwill, assets, employees and advantageous business relationships, and, without limiting the generality of the foregoing, not:

(a)                                  amend or propose to amend the Partnership Agreement or the constating documents of any Partnership Subsidiary;

(b)                                 adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Partnership or any Partnership Subsidiary;

(c)                                  reorganize, amalgamate or merge the Partnership or any Partnership Subsidiary with any other Person;

(d)                                 admit any Person as a general partner of the Partnership other than the GP;

(e)                                  reduce the stated capital of the shares of any Partnership Subsidiary;

(f)                                    split, consolidate, combine, reclassify or otherwise amend the terms of any class of securities;

(g)                                 except pursuant to its distribution reinvestment plan in connection with the distribution to be paid by the Partnership on or about June 23, 2011, issue or agree to issue any additional securities or any options, warrants, calls, conversion privileges or rights of any kind to acquire any securities;

(h)                                 redeem, purchase or otherwise acquire any of its securities or securities of any Partnership Subsidiary, except as may be required in accordance with their terms;

(i)                                     declare, set aside or pay any dividend or other distribution or payment in cash, securities or property with respect to any class of securities (other than (i) the regular monthly distribution to Partnership Unitholders in the amount of $1.76 on an annualized basis payable to Partnership Unitholders of record on the last business day of each month, (ii) the regular dividends to holders of preferred shares of CPEL, and (iii) dividends or other distributions or payments to the Partnership or any of the Partnership Subsidiaries);

(j)                                     make any loan or advances to any other Person other than Partnership Subsidiaries, except in the ordinary course of business;

(k)                                  except in the ordinary course of business, sell, pledge, dispose of, mortgage, licence or encumber any property or assets with a value individually or in the aggregate exceeding $10 million;

(l)                                     acquire, by merger, amalgamation, consolidation, acquisition of securities or assets or otherwise, any corporation, partnership or other business organization or division thereof or, except in Partnership Subsidiaries, make any investment therein either by purchase of securities, contributions of capital or property transfer, with an acquisition or investment cost individually or in the aggregate exceeding $10 million;

(m)                               incur or commit to capital expenditures in an amount in excess of the budgeted capital expenditure amounts as set forth in the Partnership 2011-01-05 CPILP Consolidated Model in the Data Site;

(n)                                 incur or commit to any expenditures in respect of, make any loan or advances to, or otherwise fund the Partnership’s Roxboro and Southport facilities located in the State of North Carolina except as budgeted in the Partnership 2011-01-05 CPILP Consolidated Model in the Data Site;

(o)                                 incur, create, assume or otherwise become liable for any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, or make any loans or advances, except in the ordinary course of business;

(p)                                 pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, liabilities or obligations for an amount exceeding $10 million in the aggregate other than the payment, discharge or satisfaction, in the ordinary course of business of liabilities reflected or reserved against in the Partnership’s financial statements or incurred in the ordinary course of business;

(q)                                 waive, release, grant, transfer, exercise, modify or amend in any material respect, other than in the ordinary course of the business, (i) any existing Partnership Material Contracts, (ii) any material Authorization, or (iii) any other material legal rights or claims;

(r)                                    take any action or fail to take any action which action or failure to act would reasonably be expected to result in the material loss, expiration or surrender of, or the loss of any material benefit under any material Authorization necessary to conduct its businesses as now conducted;

(s)                                  take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Partnership to consummate the Arrangement or the other transactions contemplated by this Agreement;

(t)                                    except in the ordinary course of business or pursuant to existing employment, pension, termination or compensation arrangements, policies or agreements or the Partnership Management Agreements, grant to any director, officer or employee an increase in compensation in any form, make any loan to any director, officer, employee or former employee, or take any action with respect to the grant of any change of control, severance, retention or termination pay to, or the entering into of any employment agreement with, any director, officer or employee, or with respect to any increase of benefits payable under its current change of control, severance or termination pay policies;

(u)                                 establish, adopt, enter into, amend in any material manner or terminate any Benefit Plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date hereof) or collective bargaining agreement;

(v)                                 enter into or renew any agreement, contract, lease, licence or other binding obligation of the Partnership or any Partnership Subsidiary (A) containing (1) any material limitation or restriction on the ability of the Partnership or any Partnership Subsidiary or, following completion of the transactions contemplated hereby, the ability of the Purchaser or its Subsidiaries, to engage in any type of activity or business, (2) any limitation or restriction on the localities in which, all or any portion of the business of the Partnership or any Partnership Subsidiary or, following consummation of the transactions contemplated hereby, all or any portion of the business of the Purchaser or its Subsidiaries, is or would be conducted, or (3) any material limit or restriction on the ability of the Partnership or any Partnership Subsidiary or, following completion of the transactions contemplated hereby, the ability of the Purchaser or its Subsidiaries, to solicit customers or employees, or (B) that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement;

(w)                               except as provided for in the Partnership 2011-01-05 CPILP Consolidated Model in the Data Site or in the ordinary course of business, not enter into or renew any agreement, contract, lease, licence or other binding obligation of the Partnership or any Partnership Subsidiary that is not terminable within 30 days of the Effective Date without payment by the Purchaser or its Subsidiaries that involves or would reasonably be expected to involve payments in excess of $10 million in the aggregate over the term of the contract;

(x)                                   make any changes to any of its accounting policies, principles, methods, practices or procedures, except as required by applicable Laws or under GAAP or IFRS in the case of GP or under IFRS in the case of the Partnership;

(y)                                 except for tax elections in respect of the December 2010 transfer of Coastal Rivers Power Limited Partnership and NW Energy (Williams Lake) Limited Partnership, and their general partners, to CPEL, make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Returns or enter into any agreement with any Governmental Entity relating to Taxes;

(z)                                   take any action that would reasonably be expected to adversely affect any Partnership Subsidiary’s status as a Qualifying Facility, an Exempt Wholesale Generator, or a Foreign Utility Company, or its Market-Based Rate Authorization or its compliance with all applicable NERC requirements and standards;

(aa)                            except pursuant to the Partnership Material Contracts, the Partnership Management Agreements, the Partnership Reorganization Agreements, the ROFL Termination Agreement, the transactions contemplated by this Agreement and for transactions undertaken in the ordinary course of business, enter into any transaction, undertaking or arrangement with any Person with which they are not dealing at arm’s length, as that term is defined for the purposes of the Tax Act;

(bb)                          cause or permit New LLC or New LLC2 to undertake any activity except as explicitly provided under this Agreement, the Plan of Arrangement or the Partnership Reorganization Agreements; and

(cc)                            agree, resolve or commit to do any of the foregoing.

In addition, the Partnership Entities covenant and agree with the Purchaser that they shall, and shall cause the Partnership Subsidiaries to, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, use its reasonable commercial efforts (taking into account insurance market conditions and offerings and industry practices) to cause their current insurance policies, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverages thereunder to lapse, except where such cancellation, termination or lapse would not individually or in the aggregate be material to the Partnership, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductibles and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that subject to Section 4.16, none of the Partnership Entities or any Partnership Subsidiary shall obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months from the date hereof.

4.6                               Conduct of Business by GP

GP covenants and agrees with the Purchaser that it shall, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Purchaser shall otherwise agree in writing (such agreement not to be unreasonably withheld or delayed), cause the Partnership to comply with its obligations under this Agreement and the Plan of Arrangement, and except as otherwise expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement, as contemplated in Schedule 4.6 of the Partnership Entity Disclosure Letter, or as is otherwise required by applicable Law, conduct its business only in, and not take any action except in, the ordinary course of business, use all reasonable commercial efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships, and, without limiting the generality of the foregoing, not:

(a)                                  amend or propose to amend the constating documents of GP;

(b)                                 adopt a plan of liquidation or resolutions providing for its liquidation or dissolution;

(c)                                  reorganize, amalgamate or merge with any other Person;

(d)                                 reduce the stated capital of its outstanding shares;

(e)                                  split, consolidate, combine, reclassify or otherwise amend the terms of any class of securities;

(f)                                    issue or agree to issue any additional securities or any options, warrants, calls, conversion privileges or rights of any kind to acquire any securities;

(g)                                 redeem, purchase or otherwise acquire any of its securities;

(h)                                 declare, set aside or pay any dividend or other distribution or payment in cash, securities or property with respect to any class of securities (other than dividends to holders of shares of GP in an amount consistent with past practice and dividends to holders of shares of GP as contemplated in the Plan of Arrangement;

(i)                                     make any loan or advances to any other Person, except in the ordinary course of business;

(j)                                     except in the ordinary course of business, sell, pledge, dispose of, mortgage, licence or encumber any property or assets with a value individually or in the aggregate exceeding $100,000;

(k)                                  sell, pledge or dispose of any Partnership Units owned by it at the date of this Agreement;

(l)                                     acquire, by merger, amalgamation, consolidation, acquisition of securities or assets or otherwise, any corporation, partnership or other business organization or division thereof or make any investment therein either by purchase of securities, contributions of capital or property transfer, with an acquisition or investment cost individually or in the aggregate exceeding $100,000;

(m)                               incur or commit to capital expenditures in excess of $100,000 prior to the Effective Date;

(n)                                 incur, create, assume or otherwise become liable for any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, or make any loans or advances, except in the ordinary course of business;

(o)                                 pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, liabilities or obligations for an amount exceeding $100,000 in the aggregate other than the payment, discharge or satisfaction, in the ordinary course of business of liabilities incurred in the ordinary course of business;

(p)                                 waive, release, grant, transfer, exercise, modify or amend in any material respect, other than in the ordinary course of the business, (i) any existing GP Material Contract, (ii) any material Authorization, or (iii) any other material legal rights or claims;

(q)                                 take any action or fail to take any action which action or failure to act would reasonably be expected to result in the material loss, expiration or surrender of, or the loss of any material benefit under any material Authorization necessary to conduct its business as now conducted;

(r)                                    take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the GP to consummate the Arrangement or the other transactions contemplated by this Agreement;

(s)                                  except in the ordinary course of business or pursuant to existing employment, pension, termination or compensation arrangements, policies or agreements, grant to any director, officer or employee an increase in compensation in any form, make any loan to any director, officer, employee or former employee, or take any action with respect to the grant of any change of control, severance, retention or termination pay to, or the entering into of any employment agreement with, any director, officer or employee, or with respect to any increase of benefits payable under its current change of control, severance or termination pay policies;

(t)                                    establish, adopt, enter into, amend in any material manner or terminate any Benefit Plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date hereof) or collective bargaining agreement;

(u)                                 enter into or renew any agreement, contract, lease, licence or other binding obligation of the GP (A) containing (1) any material limitation or restriction on the ability of the GP or, following completion of the transactions contemplated hereby, the ability of the Purchaser or its Subsidiaries, to engage in any type of activity or business, (2) any limitation or restriction on the localities in which, all or any portion of the business of the GP or, following consummation of the transactions contemplated hereby, all or any portion of the business of the Purchaser or its Subsidiaries, is or would be conducted, or (3) any material limit or restriction on the ability of the GP or, following completion of the transactions contemplated hereby, the ability of the Purchaser or its Subsidiaries, to solicit customers or employees, or (B) that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement;

(v)                                 except in the ordinary course of business, not enter into or renew any agreement, contract, lease, licence or other binding obligation of the GP that is not terminable within 30 days of the Effective Date without payment by the Purchaser or its Subsidiaries that involves or would reasonably be expected to involve payments in excess of $100,000 in the aggregate over the term of the contract;

(w)                               make any changes to any of its accounting policies, principles, methods, practices or procedures, except as required by applicable Laws or under GAAP or under IFRS;

(x)                                   make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Returns or enter into any agreement with any Governmental Entity relating to Taxes;

(y)                                 except pursuant to the Partnership Material Contracts, the Partnership Management Agreements, the Partnership Reorganization Agreements, the ROFL Termination Agreement, the transactions contemplated by this Agreement and for transactions undertaken in the ordinary course of business, enter into any transaction, undertaking or arrangement with any Person with which it is not dealing at arm’s length, as that term is defined for the purposes of the Tax Act; and

(z)                                   agree, resolve or commit to do any of the foregoing.

In addition, GP covenants and agrees with the Purchaser that it shall vote, or cause to be voted, the Partnership Units owned by it in favour of the Arrangement at the Partnership Meeting, and that it shall, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, use its reasonable commercial efforts (taking into account insurance market conditions and offerings and industry practices) to cause its current insurance policies, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverages thereunder to lapse, except where such cancellation, termination or lapse would not individually or in the aggregate be material to GP, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductibles and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that subject to Section 4.16, the GP shall not obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months from the date hereof.

4.7                               Conduct of Business by the Corporation

The Corporation covenants and agrees with the Purchaser that it shall, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Purchaser shall otherwise agree in writing (such agreement not to be unreasonably withheld or delayed), and except as otherwise expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement, as contemplated by the Corporation Disclosure Letter, or as is otherwise required by applicable Law, conduct its business only in, and not take any action except in, the ordinary course of business, use all reasonable best efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships, and, without limiting the generality of the foregoing, not:

(a)                                  amend or propose to amend the constating documents of the Corporation;

(b)                                 adopt a plan of liquidation or resolutions providing for its liquidation or dissolution;

(c)                                  reorganize, amalgamate or merge with any other Person;

(d)                                 reduce the stated capital of its outstanding shares;

(e)                                  split, consolidate, combine, reclassify or otherwise amend the terms of any class of securities;

(f)                                    issue or agree to issue any additional securities or any options, warrants, calls, conversion privileges or rights of any kind to acquire any securities;

(g)                                 redeem, purchase or otherwise acquire any of its securities;

(h)                                 declare, set aside or pay any dividend or other distribution or payment in cash, securities or property with respect to any class of securities, other than the dividend to Corporation Shareholders as contemplated in the Plan of Arrangement;

(i)                                     make any loan or advances to any other Person;

(j)                                     sell, pledge, dispose of, mortgage, licence or encumber any property or assets;

(k)                                  sell, pledge or dispose of any Partnership Units or shares of GP owned by it at the date of this Agreement;

(l)                                     acquire, by merger, amalgamation, consolidation, acquisition of securities or assets or otherwise, any corporation, partnership or other business organization or division thereof or make any investment therein either by purchase of securities, contributions of capital or property transfer;

(m)                               incur or commit to capital expenditures;

(n)                                 incur, create, assume or otherwise become liable for any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person, or make any loans or advances;

(o)                                 pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, liabilities or obligations;

(p)                                 waive, release, grant, transfer, exercise, modify or amend in any material respect (i) any existing Corporation Material Contract, (ii) any material Authorization, or (iii) any other material legal rights or claims;

(q)                                 take any action or fail to take any action which action or failure to act would reasonably be expected to result in the material loss, expiration or surrender of, or the loss of any material benefit under, any material Authorization necessary to conduct its business as now conducted;

(r)                                    take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Corporation to consummate the Arrangement or the other transactions contemplated by this Agreement;

(s)                                  grant to any director, officer or employee any compensation in any form, make any loan to any director, officer, employee or former employee, or take any action with respect to the grant of any change of control, severance, retention or termination pay to, or the entering into of any employment agreement with, any director, officer or employee;

(t)                                    establish, adopt, enter into, amend in any material manner or terminate any Benefit Plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date hereof) or collective bargaining agreement;

(u)                                 enter into or renew any agreement, contract, lease, licence or other binding obligation of the Corporation (A) containing (1) any material limitation or restriction on the ability of the Corporation or, following completion of the transactions contemplated hereby, the ability of the Purchaser or its Subsidiaries, to engage in any type of activity or business, (2) any limitation or restriction on the localities in which, all or any portion of the business of the Corporation or, following consummation of the transactions contemplated hereby, all or any portion of the business of the Purchaser or its Subsidiaries, is or would be conducted, or (3) any material limit or restriction on the ability of the Corporation or, following completion of the transactions contemplated hereby, the ability of the Purchaser or its Subsidiaries, to solicit customers or employees, or (B) that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement;

(v)                                 not enter into or renew any agreement, contract, lease, licence or other binding obligation of the Corporation other than in ordinary course;

(w)                               make any changes to any of its accounting policies, principles, methods, practices or procedures, except as required by applicable Laws or under GAAP or IFRS;

(x)                                   make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Returns, or enter into any agreement with any Governmental Entity relating to Taxes;

(y)                                 except pursuant to the Corporation Material Contracts, the transactions contemplated by this Agreement and for transactions undertaken in the ordinary course of business, enter into any transaction, undertaking or arrangement with any Person with which it is not dealing at arm’s length, as that term is defined for the purposes of the Tax Act; and

(z)                                   agree, resolve or commit to do any of the foregoing.

In addition, the Corporation covenants and agrees with the Purchaser that it shall vote, or cause to be voted, the Partnership Units owned by it in favour of the Arrangement at the Partnership Meeting, and that it shall, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, use its reasonable commercial efforts (taking into account insurance market conditions and offerings and industry practices) to cause its current insurance policies, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverages thereunder to lapse, except where such cancellation, termination or lapse would not individually or in the aggregate be material to the Corporation, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductibles and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that subject to Section 4.16, the Corporation shall not obtain or re-new any insurance (or re-insurance) policy for a term exceeding 12 months from the date hereof.

4.8                               Conduct of Business by the Purchaser

The Purchaser covenants and agrees with the Partnership, GP and the Corporation that it shall, and shall cause the Purchaser Subsidiaries to, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Partnership Entities and the Corporation shall otherwise agree in writing (such agreement not to be unreasonably withheld or delayed), and except in each case as otherwise permitted or contemplated by this Agreement or the Plan of Arrangement, as contemplated by the Purchaser Disclosure Letter, or as is otherwise required by applicable Law, conduct its business only in, and not take any action except in, the ordinary course of business use all reasonable commercial efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships, and not:

(a)                                  amend or propose to amend the articles or by-laws of the Purchaser or the constating documents of any Purchaser Subsidiary;

(b)                                 adopt a plan of liquidation or resolutions providing for its liquidation or dissolution;

(c)                                  reorganize, amalgamate or merge with any other Person;

(d)                                 take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Purchaser to consummate the Arrangement or the other transactions contemplated by this Agreement;

(e)                                  split, consolidate, combine, reclassify or otherwise amend the terms of any class of securities;

(f)                                    issue or agree to issue any additional securities or any options, warrants, calls, conversion privileges or rights of any kind to acquire any securities, except for: (i) the issuance of securities of the Purchaser necessary for the consummation of the Arrangement (including as may be issued pursuant to the Securities Offerings); (ii) issuances of common shares upon the exercise of outstanding convertible debentures; (iii) the issuance of notional units and/or common shares pursuant to the Purchaser’s long term incentive plan and deferred unit plan; (iv) the issuance of common shares pursuant to any dividend reinvestment plan that may be adopted by the Purchaser; or

(v) the issuance of additional securities of Purchaser Subsidiaries in the ordinary course of business;

(g)                                 redeem, purchase or otherwise acquire any of its securities except pursuant to any normal course issuer bid that may be implemented by the Purchaser;

(h)                                 declare, set aside or pay any dividend or other distribution or payment in cash, securities or property with respect to the Purchaser Shares, other than (i) the regular monthly dividend to Purchaser Shareholders in the amount of $0.0912 per month, and (ii) dividends or other distributions or payments to the Purchaser or any Purchaser Subsidiary;

(i)                                     make any loan or advances to any other Person other than wholly-owned Purchaser Subsidiaries, except in the ordinary course of business;

(j)                                     except in the ordinary course of business, sell, pledge, dispose of or encumber any property or assets with a value individually or in the aggregate exceeding $10 million;

(k)                                  acquire, by merger, amalgamation, consolidation, acquisition of securities or assets or otherwise, any corporation, partnership or other business organization or division thereof or make any investment therein either by purchase of securities, contributions of capital or property transfer, with an acquisition or investment cost individually or in the aggregate exceeding $10 million; or

(l)                                     agree, resolve or commit to do any of the foregoing.

4.9                               Mutual Covenants Regarding the Arrangement

Until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, each Party shall perform all obligations required to be performed by such Party under this Agreement, and cooperate with the other Parties in connection therewith and use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 5 (to the extent the same is within its control) and to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including the Arrangement and, without limiting the generality of the foregoing, each Party shall use all commercially reasonable efforts to:

(a)                                  other than with respect to the Investment Canada Act Approval, apply for and obtain, and to assist the other Parties to obtain, all Regulatory Approvals required by such Party and its Subsidiaries in connection with the completion by such Party of the transactions contemplated by this Agreement, and, in doing so, keep the other Parties reasonably informed as to the status of the proceedings related to obtaining such Regulatory Approvals, including providing the other Parties and their advisors with copies of all related applications and notifications, in draft form, in order for the other Parties and its advisors to provide their comments thereon, provided that submissions, filings or other written communications to the Commissioner of Competition or the staff of the Competition Bureau may be redacted as necessary before sharing with the other Party to address reasonable confidentiality concerns, provided that external legal counsel to the Purchaser, the Partnership Entities and the Corporation shall receive non-redacted versions of drafts or final submissions, filings or other written communications to the

Commissioner of Competition or the staff of the Competition Bureau on the basis that the redacted information will not be shared with their respective clients, provided that, notwithstanding anything in the Agreement to the contrary, no Party shall have an obligation to provide any other Party and its advisors with copies of related applications and notifications, in draft form or otherwise, to the extent the foregoing is not permitted under any applicable Law;

(b)                                 other than with respect to the Investment Canada Act Approval, not participate in any meetings or material conversations with any Government Entity in respect of any filings, investigations or other inquiries related to the transactions contemplated by this Agreement unless it consults with the other Party in advance and to the extent permitted by such Governmental Entity, gives the other Party the reasonable opportunity to participate in such communications or meetings;

(c)                                  the Parties hereto understand and agree that the commercially reasonable efforts of any Party hereto to obtain Competition Act Approval or HSR Act Approval shall not be deemed to include: (i) entering into any settlement, undertaking, consent decree, consent agreement, consent order, stipulation or agreement with the Commissioner of Competition or with any other Government Entity in connection with the transactions contemplated hereby; (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise) of any of the businesses, assets or projects of any Party, including its Affiliates and Subsidiaries, or taking any other action or commit to take any action that limits its freedom of action with respect to its ability to operate or retain any of the businesses, assets or projects of such Party, including its Affiliates and Subsidiaries; (iii) defending all lawsuits, applications or other legal, regulatory proceedings against such Party or any of its Affiliates and Subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby, including the Arrangement; or (iv) lifting or rescinding any injunction or restraining order relating to such Party or any of its Affiliates or Subsidiaries or any other order which may adversely affect the ability of the Parties to consummate the transactions contemplated hereby, including the Arrangement;

(d)                                 apply for and obtain all necessary Consents required to be obtained by such Party or any of its Subsidiaries (for greater certainty, in the case of the Partnership Entities being the Partnership Entity Consents, in the case of the Corporation being the Corporation Consents, and in the case of the Purchaser being the Purchaser Consents) in connection with the transactions contemplated hereby, including the Arrangement, from other parties, in the case of the Partnership, to the Partnership Material Contracts, in the case of GP, to the GP Material Contracts, in the case of the Corporation, to the Corporation Material Contracts, and in the case of the Purchaser, to the Purchaser Material Contracts, (without paying, and without committing itself or any other Party to pay any consideration or incur any liability or obligation to or in respect thereof, without the prior written consent of such other Party);

(e)                                  other than with respect to the Investment Canada Act Approval, effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by such Party or any of its Subsidiaries in connection with the transactions contemplated hereby, including the Arrangement, and participate and appear in any proceedings of any Party before Governmental Entities;

(f)                                    comply with all requirements which applicable Laws may impose on such Party or any of its Subsidiaries with respect to the transactions contemplated hereby, including the Arrangement;

(g)                                 other than with respect to the Investment Canada Act Approval, except for non-substantive communications with third parties and communications to its legal and other advisors and as otherwise provided herein (including the redaction of confidential information to address reasonable confidentiality concerns provided that external legal counsel shall receive non-redacted versions), such Party will furnish to the other Parties: (i) a copy of each notice, report, schedule or other document delivered, filed or received after the date of this Agreement by such Party in connection with the Arrangement to or from any Governmental Entity; (ii) any filings under applicable Laws in connection with the Arrangement; and (iii) any documents related to dealings with Governmental Entity in connection with the transactions contemplated herein;

(h)                                 notify the other Parties of:

(i)                                     any communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its subsidiaries or its representatives); and

(ii)                                  any lawsuits or other legal, regulatory or other proceedings threatened or commenced against or otherwise affecting such Party or any of its Subsidiaries that are related to the transactions contemplated by this Agreement, including the Arrangement;

(i)                                     defend all lawsuits or other legal, regulatory or other proceedings against such Party or any of its Subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby, including the Arrangement, except as stipulated in Section 4.9(c);

(j)                                     have lifted or rescinded any injunction or restraining order relating to such Party or any of its Subsidiaries or other order which may adversely affect the ability of the Parties to consummate the transactions contemplated hereby, including the Arrangement, except as stipulated in Section 4.9(c);

(k)                                  promptly advise the other Parties orally and, if then requested, in writing of any change, effect, event or occurrence which would reasonably be expected to have a Material Adverse Effect on such Party, or to materially impair or delay the consummation of the transactions contemplated by this Agreement, including the Arrangement, or the ability of such Party to perform its obligations hereunder;

(l)                                     with respect to the Investment Canada Act Approval and the Investment Canada Act Filing, the Partnership Entities and the Corporation shall use commercially reasonable efforts to assist the Purchaser in obtaining the Investment Canada Act Approval, including, without limiting the generality of the foregoing, promptly providing such information and assistance as may be reasonably requested by the Purchaser to assist in preparing the Investment Canada Act Filing and to satisfy, as promptly as reasonably practicable, any requests for information and documentation the Purchaser receives from any Governmental Entity in respect of the Investment Canada Act Approval. The Purchaser shall keep the Partnership Entities reasonably informed as to the status of the Investment Canada Act Approval proceedings and shall promptly advise the Partnership Entities of any material written or verbal communications the Purchaser has with the  staff of the Investment Review Division of Industry Canada or the Minister of Industry or his designee relating to the Investment Canada Act Approval; and

(m)                               negotiate in good faith to prepare and cause to be executed as soon as practicable (and in any event by the Effective Time) a definitive Transitional Services Agreement.

4.10                        Competition Act Approval, Investment Canada Act Approval and HSR Act Approval

(a)                                  The Partnership Entities, the Corporation and the Purchaser shall: (i) as soon as reasonably practicable after the date hereof take all reasonable actions necessary to make the filings required, or which the Partnership Entities, the Corporation and the Purchaser jointly elect to make in respect of each of the Competition Act Approval and the HSR Act Approval (each, a “Competition Filing”) and, with respect to the HSR Act Approval, shall request early termination of the waiting period in each of the pre-merger notification and report forms required to be filed under the HSR Act; and (ii) comply at the earlier of the earliest practicable date or as required by under applicable Law with any request for additional information or documentary material received by the Partnership Entities, the Corporation or the Purchaser or any of their Subsidiaries from a Governmental Entity with respect to a Competition Filing.

(b)                                 The Purchaser shall: (i) as soon as reasonably practicable after the date hereof prepare and file with the Investment Review Division of Industry Canada an application for review under Part IV of the Investment Canada Act (the “Investment Canada Filing”); and (ii) as promptly as reasonably practicable following such filing, submit to the Director of Investments under the Investment Canada Act, draft written undertakings to Her Majesty in Right of Canada on terms and conditions satisfactory to the Purchaser, acting reasonably, and shall, in a timely manner, submit executed undertakings on terms and conditions satisfactory to the Purchaser, acting reasonably.

(c)                                  Each of the Partnership and the Purchaser shall pay 50% of any and all application or filing fees (including applicable Taxes) with respect to any and all applications or filings in respect of each Competition Filing.

4.11                        Purchaser Financing

(a)           Prior to the Effective Time, the Partnership, the GP and the Corporation shall provide, and shall use their commercially reasonable efforts to cause their Agents to provide, all cooperation reasonably requested by the Purchaser in connection with:

(i)                                     the arrangement of the Bridge Loans contemplated by the Commitment Letter, including: (i) providing reasonable assistance with the preparation of materials for bank information memoranda and similar documents required in connection with the Bridge Loans, (ii) executing and delivering guarantee, pledge and security documents and related officer certificates or other documents as may be reasonably requested by the Bank (including certificates with respect to solvency and other customary matters for use in reports in any materials relating to the Bridge Loans) and otherwise reasonably facilitating the guaranteeing of obligations and the pledging of collateral, (iii) furnishing the Purchaser and its financing sources as promptly as reasonably practicable with available financial and other pertinent available information regarding the Corporation, the Partnership Entities and the Partnership Subsidiaries as may be reasonably requested by the Purchaser or its financing sources, including information related to the Corporation, the Partnership Entities or the Partnership Subsidiaries required by regulatory authorities including under applicable “know your client” and anti-money laundering rules and regulations and other cooperation and assistance as may be reasonably requested by the Purchaser, (iv) permitting the prospective lenders involved in such financing to evaluate and appraise the Corporation’s, the Partnership’s and the Partnership Subsidiaries’ current assets and liabilities, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements; and (v) causing the taking of actions by the Corporation, the Partnership Entities and the Partnership Subsidiaries reasonably necessary to permit the completion of the Bridge Financing; and

(ii)                                  the proposed public and/or private offerings by the Purchaser of approximately $423 million of debt and approximately $200 million of equity to enable the Purchaser to pay the cash consideration payable to the Partnership Unitholders and the Corporation Shareholders pursuant to the Plan of Arrangement, as an alternative to or to repay the Bridge Loans (the “Securities Offerings”), including: (i) furnishing the Purchaser as promptly as reasonably practicable with available financial and other pertinent available information regarding the Corporation, the Partnership Entities and the Partnership Subsidiaries and other cooperation and assistance as may be reasonably requested by the Purchaser, including, the relevant financial information required under applicable Securities Laws for a prospectus offering in Canada and the United States or reasonably requested by the proposed underwriters for due diligence purposes; (ii) participating in a reasonable number of roadshow meetings, presentations, due diligence sessions, drafting sessions and sessions with prospective underwriters, investors and rating agencies in connection with the Securities Offerings; (iii) assisting with the preparation of materials for rating agency presentations, information memoranda, and other documents required in connection with the Securities Offerings (including requesting any consents of accountants for use of their reports in prospectuses or in any other materials relating thereto and the delivery of customary comfort letters for prospectus offerings in Canada and the United States); and (iv) causing the taking of actions by the Corporation, the Partnership Entities and the Partnership Subsidiaries reasonably necessary to permit the completion of the Securities Offerings;

provided, however, that nothing in this Section 4.11(a) shall require (i) any cooperation to the extent that it would materially and unreasonably interfere in any material respect with the business or operations of the Corporation, the Partnership Entities or the Partnership Subsidiaries; (ii) the Partnership Entities or the Corporation to make any expenditures or incur any costs unless they have first received an appropriate indemnity from the Purchaser indemnifying them for and agreeing to reimburse them for any such expenditures or costs; and (iii) the Partnership Entities or the Corporation to enter into, execute or deliver any guarantee, pledge, security document or other agreement unless such guarantee, pledge, security document or other agreement by its terms and conditions does not become effective until on or after the Effective Time.

(b)                                 The Corporation, the Partnership Entities and the Partnership Subsidiaries hereby consent to the reasonable use of their logos in connection with any of the financings contemplated hereby, provided that such logos are used in a manner that is not intended to harm or disparage such entities or their marks.

(c)                                  The Purchaser will use commercially reasonable efforts to fulfill and comply with all of its obligations under the Commitment Letter and to satisfy or cause the satisfaction of all of the conditions precedent to the funding of the Bridge Loans on or before the Effective Date (or such earlier date required by the Commitment Letter).  The Purchaser will notify the Partnership Entities and the Corporation promptly upon becoming aware of any breach or default by the Purchaser under the Commitment Letter or the failure or reasonably likely failure of any condition in the Commitment Letter to be satisfied. The Purchaser will not terminate or amend the Commitment Letter without the prior written consent of the Partnership Entities and the Corporation.

(d)                                 In the event that the credit facility available to the Partnership that forms part of the Bridge Loans is drawn in whole or in part by the Partnership, the Purchaser covenants and agrees to provide a subordinated guarantee (subordinated to the Bridge Loan and any and all other existing or future indebtedness of the Purchaser) of the 5.87% Senior Notes due August 15, 2017 and 5.97% Senior Notes due August 15, 2019 issued by CPI Power (US) GP, the 5.9% Senior Notes due July 15, 2014 issued by Curtis Palmer LLC and the 5.95% medium term notes due June 23, 2036 issued by the Partnership, effective as at the Effective Time and in form and substance satisfactory to the Partnership, acting reasonably.

(e)                                  If the Purchaser determines, in its sole discretion, that any draw is required to be made by the Partnership under the Bridge Loans in order to complete the Arrangement:

(i)             the Partnership shall make such draw prior to the Effective Time;

(ii)          the Plan of Arrangement shall be amended in accordance with its terms as is contemplated in Section 4.1(e) of the Plan of Arrangement; and

(iii)       the Purchaser shall cause the Partnership to loan the amount so drawn to the Purchaser immediately following the acquisition of Partnership Units by the Purchaser pursuant to the Plan of Arrangement and prior to the completion of the Arrangement.

4.12                       FPA Section 203 Approval

The Partnership Entities, the Partnership Subsidiaries, the Corporation and the Purchaser shall: (i) as soon as reasonably practicable take all reasonable actions necessary to file or cause to be filed with FERC an application under Section 203 of the FPA and the rules and regulations promulgated thereunder, seeking a FERC order approving the Arrangement (“FPA Section 203 Filing”); and (ii) comply at the earliest practicable date with any request for additional information or documentary material received by the Partnership Entities, the Partnership Subsidiaries, the Corporation or the Purchaser or any of their Subsidiaries from FERC with respect to the FPA Section 203 Filing.

4.13                        Covenants of the Partnership Entities Regarding Non-Solicitation

(a)                                  On and after the date of this Agreement and until this Agreement is terminated in accordance with its terms, except as otherwise provided in this Agreement or as contemplated by the Partnership Reorganization Agreements, the Partnership Entities shall not, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors) agent, Subsidiaries or otherwise:

(i)                                     knowingly make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers regarding any Partnership Acquisition Proposal;

(ii)                                  engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or knowingly encourage, any effort or attempt by any other Person to make or complete any Partnership Acquisition Proposal (provided that, for greater certainty, the Partnership Entities may advise any Person making an unsolicited Partnership Acquisition Proposal that such Partnership Acquisition Proposal does not constitute a Superior Proposal when the GP Board has so determined);

(iii)          withdraw, modify or qualify (or publicly propose to or publicly state that it intends to withdraw, modify or qualify) in any manner adverse to the Purchaser the approval or recommendation of the GP Board (or any committee thereof) of this Agreement or the Arrangement;

(iv)                              approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Partnership Acquisition Proposal; or

(v)                                 accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, understanding, arrangement or undertaking related to any Partnership Acquisition Proposal (other than a confidentiality agreement permitted by and in compliance with Section 4.13(d)).

(b)                                 From and after the date of this Agreement and until this Agreement is terminated in accordance with its terms, except as contemplated by the Partnership Reorganization Agreements, the Partnership Entities will immediately cease and cause to be terminated any existing solicitation, activity, discussion or negotiation with any Person (other than the Purchaser) by the Partnership Entities or any of their officers, directors, employees, representatives, agents or Subsidiaries with respect to any Partnership Acquisition Proposal, whether or not initiated by the Partnership Entities, and, in connection therewith, the Partnership Entities will discontinue access to any confidential information (including, without limitation, through data rooms (virtual or otherwise) previously provided to any such Person) and will request (and exercise all rights it has to require) the return or destruction of all confidential information regarding the Partnership Entities and the Partnership Subsidiaries previously provided to any such

Person. The Partnership Entities shall not terminate, waive, amend or modify any provision of any existing confidentiality agreement relating to a Partnership Acquisition Proposal and shall not release any third party from any confidentiality, non-solicitation or standstill agreement to which it is a party (it being understood that the automatic termination of the standstill provisions of any such agreements in accordance with their terms shall not be a violation of this Section 4.13(b)). The Partnership Entities undertake to enforce, or cause the Partnership Subsidiaries to enforce, all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that they or any of their Subsidiaries have entered into prior to the date hereof or enter into after the date hereof.

(c)                                  From and after the date of this Agreement and until this Agreement is terminated in accordance with its terms, the Partnership Entities shall as soon as reasonably practicable (and in any event within 24 hours) notify the Purchaser, at first orally and then in writing, of any proposal, inquiry, offer, expression of interest or request relating to or constituting a Partnership Acquisition Proposal, any request for discussions or negotiations, and any request for non-public information relating to the Partnership Entities or the Partnership Subsidiaries received by the Partnership Entities’ directors, officers, representatives or agents, or any material amendments to the foregoing. Such notice shall include a copy of any written proposal, inquiry, offer, expression of interest or request and if the proposal is not in written form, a description of the material terms and conditions of, and the identity of the Person making, any proposal, inquiry, offer, expression of interest or request (or any amendment to any of the foregoing). The Partnership Entities shall keep the Purchaser promptly and fully informed of the status of any such proposal, inquiry, offer, expression of interest or request and shall respond promptly to all inquiries of the Purchaser with respect thereto.

(d)                                 Notwithstanding Section 4.13(a) and any other provision of this Agreement, if on or after the date hereof and prior to obtaining the approval of Partnership Unitholders of the Arrangement Resolution at the Partnership Meeting, any of the Partnership Entities receive a bona fide written Partnership Acquisition Proposal that was not solicited by the Partnership Entities after the date hereof in contravention of Section 4.13(a) and provided that the Partnership Entities are in compliance with Sections 4.13(a) and 4.13(b), the Partnership Entities shall be permitted to engage in discussions or negotiations, provide information and otherwise cooperate with and assist the Person making such Partnership Acquisition Proposal, if:

(i)                                     the Partnership Entities have provided the Purchaser with the notice required by Section 4.13(c) in respect of such Partnership Acquisition Proposal;

(ii)                                  the GP Board determines in good faith, after consultation with its outside legal and financial advisors, that such Partnership Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and that, based on the advice of outside counsel, the failure to take such action would be inconsistent with its fiduciary duties under applicable Laws and the Partnership Agreement;

(iii)                               prior to providing any information or data in respect of any of the Partnership Entities or the Partnership Subsidiaries, the Partnership receives from the

Person making the Partnership Acquisition Proposal an executed confidentiality agreement that contains provisions that are not less favourable to the Partnership than those contained in the Confidentiality Agreement including a standstill provision and the Partnership Entities promptly and in any event not less than 24 hours after its execution send a copy of any such confidentiality agreement to the Purchaser; and

(iv)                              the Purchaser is provided with a list of, or in the case of information on or after the date hereof that was not previously made available to the Purchaser, copies of, any information provided to the Person making the Partnership Acquisition Proposal.

(e)                                  The Partnership Entities agree that they will not accept, approve or enter into any agreement (a “Proposed Agreement”), other than a confidentiality agreement as contemplated by Section 4.13(d), with any Person providing for or to facilitate any Partnership Acquisition Proposal, unless:

(i)                                     the Partnership Meeting has not occurred;

(ii)                                  the GP Board determines in good faith, after consultation with its outside legal and financial advisors, that such Partnership Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be inconsistent with its fiduciary duties under applicable Laws and the Partnership Agreement;

(iii)                               the Partnership Entities have complied with Sections 4.13(a) through 4.13(d) inclusive;

(iv)                              the Partnership Entities have provided the Purchaser with a written notice that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal, including a copy of any Proposed Agreement relating to such Superior Proposal, and a written notice from the GP Board regarding the value in financial terms that the GP Board has in consultation with its financial advisors determined should be ascribed to any non-cash consideration offered under the Superior Proposal, such documents to be so provided to the Purchaser not less than five Business Days prior to the proposed acceptance, approval, recommendation or execution of the Proposed Agreement by Partnership Entities;

(v)                                 five Business Days shall have elapsed from the date the Purchaser received the notice and documentation required by Section 4.13(e)(iv) and, if the Purchaser has proposed to amend the terms of the Arrangement in accordance with Section 4.13(f), the GP Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Partnership Acquisition Proposal continues to be a Superior Proposal compared to the proposed amendment to the terms of the Arrangement by the Purchaser;

(vi)                              the Partnership Entities concurrently terminate this Agreement pursuant to Section 6.3(d)(iii); and

(vii)                           the Partnership has previously, or concurrently will have, paid to the Purchaser the Purchaser Termination Fee,

and the Partnership Entities further agree that they and the GP Board will not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to the Purchaser the approval or recommendation of the Arrangement, nor accept, approve or recommend any Partnership Acquisition Proposal unless the requirements of Sections 4.13(e)(i) through 4.13(e)(vii) have been satisfied.

(f)                                    The Partnership Entities acknowledge and agree that, during the five Business Day periods referred to in Sections 4.13(e)(i) through 4.13(e)(vii) or such longer period as the Partnership Entities may approve for such purpose, the Purchaser shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement and the Arrangement and the Partnership Entities shall co-operate with the Purchaser with respect thereto, including negotiating in good faith with the Purchaser to enable the Purchaser to make such adjustments to the terms and conditions of this Agreement and the Arrangement as the Purchaser deems appropriate and as would enable the Purchaser to proceed with the Arrangement and any related transactions on such adjusted terms. The GP Board will review any written definitive proposal by the Purchaser to amend the terms of the Arrangement in order to determine, in good faith in the exercise of its fiduciary duties and consistent with Section 4.13(a), whether the Purchaser’s written definitive proposal to amend the Arrangement would result in the Partnership Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Arrangement.  If the GP Board determines that a Partnership Acquisition Proposal is not a Superior Proposal as compared to the proposed written definitive amendment to the terms of the Arrangement, it will promptly enter into the proposed written definitive amendment to the Arrangement.

(g)                                 The GP Board shall promptly reaffirm its recommendation of the Arrangement by press release after: (x) any Partnership Acquisition Proposal which the GP Board determines not to be a Superior Proposal is publicly announced or made; or (y) the GP Board determines that a proposed amendment to the terms of the Arrangement would result in the Partnership Acquisition Proposal which has been publicly announced or made not being a Superior Proposal, and the Purchaser has so amended the terms of the Arrangement. The Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by the GP Board, acting reasonably.

(h)                                 Nothing in this Agreement shall prevent the GP Board from responding through a directors’ circular or otherwise as required by applicable Securities Laws to a Partnership Acquisition Proposal that it determines is not a Superior Proposal. The Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such disclosure, recognizing that whether or not such comments are appropriate will be determined by the GP Board, acting reasonably.

(i)                                     Each of the Partnership Entities and the Purchaser agree that all information that may be provided to it by the other with respect to any Partnership Acquisition Proposal pursuant to this Section 4.13 shall be treated as “Evaluation Material” as that term is defined in the Confidentiality Agreement, and shall not be disclosed or used except in accordance with the provisions of the Confidentiality Agreement or in order to enforce its rights under this Agreement in legal proceedings.

(j)                                     Each of the Partnership Entities shall ensure that its officers, directors and key employees and any financial advisors or other advisors, representatives or agents retained by it are aware of the provisions of this Section 4.13, and shall be responsible for any breach of this Section 4.13 by such officers, directors, key employees, financial advisors or other advisors, representatives or agents.

(k)                                  The Partnership Entities acknowledge and agree that each successive modification of any Partnership Acquisition Proposal shall constitute a new Partnership Acquisition Proposal for purposes of this Section 4.13, and, for greater certainty, of the requirement of Sections 4.13(e) and 4.13(f) to initiate an additional five Business Day response period for the Purchaser.

(l)                                     If the Partnership Entities provide the Purchaser with the notice of a Partnership Acquisition Proposal contemplated in this Section 4.13 on a date that is less than five Business Days prior to the Partnership Meeting, if requested by the Purchaser, the Partnership Entities shall adjourn or postpone the Partnership Meeting to a date that is not less than five Business Days and not more than 10 calendar days after the date of such notice, provided, however, that the Partnership Meeting shall not be adjourned or postponed to a date later than the fifth Business Day prior to the Outside Date and, if requested by the Partnership Entities, the Purchaser shall adjourn or postpone the Purchaser Meeting to the same date.

4.14                        Covenants of the Corporation Regarding Non-Solicitation

(a)                                  On and after the date of this Agreement and until this Agreement is terminated in accordance with its terms, except as otherwise provided in this Agreement, except as contemplated by the Partnership Reorganization Agreements, the Corporation shall not, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors), agent, Subsidiary or otherwise:

(i)                                     knowingly make, solicit, assist, initiate, encourage or otherwise facilitate any inquiries, proposals or offers regarding any Partnership Acquisition Proposal or Corporation Acquisition Proposal;

(ii)                                  engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or knowingly encourage, any effort or attempt by any other Person to make or complete any Partnership Acquisition Proposal or Corporation Acquisition Proposal;

(iii)                               approve or recommend or propose publicly to approve or recommend any Partnership Acquisition Proposal or Corporation Acquisition Proposal; or

(iv)                              accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, understanding, arrangement or undertaking related to any Partnership Acquisition Proposal or Corporation Acquisition Proposal.

(b)                                 From and after the date of this Agreement and until this Agreement is terminated in accordance with its terms, except as contemplated by the Partnership Reorganization Agreements, the Corporation will immediately cease and cause to be terminated any existing solicitation, activity, discussion or negotiation with any Person (other than the Purchaser) by the Corporation or any of its officers, directors, employees, representatives or agents with respect to any Partnership Acquisition Proposal or Corporation Acquisition Proposal, whether or not initiated by the Corporation, and, in connection therewith, the Corporation will discontinue access to any confidential information (including, without limitation, through data rooms (virtual or otherwise) previously provided to any such Person) and will request (and exercise all rights it has to require) the return or destruction of all confidential information regarding the Partnership Entities, the Partnership Subsidiaries, and the Corporation previously provided to any such Person. From and after the date of this Agreement and until this Agreement is terminated in accordance with its terms, except as contemplated by the Partnership Reorganization Agreements, the Corporation shall not terminate, waive, amend or modify any provision of any existing confidentiality agreement relating to a Partnership Acquisition Proposal or a Corporation Acquisition proposal and shall not release any third party from any confidentiality, non-solicitation or standstill agreement to which it is a party (it being understood that the automatic termination of the standstill provisions of any such agreements in accordance with their terms shall not be a violation of this Section 4.14(b)). The Corporation undertakes to enforce all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that it has entered into prior to the date hereof or enter into after the date hereof.

(c)                                  The Corporation shall ensure that its officers, directors and key employees and any financial advisors or other advisors, representatives or agents retained by it are aware of the provisions of this Section 4.14, and shall be responsible for any breach of this Section 4.14 by such officers, directors, key employees, financial advisors or other advisors, representatives or agents.

4.15                        Access to Information; Confidentiality

From the date hereof until the earlier of the Effective Time and the time this Agreement is terminated in accordance with its terms, subject to compliance with applicable Law and the terms of any existing Contracts and upon reasonable notice, the Partnership Entities shall, and shall cause the Partnership Subsidiaries to, afford to the Purchaser and its officers, employees, advisors, agents and representatives reasonable access, during normal business hours but without any disruption to its normal business operations, to their designated officers, employees, agents, properties, books, records and Contracts in order to permit the Purchaser to be in a position to expeditiously and efficiently integrate the business and operations of the Partnership immediately upon but not prior to the Effective Date. Each of the Parties acknowledges and agrees that information furnished pursuant to this Section 4.15 shall be subject to the terms and conditions of the Confidentiality Agreement.

4.16                        Insurance and Indemnification

(a)                                  The Partnership Entities and the Purchaser covenant and agree that the Partnership Entities will be entitled to secure directors’ and officers’ liability insurance coverage for the current and former directors, and officers of the Partnership Entities and the Partnership Subsidiaries on a seven year “trailing” or “run-off” basis, provided that the aggregate cost therefor does not exceed 300% of the annual premiums currently in effect. If the Partnership Entities elect not to subscribe to such a policy for any reason, then the Purchaser covenants and agrees that, for not less than seven years from the Effective Time, it shall maintain insurance coverage substantially equivalent to that in effect under the current policies of the directors’ and officers’ liability insurance maintained by or on behalf of or for the benefit of the Partnership Entities or any of the Partnership Subsidiaries which is no less advantageous, and with no gaps or lapses in coverage with respect to matters occurring prior to or on the Effective Time, provided that the aggregate cost therefor does not exceed 300% of the annual premiums currently in effect.

(b)                                 The Partnership Entities and the Purchaser covenant and agree that all rights to indemnification, exculpation, limitation of liability or expenses reimbursement now existing (i) in favour of present and former officers and directors of the Partnership Entities and the Partnership Subsidiaries, and (ii) pursuant to the Partnership Agreement, shall survive the Arrangement and shall continue in full force and effect.

(c)                                  The provisions of Sections 4.16(a), (b) and (c) are intended for the benefit of the applicable third parties not party to this Agreement, and shall be enforceable by each of such Persons and his or her heirs, executors administrators and other legal representatives and shall not be terminated, modified or waived in such a manner as to adversely affect any such Person, it being expressly agreed that the Persons to whom Sections 4.16(a), (b) and (c) apply shall be third party beneficiaries of, and entitled to directly enforce, this Section 4.16. In addition, GP shall obtain and hold the rights and benefits of Sections 4.16(a), (b) and (c) for itself and in trust for and on behalf of such third parties and GP hereby irrevocably declares such trust and covenants and agrees (for itself and its successors and assigns) to accept such trust and to hold the benefit of and enforce performance of the covenants herein contained on behalf of such third parties.

(d)                                 The Corporation and the Purchaser covenant and agree that the Corporation will be entitled to secure directors’ and officers’ liability insurance coverage for the current and former directors, and officers of the Corporation on a six year “trailing” or “run-off” basis provided that the aggregate cost therefor does not exceed 300% of the annual premiums currently in effect.  If the Corporation elects not to subscribe to such a policy for any reason, then the Purchaser covenants and agrees that, for not less than six years from the Effective Time, it shall maintain insurance coverage substantially equivalent to that in effect under the current policies of the directors’ and officers’ liability insurance maintained by or on behalf of or for the benefit of the Corporation which is no less advantageous, and with no gaps or lapses in coverage with respect to matters occurring prior to or on the Effective Time.

(e)                                  The Corporation and the Purchaser covenant and agree that all rights to indemnification, exculpation or expenses reimbursement now existing in favour of present and former officers and directors of the Corporation shall survive the Arrangement and shall continue in full force and effect.

(f)                                    The provisions of Sections 4.16(d), (e) and (f) are intended for the benefit of all present and former directors, and officers of the Corporation, and shall be enforceable by each of such Persons and his or her heirs, executors administrators and other legal representatives and shall not be terminated, modified or waived in such a manner as to adversely affect any such Person, it being expressly agreed that the Persons to whom Sections 4.16(d), (e) and (f) apply shall be third party beneficiaries of, and entitled to directly enforce, this Section 4.16.  In addition, the Corporation shall obtain and hold the rights and benefits of Sections 4.16(d), (e) and (f) for itself and in trust for and on behalf of all present and former directors and officers of the Corporation and the Corporation hereby irrevocably declares such trust and covenants and agrees (for itself and its successors and assigns) to accept such trust and to hold the benefit of and enforce performance of the covenants herein contained on behalf of such present and former directors and officers of the Corporation.

(g)                                 This Section 4.16 shall survive the Effective Time and any termination of this Agreement.

4.17                        Privacy Issues

(a)                                  For the purposes of this Section 4.17, the following definitions shall apply:

(i)                                     “applicable law” means, in relation to any Person, transaction or event, all applicable provisions of Applicable Laws by which such Person is bound or having application to the transaction or event in question, including applicable privacy laws;

(ii)                                  “applicable privacy laws” means any and all applicable laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including but not limited to the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law including the Personal Information Protection Act (Alberta);

(iii)                               “authorized authority” means, in relation to any Person, transaction or event, any (A) federal, provincial, municipal or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign, (B) agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, (C) court, arbitrator, commission or body exercising judicial, quasi-judicial, administrative or similar functions, and (D) other body or entity created wider the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having jurisdiction over such Person, transaction or event; and

(iv)                              “Personal Information” means information (other than business contact information when used or disclosed for the purpose of contacting such individual in that individual’s capacity as an employee or an official of an organization and for no other purpose) about an identifiable individual disclosed or transferred to the Purchaser by or on behalf of the Partnership Entities or the Corporation in accordance with this Agreement and/or as a condition of the Arrangement.

(b)                                 The Parties acknowledge that they are responsible for compliance at all times with applicable privacy laws which govern the collection, use or disclosure of Personal Information disclosed to either Party pursuant to or in connection with this Agreement (the “Disclosed Personal Information”).

(c)                                  Prior to the completion of the Arrangement, none of the Parties shall use or disclose the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Arrangement. After the completion of the transactions contemplated herein, a Party may only collect, use and disclose the Disclosed Personal Information for the purposes for which the Disclosed Personal Information was initially collected from or in respect of the individual to which such Disclosed Personal Information relates or for the completion of the transactions contemplated herein, unless (i) a Party shall have first notified such individual of such additional purpose, and where required by applicable law, obtained the consent of such individual to such additional purpose, or (ii) such use or disclosure is permitted or authorized by applicable law, without notice to, or consent from, such individual.

(d)                                 Each Party acknowledges and confirms that the disclosure of the Disclosed Personal Information is necessary for the purposes of determining if the Parties shall proceed with the transactions contemplated herein, including the Arrangement, and that the Disclosed Personal Information relates solely to the carrying on of the business or the completion of the transactions contemplated herein, including the Arrangement.

(e)                                  Each Party acknowledges and confirms that it has taken and shall continue to take reasonable steps to, in accordance with applicable law, prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.

(f)                                    Subject to the following provisions, each Party shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the Parties’ obligations hereunder. Prior to the completion of the Arrangement, each Party shall take reasonable steps to ensure that access to the Disclosed Personal Information shall be restricted to those employees or advisors of the respective Party who have a bona fide need to access to such information in order to complete the transactions contemplated herein, including the Arrangement.

(g)                                 Where authorized by applicable law, each Party shall promptly notify the other Parties to this Agreement of all inquiries, complaints, requests for access, variations or withdrawals of consent and claims of which the Party is made aware in connection with the Disclosed Personal Information. To the extent permitted by applicable law, the Parties shall fully co-operate with one another, with the persons to whom the Personal Information relates, and any authorized authority charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, variations or withdrawals of consent and claims.

(h)                                 Upon the expiry or termination of this Agreement, or otherwise upon the reasonable request of any Party, the other Parties shall forthwith cease all use of the Disclosed Personal Information acquired by it in connection with this Agreement and will return to the requesting Party or, at the requesting Party’s request, destroy in a secure manner, the Disclosed Personal Information (and any copies thereof) in its possession.

4.18                        Title Insurance

The Partnership shall cooperate with the Purchaser regarding the Purchaser’s efforts to obtain an up-to-date title insurance policy for each real property with respect to the Partnership Facilities (in such amounts, on such terms and with such endorsements as determined by the Purchaser). The Purchaser shall be responsible for the costs associated with obtaining such title insurance policies.

4.19                        Notice and Cure Provisions

(a)                                  Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(i)                                     cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or

(ii)                                  result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder in any material respect prior to the Effective Time.

(b)                                 The Purchaser may not exercise its right to terminate this Agreement pursuant to Section 6.3(b)(i) on account of the failure to be satisfied of the conditions set forth in Sections 5.4(a), 5.4(b), 5.4(c), 5.4(d), or 5.4(e), and the Partnership, GP and the Corporation may not exercise their rights to terminate this Agreement pursuant to Section 6.3(b)(i) on account of the failure to be satisfied of the conditions set forth in Sections 5.2(a) or Section 5.2(b), Section 5.3(a) or Section 5.3(b), or Section 6.3(d)(ii), in each case unless the Party seeking to terminate the Agreement shall have delivered a written notice to the other Parties specifying in reasonable detail all breaches of covenants, representations and warranties or other matters that the Party delivering such notice is asserting as the basis for the termination right.  If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may exercise such termination right, until the earlier of (i) the Outside Date, and (ii) the date that is 10 Business Days following receipt of such notice by the Party to whom the notice was delivered, if such matter has not been cured by such date.  If such notice has been delivered prior to the date of the Partnership Meeting, such meeting shall, unless the Parties agree otherwise, be postponed or adjourned until the expiry of such period (without causing any breach of any other provision contained herein).

4.20                        Pre-Acquisition Reorganization

Each of the Corporation and  the Partnership Entities agree that, upon request by the Purchaser, they shall, and shall (to the extent within its control) cause each Partnership Subsidiary to use all commercially reasonable efforts to (a) effect such reorganizations of the Partnership’s or any Partnership Subsidiary’s business, operations and assets or such other transaction as the Purchaser may reasonably request (each a “Pre-Acquisition Reorganization”), and (b) co-operate with the Purchaser and its advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken (including cooperation with the Purchaser to confirm and provide support for all non-capital loss, net capital loss, adjusted cost base and other tax attributes of the Corporation, the Partnership Entities and the Partnership Subsidiaries that may be necessary in connection with any Pre-Closing Reorganization); provided that the Corporation, the Partnership Entities and the Partnership Subsidiaries shall not be required to effect any Pre-Acquisition Reorganization that (i) would be prejudicial in any material respect to any of the Partnership Entities, the Corporation, the Partnership Unitholders, the Corporation Shareholders, CPEL, the holders of the Cumulative Redeemable Preferred Shares, Series 1, Cumulative Rate Reset Preferred Shares, Series 2, or Cumulative Floating Rate Preferred Shares, Series 3 of CPEL, the holders of 5.87% Senior Notes due August 15, 2017 and 5.97% Senior Notes due August 15, 2019 issued by CPI Power (US) GP, the holders of 5.9% Senior Notes due July 15, 2014 issued by Curtis Palmer LLC  or the holders of the 5.95% medium term notes due June 23, 2036 issued by the Partnership; (ii) would materially delay, impair or impede the completion of the Arrangement; (iii) would unreasonably interfere in the ongoing operations of the Partnership Entities or any of the Partnership Subsidiaries; or (iv) would require the Partnership Entities or any Partnership Subsidiary to contravene any Laws or their respective organization documents.

The Purchaser shall provide written notice to the Corporation and the Partnership Entities of any proposed Pre-Acquisition Reorganization at least 15 Business Days prior to the anticipated Effective Date.  Upon receipt of such notice, the Purchaser, the Corporation and the Partnership Entities shall at the expense of the Purchaser, work co-operatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do all such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, and any such Pre-Acquisition Reorganization shall occur as close to the Effective Time as is practical. Notwithstanding the foregoing, the Corporation and the Partnership Entities shall not be required to effect a Pre-Acquisition Reorganization unless they have received an appropriate indemnity indemnifying them for all costs, expenses and losses which they may suffer as a result of such Pre-Acquisition Reorganization, including in connection with the full or partial unwind of any Pre-Acquisition Reorganization, if after participating fully or partially in any Pre-Acquisition Reorganization the Arrangement is not completed other than due to a termination described in Section 6.3(c)(i), (ii) or (iii).

Without limiting the generality of the foregoing, none of the representations, warranties or covenants of the Partnership Entities or the Corporation shall be deemed to apply to, or deemed breached or violated by or as a result of, any of the transactions requested by the Purchaser pursuant to this Section 4.20.

4.21                        Amendment of Constating Documents

The Parties agree that pursuant to this Agreement and to the Arrangement, the Partnership Agreement and the constating documents of the Corporation, the GP and/or any Partnership Subsidiary shall be amended in a manner satisfactory to the Partnership Entities and the Purchaser, acting reasonably, as may be necessary to facilitate the Arrangement and the satisfaction of covenants made under this Agreement and to ensure that no portion of the Partnership’s income for its current fiscal year is allocated to the Purchaser as a result of any distribution made by the Partnership to the Purchaser in accordance with this Agreement or the Plan of Arrangement.

4.22                        Additional Covenants

(a)                                  The Partnership shall use all commercially reasonable efforts to obtain the permission of the CRA to change its fiscal year end so that its current fiscal year ends upon the completion of the Arrangement and shall implement any such change.

(b)                                 The Partnership Entities shall take such steps as are necessary and commercially reasonable, determined in consultation with the Purchaser, to confirm that at the Effective Time, no Partnership Units are held by non-residents of Canada or any partnership that is not a “Canadian partnership” (each within the meaning of the Tax Act).

(c)                                  The Partnership Entities shall use all commercially reasonable efforts to:

(i)                                     ensure that all consents and approvals in respect of the transactions contemplated by the Management Agreement Assignment Agreement shall have been obtained in accordance with its terms; and

(ii)                                  co-operate with the Purchaser in the Purchaser obtaining (or obtaining the benefit of) the Authorizations set forth in the Schedule 3.1(j) of the Partnership Entity Disclosure Letter.

4.23                        Subsidiary Partnership Wind-Up

The Partnership Entities covenant and agree with the Purchaser that they shall use all commercially reasonable efforts to cause:

(a)                                  Coastal Rivers Power LP to be dissolved prior to the Effective Date and, in connection therewith shall use all commercially reasonable efforts to cause:

(i)                                     Coastal Rivers Power LP to obtain or make all Authorizations, consents and notices as may be required in respect of its dissolution, including, without limitation, any Authorizations, consents or notices required to enable Coastal Rivers Power Corporation to transfer its interest in Coastal Rivers Power LP to CPEL and to distribute or transfer the assets of Coastal Rivers Power LP upon such dissolution to CPEL;

(ii)                                  Coastal Rivers Power LP to use its commercially reasonable efforts to obtain the permission of the CRA to change its fiscal year end so that its current fiscal year ends at the moment immediately before the moment that is immediately before its dissolution and to implement any such change;

(iii)                               Coastal Rivers Power Corporation to transfer its interest in Coastal Rivers Power LP to CPEL in consideration for an amount of cash equal to the value of that interest and the distribution of all of the property of Coastal Rivers Power LP upon its dissolution to CPEL;

(iv)                              Coastal Rivers LP and CPEL to make and file a joint election under Section 167 of the Excise Tax Act (Canada) in respect of the transfer of assets to CPEL on the dissolution of Coastal Rivers LP, if deemed advisable in CPEL’s sole discretion; and

(v)                                 CPEL to carry on the business that was carried on by Coastal Rivers Power LP prior to its dissolution in a manner such that the provisions of subsection 98(5) of the Tax Act apply to the dissolution of Coastal Rivers Power LP;

(b)                                 New Energy (Williams Lake) LP to be dissolved prior to the Effective Date and, in connection therewith to use all commercially reasonable efforts to cause:

(i)                                     New Energy (Williams Lake) LP to obtain or make all Authorizations, consents and notices as may be required in respect of its dissolution, including, without limitation, any Authorizations, consents or notices required to enable CPI Power (Williams Lake) Ltd. to transfer its interest in New Energy (Williams Lake) LP to CPEL and to distribute or transfer the assets of New Energy (Williams Lake) LP upon such dissolution to CPEL;

(ii)                                  New Energy (Williams Lake) LP to use its commercially reasonable efforts to obtain the permission of the CRA to change its fiscal year end so that its current fiscal year ends at the moment immediately before the moment that is immediately before its dissolution and to implement any such change;

(iii)                               CPI Power (Williams Lake) Ltd. to transfer its interest in New Energy (Williams Lake) LP to CPEL in consideration for an amount of cash equal to the value of that interest and the distribution of all of the property of New Energy (Williams Lake) LP upon its dissolution to CPEL;

(iv)                              New Energy (Williams Lake) LP and CPEL to make and file a joint election under Section 167 of the Excise Tax Act (Canada) in respect of the transfer of assets to CPEL on the dissolution of New Energy (Williams Lake) LP, if deemed advisable in CPEL’s sole discretion; and

(v)                                 CPEL to carry on the business that was carried on by New Energy (Williams Lake) LP prior to its dissolution in a manner such that the provisions of subsection 98(5) of the Tax Act apply to the dissolution of New Energy (Williams Lake) LP.

4.24                        NC Purchase Agreement

The Partnership Entities covenant and agree with the Purchaser that they shall use their commercially reasonable efforts to ensure that all closing conditions in their favour under the NC Purchase Agreement are satisfied and satisfy all of the closing conditions to closing in favour of Capital Power Investments LLC under the NC Purchase Agreement (except to the extent waived in writing by Capital Power Investments LLC), prior to the Effective Time and to complete the following transactions prior to the Effective Date:

(a)                                  CPI USA Holdings LLC will transfer all of the membership interests of NC LLC to CPIH for an amount equal to the fair market value of such interests, payable in cash;

(b)                                 CPIH will assume all of the indebtedness of NC LLC owing to any Partnership Subsidiary in consideration for the issuance of additional membership interests of NC LLC having a value equal to the liabilities assumed;

(c)                                  CPIH will form a new limited liability company under the laws of the State of Delaware (“New LLC”);

(d)                                 New LLC will form a new limited liability company under the laws of the State of Delaware (“New LLC2”);

(e)                                  CPIH will transfer the membership interests in NC LLC to New LLC in consideration for the issuance of membership interest of New LLC;

(f)                                    New LLC will transfer the membership interests of NC LLC to New LLC2 in consideration for the issuance of membership interest in New LLC2; and

(g)                                 CPI USA Holdings LLC will assign its rights as seller under the NC Purchase Agreement to New LLC.

The Partnership Entities covenant and agree with the Purchaser that New LLC or New LLC2 shall not undertake any activity except as explicitly provided under this Agreement, the Plan of Arrangement or the Partnership Reorganization Agreements.

ARTICLE 5
CONDITIONS PRECEDENT

5.1                               Mutual Conditions Precedent

The obligations of the Parties to complete the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent:

(a)                                  the requisite Partnership Unitholder approvals shall have been obtained at the Partnership Meeting in accordance with the Interim Order;

(b)                                 the Purchaser Share Issuance Resolution shall have been approved by the Purchaser Shareholders at the Purchaser Meeting;

(c)                                  the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to the Parties, each acting reasonably, on appeal or otherwise;

(d)                                 no person shall have filed any notice of appeal of the Final Order, and no person shall have communicated to the Partnership Entities or the Purchaser any intention to appeal the Final Order which would, in the judgment of the Parties, acting reasonably, make it inadvisable to proceed with the implementation of the Arrangement;

(e)                                  all Key Regulatory Approvals, Corporation Regulatory Approvals, Partnership Entity Regulatory Approvals and Purchaser Regulatory Approvals shall have been obtained or satisfied as applicable;

(f)                                    the additional listing of the Purchaser Shares issuable pursuant to the Arrangement shall have been conditionally approved by the Exchanges, subject only to the satisfaction by the Purchaser of customary post-closing conditions imposed by the Exchanges in similar circumstances;

(g)                                 the Articles of Arrangement to be filed with the Director in accordance with the Arrangement shall be in form and substance satisfactory to each of the Partnership Entities, the Corporation and the Purchaser, each acting reasonably;

(h)                                 the actions and transactions contemplated by the Employee Hiring Agreement to be completed at or before the Effective Time shall have been completed, and such agreement shall not have been terminated;

(i)                                     the actions and transactions contemplated by the Pension Transfer Agreement to be completed at or before the Effective Time shall have been completed, and such agreement shall not have been terminated;

(j)                                     the transactions contemplated by the Management Agreements Termination Agreements and the Management Agreement Assignment Agreement to be completed at or before the Effective Time shall have been completed, all conditions precedent to the obligations of the parties thereto shall have been satisfied or waived, and such agreements shall not have been terminated in accordance with their terms;

(k)                                  the ROFL Termination Agreement shall have been duly executed by the parties thereto;

(l)                                     the CPC Agreements shall have been terminated;

(m)                               the Form S-4 shall have become effective under the U.S. Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued, and no proceeding for such purpose shall have been initiated or threatened in writing by the SEC;

(n)                                 the transactions contemplated by the NC Purchase Agreement to be completed at or before the Effective Time shall have been completed, all conditions precedent to the obligations of the parties thereto shall have been satisfied or waived, and such agreements shall not have been terminated;

(o)                                 the Distribution Agreement shall have been duly executed by the parties thereto and shall not have been terminated;

(p)                                 the Transitional Services Agreement shall have been finalized and duly executed by the parties thereto and shall not have been terminated;

(q)                                 no Law shall have been enacted, issued, promulgated, enforced, made, entered, issued or applied and no action or proceeding shall otherwise have been taken under any Laws by any Governmental Entity (whether temporary, preliminary or permanent):

(i)                                     that makes the Arrangement illegal or otherwise directly or indirectly cease trades, enjoins, restrains or otherwise prohibits consummation of the Arrangement or the transactions contemplated herein; or

(ii)                                  which results, or could reasonably be expected to result, in any judgment or assessment of damages, directly or indirectly, relating to the Arrangement or the transactions contemplated herein which would have a Material Adverse Effect in respect of either (A) Partnership Entities and the Corporation taken as a whole or, (B) the Purchaser;

(r)                                    there shall be no proceeding of a judicial or administrative nature or otherwise in progress or threatened that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would reasonably be expected to cease trade, enjoin, prohibit or impose material limitations or conditions on the completion of the transactions contemplated by this Agreement or the Arrangement in accordance with its terms; and

(s)                                  this Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions in this Section 5.1 are for the mutual benefit of the Purchaser, the Partnership Entities and the Corporation and may be waived, in whole or in part, jointly by such parties at any time.

5.2                               Additional Conditions Precedent to the Obligations of the Partnership Entities

The obligation of the Partnership Entities to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent:

(a)                                  all covenants of the Purchaser under this Agreement to be performed on or before the Effective Time shall have been duly performed by the Purchaser in all material respects, and the Partnership Entities shall have received a certificate of the Purchaser addressed to the Partnership Entities and dated the Effective Date, signed on behalf of the Purchaser by two senior executive officers of the Purchaser (on the Purchaser’s behalf and without personal liability), confirming the same as at the Effective Time;

(b)                                 the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct as of the Effective Time, as though made on and as of the Effective Time (other than representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date) except where the failure or failures of all such representations and warranties to be so true and correct would not reasonably be expected to have a Material Adverse Effect in respect of the Purchaser (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded), and the Partnership Entities shall have received a certificate of the Purchaser addressed to the Partnership and dated the Effective Date, signed on behalf of the Purchaser by two senior executive officers of the Purchaser (on the Purchaser’s behalf and without personal liability), confirming the same as at the Effective Time;

(c)                                  no Material Adverse Effect in respect of the Purchaser shall have occurred after the date hereof and prior to the Effective Date;

(d)                                 the Preferred Share Guarantees shall have been duly executed;

(e)                                  the subordinated guarantee contemplated in Section 4.11(d), if required, shall have been duly executed;

(f)                                    the Purchaser shall have furnished the Partnership Entities with:

(i)                                     certified copies of the resolutions duly passed by the Purchaser Board approving this Agreement and the consummation of the transactions contemplated hereby including the Purchaser Share Issuance, and

(ii)                                  certified copies of the Purchaser Share Issuance Resolution duly passed at the Purchaser Meeting;

(g)                                 the Purchaser shall have complied with Section 2.7;

(h)                                 executed releases shall have been received from the Purchaser, the Partnership Entities and the Partnership Subsidiaries by each director and officer of the Partnership Entities and the Partnership Subsidiaries in a form mutually acceptable to the parties thereto, each acting reasonably;

(i)                                     arrangements satisfactory to the Partnership Entities, acting reasonably, shall have been entered into in respect of the obligations contemplated in Sections 4.16(b) and 4.16(e); and

(j)                                     the Purchaser Board shall not have reduced the annual dividend of the Purchaser from the announced increased amount specified in Section 4.1(c).

The conditions in this Section 5.2 are for the exclusive benefit of the Partnership Entities and may be asserted by the Partnership Entities regardless of the circumstances or may be waived by the Partnership Entities in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which the Partnership Entities may have.

5.3                               Additional Conditions Precedent to the Obligation of the Corporation

The obligation of the Corporation to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent:

(a)                                  all covenants of the Purchaser under this Agreement to be performed on or before the Effective Time shall have been duly performed by the Purchaser in all material respects, and the Corporation shall have received a certificate of the Purchaser addressed to the Corporation and dated the Effective Date, signed on behalf of the Purchaser by two senior executive officers of the Purchaser (on the Purchaser’s behalf and without personal liability), confirming the same as at the Effective Time;

(b)                                 the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct as of the Effective Time, as though made on and as of the Effective Time (other than representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct would not reasonably be expected to have a Material Adverse Effect in respect of the Purchaser (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded), and the Corporation shall have received a certificate of the Purchaser addressed to the Corporation and dated the Effective Date, signed on behalf of the Purchaser by two senior executive officers of the Purchaser (on the Purchaser’s behalf and without personal liability), confirming the same as at the Effective Time;

(c)                                  no Material Adverse Effect in respect of the Purchaser shall have occurred after the date hereof and prior to the Effective Date;

(d)                                 the Purchaser shall have furnished the Corporation with:

(i)                                     certified copies of the resolution duly passed by the Purchaser Board approving this Agreement and the consummation of the transactions contemplated hereby, including the Purchaser Share Issuance; and

(ii)                                  certified copies of the Purchaser Share Issuance Resolution duly passed at the Purchaser Meeting;

(e)                                  the Purchaser shall have complied with Section 2.7;

(f)                                    executed releases shall have been received from the Purchaser and the Corporation by each director and officer of the Corporation in a form mutually acceptable to the parties thereto, each acting reasonably; and

(g)                                 the Purchaser Board shall not have reduced the annual dividend of the Purchaser from the announced increased amount specified in Section 4.1(c).

The conditions in this Section 5.3 are for the exclusive benefit of the Corporation and may be asserted by the Corporation regardless of the circumstances or may be waived by the Corporation in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which the Corporation may have.

5.4                               Additional Conditions Precedent to the Obligations of the Purchaser

The obligation of the Purchaser to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent:

(a)                                  all covenants of the Partnership under this Agreement to be performed on or before the Effective Time shall have been duly performed by the Partnership in all material respects, and the Purchaser shall have received a certificate of the Partnership addressed to the Purchaser and dated the Effective Date, signed on behalf of the

Partnership by two officers of GP (on the Partnership’s behalf and without personal liability), confirming the same as at the Effective Time;

(b)                                 all covenants of the Corporation under this Agreement to be performed on or before the Effective Time shall have been duly performed by the Corporation in all material respects, and the Purchaser shall have received a certificate of the Corporation addressed to the Purchaser and dated the Effective Date, signed on behalf of the Corporation by two officers of the Corporation (on the Corporation’s behalf and without personal liability), confirming the same as at the Effective Time;

(c)                                  all covenants of GP under this Agreement to be performed on or before the Effective Time shall have been duly performed by GP in all material respects, and the Purchaser shall have received a certificate of GP addressed to the Purchaser and dated the Effective Date, signed on behalf of GP by two officers of GP (on GP’s behalf and without personal liability), confirming the same as at the Effective Time;

(d)                                 the representations and warranties of the Partnership Entities set forth in this Agreement shall be true and correct as of the Effective Time, as though made on and as of the Effective Time (other than representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of such representations and warranties to be so true and correct would not reasonably be expected to have a Material Adverse Effect in respect of the Partnership Entities and the Corporation taken as a whole (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded), provided that the representations and warranties of the Partnership Entities set forth in Section 3.1(f) shall be true and correct in all respects as of the Effective Time, and the Purchaser shall have received a certificate of the Partnership Entities addressed to the Purchaser and dated the Effective Date, signed on behalf of the Partnership Entities by two officers of GP (on the Partnership’s and GP’s behalf and without personal liability), confirming the same as at the Effective Time;

(e)                                  the representations and warranties of the Corporation set forth in this Agreement shall be true and correct as of the Effective Time, as though made on and as of the Effective Time (other than representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of such representations and warranties to be so true and correct would not reasonably be expected to have a Material Adverse Effect in respect of the Corporation and the Partnership Entities taken as a whole (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded), provided that the representations and warranties of the Corporation in Sections 3.2(d) and 3.2(e) shall be true and correct in all respects as of the Effective Time, and the Purchaser shall have received a certificate of the Corporation addressed to the Purchaser and dated the Effective Date, signed on behalf of the Corporation by two officers of the Corporation (on the Corporation behalf and without personal liability), confirming the same as at the Effective Time;

(f)                                   no Material Adverse Effect in respect of the Partnership Entities and the Corporation taken as a whole shall have occurred after the date hereof and prior to the Effective Date;

(g)                                the Purchaser shall have received the funds in the amount contemplated by the Commitment Letters or shall have successfully completed the Securities Offerings;

(h)                                the Partnership Entities shall have furnished the Purchaser with:

(i)                                    certified copies of the resolutions duly passed by the GP Board approving this Agreement and the consummation of the transactions contemplated hereby (for both itself and on behalf of the Partnership); and

(ii)                                 certified copies of the resolution of Partnership Unitholders, duly passed at the Partnership Meeting, approving the Arrangement Resolution;

(i)                                    the Corporation shall have furnished the Purchaser with:

(i)                                    certified copies of the resolutions duly passed by the Corporation Board approving this Agreement and the consummation of the transactions contemplated hereby; and

(ii)                                 certified copies of the resolutions of Corporation Shareholders, duly passed, approving the Arrangement;

(j)                                    on the date hereof, the Purchaser shall have received the Partnership Support Agreements duly executed by each of the other parties thereto;

(k)                                 no party to a Partnership Support Agreement shall have breached its obligations or covenants under such agreement in any material respect; and

(l)                                    the matters contemplated by Sections 4.23 shall have been completed to the satisfaction of the Purchaser, acting reasonably.

The conditions in this Section 5.4 are for the exclusive benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances or may be waived by the Purchaser in its sole discretion, in whole or in any part, at any time and from time to time without prejudice to any other rights which the Purchaser may have.

5.5                               Satisfaction of Conditions

The conditions precedent set out in Sections 5.1, 5.2, 5.3 and 5.4 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of the Partnership Entities, the Corporation and the Purchaser, Articles of Arrangement are filed under the CBCA in respect of the Arrangement.

ARTICLE 6
AMENDMENT AND TERMINATION

6.1                               Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Partnership Meeting but not later than the Effective Date, be amended by written agreement of the Parties, without further notice to or authorization on the part of the Partnership Unitholders or the Corporation Shareholders (subject to the Interim Order, the Final Order and applicable Laws), and any such amendment may, without limitation:

(a)                                 change the time for performance of any of the obligations or acts of the Parties;

(b)                                waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)                                 waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; or

(d)                                waive compliance with or modify any conditions precedent contained herein;

provided that no such amendment may (i) reduce or materially adversely affect the consideration to be received by the Partnership Unitholders without approval by the Partnership Unitholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court, or (ii) reduce or materially adversely affect the consideration to be received by (or otherwise be reasonably be expected to be adverse to the economic interests of) any Corporation Shareholder without approval by such Corporation Shareholder given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.

6.2                               Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the time this Agreement is terminated in accordance with its terms.

6.3                               Termination

(a)                                 This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of the Partnership, GP, the Corporation and the Purchaser.

(b)                                This Agreement may be terminated by the Partnership, GP, the Corporation or the Purchaser at any time prior to the Effective Time:

(i)                                    if the Effective Time has not occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this Section 6.3(b)(i) shall not be available to a Party whose failure to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date;

(ii)                                 if the Partnership Meeting is held and the Arrangement Resolution fails to receive the requisite Partnership Unitholder approval in accordance with the Interim Order;

(iii)                              if the Purchaser Meeting is held and the Purchaser Share Issuance Resolution fails to receive the requisite Purchaser Shareholder approval; or

(iv)                              if any Law makes the consummation of the Arrangement or the transactions contemplated by this Agreement illegal or otherwise prohibited, and such Law has become final and non-appealable.

(c)                                  This Agreement may be terminated by the Purchaser at any time prior to the Effective Time:

(i)                                     if (A) the GP Board shall have failed to recommend or shall have withdrawn, modified or changed in a manner adverse to the Purchaser its approval or recommendation of this Agreement or the Arrangement, or (B) the GP Board shall have approved or recommended any Partnership Acquisition Proposal or (C) any of the Partnership Entities shall have breached, in any material respect, its covenants in Section 4.13;

(ii)                                  subject to Section 4.19, if the Purchaser is not in material breach of its obligations under this Agreement and (A) there has been a breach on the part of the Partnership, GP or the Corporation of any of their covenants or agreements that would cause the conditions set out in Sections 5.4(a), 5.4(b) or 5.4(c) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date, or (B) there has been a breach of any of the representations and warranties in respect of the Partnership, GP or the Corporation that would cause the conditions set out in Sections 5.4(d) or 5.4(e) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; or

(iii)                               if the Corporation shall have breached, in any material respect, its covenants in Section 4.14.

(d)                                 This Agreement may be terminated by the action of the Partnership Entities at any time prior to the Effective Time:

(i)                                     if (A) the Purchaser Board shall have failed to recommend or shall have withdrawn, modified or changed in a manner adverse to the Partnership its approval or recommendation of the Purchaser Share Issuance Resolution, or (B) the Purchaser Board shall have approved or recommended any Purchaser Acquisition Proposal;

(ii)                                  subject to Section 4.19, if the Partnership Entities are not in material breach of their obligations under this Agreement and (A) there has been a breach on the part of the Purchaser of any of its covenants or agreements that would cause the conditions set forth in Section 5.2(a) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date, or (B) there has been a breach of any of the representations and warranties in respect of the Purchaser that would cause the conditions set forth in Section 5.2(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; or

(iii)                               in order to enter into a definitive agreement with respect to a Superior Proposal in accordance with Section 4.13, subject to the prior payment by the Partnership of the Purchaser Termination Fee.

(e)                                  If this Agreement is terminated in accordance with the provisions of this Section 6.3, this Agreement shall have no further force or effect and there shall be no obligation or further liability on the part of any of the Parties hereto (or any shareholder, unitholder or Agent of such Party), except pursuant to Sections 2.12, 3.5, 4.16, 4.17, 6.3(e), 6.4, 6.5, 6.6, 6.7, 7.4, 7.7, 7.8 and 7.10 and all related definitions set forth in Section 1.1 and the applicable obligations under the Confidentiality Agreement shall survive any termination hereof pursuant to this Section 6.3.

(f)                                    The Party desiring to terminate this Agreement pursuant to this Section 6.3 (other than pursuant to Section 6.3(a)) shall give written notice of such termination to the other Parties, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

6.4                               Purchaser Termination Fee

Notwithstanding any other provision of this Agreement relating to the payment of fees or expenses, including the payment of brokerage fees, the Partnership shall pay, or cause to be paid, to the Purchaser within the time specified by wire transfer of immediately available funds an amount equal to $35 million (the “Purchaser Termination Fee”) if:

(a)                                  the Purchaser shall have terminated this Agreement pursuant to Section 6.3(c)(i), in each of which cases payment shall be made within two Business Days of such occurrence;

(b)                                 (i) after the date hereof and prior to the earlier of (A) the termination of this Agreement, and (B) the Partnership Meeting, a bona fide Partnership Acquisition Proposal shall have been made or proposed to the Partnership or otherwise made or publicly announced, (ii) the requisite Partnership Unitholder approvals for the Arrangement are not obtained at the Partnership Meeting, and (iii) within 12 months after the date of the termination of this Agreement such Partnership Acquisition Proposal is consummated or a definitive agreement in respect thereof has been entered into, in which case payment shall be made on the date on which the transaction contemplated by such Partnership Acquisition Proposal is consummated; or

(c)                                  the Partnership shall have terminated this Agreement pursuant to Section 6.3(d)(iii), in which case the Purchaser Termination Fee shall be paid concurrent with such termination.

6.5                               Partnership Termination Fee

Notwithstanding any other provision of this Agreement relating to the payment of fees or expenses, including the payment of brokerage fees, the Purchaser shall pay, or cause to be paid, to the Partnership by wire transfer of immediately available funds an amount equal to $35 million (the “Partnership Termination Fee”) if:

(a)                                  the Partnership shall have terminated this Agreement pursuant to Section 6.3(d)(i), in each of which cases payment shall be made within two Business Days of such occurrence;

(b)                                 (i) after the date hereof and prior to the earlier of (A) the termination of this Agreement, and (B) the Purchaser Meeting, a bona fide Purchaser Acquisition Proposal shall have been made or proposed to the Purchaser or otherwise made or publicly announced, (ii) the requisite Purchaser Shareholder approvals for the Purchaser Share Issuance Resolution are not obtained at the Purchaser Meeting; and (iii) within 12 months after the date of the termination of this Agreement such Purchaser Acquisition Proposal is consummated or a definitive agreement in respect thereof has been entered into, in which case payment shall be made on the date on which the transaction contemplated by such Purchaser Acquisition Proposal is consummated; or

(c)                                  this Agreement is terminated pursuant to Section 6.3(b)(i) where all of the conditions set forth in Section 5.1 and Section 5.4 have been satisfied or waived by the Purchaser other than the condition in Section 5.4(g).

6.6                               Expense Reimbursement

(a)                                  If this Agreement is terminated pursuant to Section 6.3(b)(ii), 6.3(c)(ii) or 6.3(c)(iii), the Partnership shall pay, or cause to be paid, to the Purchaser by wire transfer of immediately available funds, an amount equal to the Purchaser’s reasonably incurred out-of-pocket fees and expenses in connection with the transactions contemplated by this Agreement, up to a maximum of $8 million, within two Business Days of such termination.  Any payment due under Section 6.4 shall be reduced dollar for dollar by any payment made under this Section 6.6(a).

(b)                                 If this Agreement is terminated pursuant to 6.3(b)(iii) or 6.3(d)(ii), the Purchaser shall pay, or cause to be paid, to the Partnership by wire transfer of immediately available funds, an amount equal to the Partnership’s reasonably incurred out-of-pocket expenses in connection with the transactions contemplated by this Agreement, up to a maximum of $8 million, within two Business Days of such termination. Any payment due under Section 6.5 shall be reduced dollar for dollar by any payment made under this Section 6.6(b).

6.7                               Liquidated Damages, Injunctive Relief and No Liability of Others

The Parties acknowledge and agree that the payment of the Purchaser Termination Fee or the Partnership Termination Fee set out in Sections 6.4 and 6.5 respectively, is the payment of liquidated damages that are a genuine pre-estimate of the damages the Parties will suffer or incur, as applicable, as a result of the event giving rise to such payment and the resultant termination of this Agreement and is not a penalty.  Each of Parties irrevocably waives any rights they may have to raise as a defense that any such liquidated damages are excessive or punitive.  For greater certainty, the Parties agree that the right to receive payment of the amount pursuant to Section 6.4, 6.5 or 6.6 in the manner provided therein is the sole remedy of the recipient as a result of the event giving rise to such payment and the resultant termination of this Agreement and the recipient shall have no further claim or remedy against the other Parties. Except as specifically provided herein, there shall be no liability of any shareholder, Unitholder or Agent of the Purchaser, the Partnership Entities or the Corporation, or of any of their Subsidiaries or Affiliates in connection with any liability or other obligation of the Purchaser, the Partnership Entities or the Corporation, or of any of their Subsidiaries or Affiliates, whether hereunder or otherwise in connection with the transactions contemplated hereby.

ARTICLE 7
GENERAL PROVISIONS

7.1                               Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile or e-mail transmission, or as of the following Business Day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)                                  if to the Partnership:

5th Floor, TD Tower
10088 — 102 Avenue
Edmonton, AB T5J 2Z1

Attention:                                              Senior Vice President, General Counsel & Corporate Secretary

Facsimile No.:                      (780) 392-5200
Email:                                                                 kchisholm@capitalpower.com

with a copy (which shall not constitute notice) to:

Fraser Milner Casgrain LLP

15th Floor, Bankers Court

850 — 2nd Street S.W.
Calgary, AB T2P 0R8

Attention:                                              Bill Gilliland

Facsimile No.:                      (403) 268-3100
Email:                                                                 bill.gilliland@fmc-law.com

— and —

Norton Rose OR LLP

Suite 1000, 110 - 9th Avenue S.W.

Calgary, Alberta T2P 0T1

Attention:                                              Crispin Arthur

Facsimile No.:                      (403) 355-3551

Email:                                                                 crispin.arthur@nortonrose.com

(b)                                 if to GP:

5th Floor, TD Tower
10088 — 102 Avenue
Edmonton, AB T5J 2Z1

Attention:                                              Senior Vice President, General Counsel & Corporate Secretary

Facsimile No.:                      (780) 392-5200
Email:                                                                 kchisholm@capitalpower.com

with a copy (which shall not constitute notice) to:

Fraser Milner Casgrain LLP

15th Floor, Bankers Court

850 — 2nd Street S.W.
Calgary, AB T2P 0R8

Attention:                                              Bill Gilliland

Facsimile No.:                      (403) 268-3100
Email:                                                                 bill.gilliland@fmc-law.com

— and —

Norton Rose OR LLP

Suite 1000, 110 - 9th Avenue S.W.

Calgary, Alberta T2P 0T1

Attention:                                              Crispin Arthur

Facsimile No.:                      (403) 355-3551

Email:                                                                 crispin.arthur@nortonrose.com

(c)                                  if to the Corporation:

5th Floor, TD Tower
10088 — 102 Avenue
Edmonton, AB T5J 2Z1

Attention:                                              Senior Vice President, General Counsel & Corporate Secretary

Facsimile No.:                      (780) 392-5200
Email:                                                                 kchisholm@capitalpower.com

with a copy (which shall not constitute notice) to:

Fraser Milner Casgrain LLP

15th Floor, Bankers Court

850 — 2nd Street S.W.
Calgary, AB T2P 0R8

Attention:                                              Bill Gilliland

Facsimile No.:                      (403) 268-3100
Email:                                                                 bill.gilliland@fmc-law.com

— and —

Norton Rose OR LLP

Suite 1000, 110 - 9th Avenue S.W.

Calgary, Alberta T2P 0T1

Attention:                                              Crispin Arthur

Facsimile No.:                      (403) 355-3551

Email:                                                                 crispin.arthur@nortonrose.com

(d)                                 if to the Purchaser:

Atlantic Power Corporation
200 Clarendon Street, 25th Floor
Boston, MA 02116
USA

Attention:                                              Barry Welch

Facsimile No.:                      (617) 977-2410

E-mail:                                                             bwelch@atlanticpower.com

with a copy (which shall not constitute notice) to:

Goodmans LLP
Bay Adelaide Centre
333 Bay Street, Suite 3400
Toronto, ON M5H 2S7

Attention:                                              Bill Gorman

Facsimile No.:                      (416) 979-1234

E-mail:                                                             bgorman@goodmans.ca

— and —

Leonard, Street and Deinard
150 South Fifth Street
Suite 2300
Minneapolis, MN 55402
USA

Attention:                                              Tammie Ptacek

Facsimile No.:                      (612) 335-1657

E-mail:                                                             tammie.ptacek@leonard.com

7.2                               Entire Agreement, Binding Effect and Assignment

This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement (including the schedules hereto), the Partnership Entity Disclosure Letter, the Corporation Disclosure Letter, the Purchaser Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Parties. The Parties hereby confirm that they remain bound by the terms of the Confidentiality Agreement in accordance with the terms thereof, notwithstanding that this Agreement may be terminated for any reason whatsoever.

7.3                               Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

7.4                               No Third Party Beneficiaries

Except as provided in Sections 4.16 and 7.10 and except for the rights of the Partnership Unitholders and the Corporation Shareholders to receive the consideration for their Partnership Units and the Corporation Shares, respectively, following the Effective Time, and other rights and benefits, pursuant to the Arrangement, which rights are hereby acknowledged and agreed by the Purchaser, this Agreement is not intended to confer any rights or remedies upon any person other than the Parties to this Agreement.  This Section 7.4 shall survive the Effective Time and any termination of this Agreement.

7.5                               Time of Essence

Time shall be of the essence in this Agreement.

7.6                               Further Assurances

Each Party hereto shall, from time to time and at all times hereafter, at the request of the other Party hereto, but without further consideration, do all such further acts, and execute and deliver all such further documents and instruments and provide all such further assurances as may be reasonable required in order to fully perform and carry out the terms and intent hereof.

7.7                               Remedies

Except as provided in Section 6.7, the Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to equitable remedies, including specific performance, a restraining order and interlocutory, preliminary and permanent injunctive relief and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived. Except as provided in Section 6.7, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in additions to all other remedies available at law or equity to each of the Parties.

7.8                               Costs and Expenses

Except as provided in Sections 4.10 and 6.6 and as otherwise agreed to in writing between the Parties, the Parties agree that all costs and expenses of the Parties relating to the Arrangement and the transactions contemplated hereby, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing and mailing costs, shall be paid by the Party incurring such expenses.

7.9                               Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Alberta and the federal laws of Canada applicable therein, and shall be construed and treated in all respects as an Alberta contract. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the Courts in the Province of Alberta in respect of all matters arising under and in relation to this Agreement and the Arrangement.

7.10                        Notice of Limitation

The Purchaser covenants and agrees that no Partnership Unitholder shall have any liability for or obligation in respect of, the covenants and obligations of the Partnership hereunder.  This Section 7.10 shall survive the Effective Time and any termination of this Agreement.

7.11                        Filing of Agreement

The Parties acknowledge and agree that this Agreement and all other documents required under applicable Securities Laws will be filed on the SEDAR and/or EDGAR website, together with other documents required by Securities Law.

7.12                        Waiver

Any Party may, on its own behalf only, (i) extend the time for the performance of any of the obligations or acts of another Party, (ii) waive compliance with another Party’s agreements or the fulfillment of any conditions to its own obligations contained herein, or (iii) waive inaccuracies in another Party’s representations or warranties contained herein or in any document delivered by another Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

7.13                        Counterparts, Execution

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement among the Parties.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CAPITAL POWER INCOME L.P., by its general partner, CPI INCOME SERVICES LTD.

Per:	/s/ Francois Poirier
Name: Francois Poirier
Title: Independent Director

Per:	/s/ Allen Hagerman
Name: Allen Hagerman
Title: Director

CPI INCOME SERVICES LTD.

Per:	/s/ Stuart Lee
Name: Stuart Lee
Title: President

Per:	/s/ K. Chisholm
Name: B. Kathryn Chisholm
Title: Senior Vice-President, General Counsel and Corporate Secretary

CPI INVESTMENTS INC.

Per:	/s/ Brian Vaasjo
Name: Brian Vaasjo
Title: President and Chief Executive Officer

Per:	/s/ Stuart Lee
Name: Stuart Lee
Title: Senior Vice President and Chief Financial Officer

ATLANTIC POWER CORPORATION

Per:	/s/ Barry Welch
Name: Barry Welch
Title: President and Chief Executive Officer

SCHEDULE A

PLAN OF ARRANGEMENT
UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1
INTERPRETATION

1.1                               Definitions.

In this Plan of Arrangement the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Aggregate Cash Elected” means the aggregate amount of cash that would be payable to Partnership Unitholders and CPLP based upon the elections to receive the Cash Consideration made pursuant to Sections 2.5 and 2.6 and before giving effect to the pro-ration provisions of Section 2.4;

“Aggregate Cash Maximum” has the meaning ascribed to it in Section 2.4(a);

“Aggregate Share Maximum” has the meaning ascribed to it in Section 2.4(b);

“Aggregate Shares Elected” means the aggregate number of Purchaser Shares that would be payable to Partnership Unitholders and CPLP based upon the elections to receive the Share Consideration made or deemed to be made pursuant to Sections 2.5 and 2.6 and before giving effect to the pro-ration provisions of Section 2.4;

“Arrangement” means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in the Arrangement Agreement and herein as supplemented, modified or amended in accordance with the terms hereof or the Arrangement Agreement or at the direction of the Court in the Final Order;

“Arrangement Agreement” means the arrangement agreement dated June 20, 2011 among the Partnership, GP, the Corporation and the Purchaser, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Arrangement Resolution” means the extraordinary resolution of the Partnership Unitholders in respect of the Arrangement to be considered by the Partnership Unitholders at the Partnership Meeting, substantially in the form and content of Schedule D to the Arrangement Agreement;

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall be in a form and content satisfactory to the Partnership, GP, the Corporation and the Purchaser, each acting reasonably;

“Benefit Plans” means any pension or retirement income, benefit, supplemental benefit, stock option, restricted stock, stock appreciation right, restricted stock unit, phantom stock or other equity-based compensation plan, deferred compensation, severance, health, welfare, medical, dental, disability plans or any other employee compensation or benefit plans, policies, programs or other arrangements and all related agreements and policies with third parties such as trustees or insurance companies, which are maintained by a Party or any of its Subsidiaries with respect to any of their current or former employees, directors, officers or other individuals providing services to such Party or any of its Subsidiaries including, without limitation, “plans” as defined in section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended;

“Bridge Loans” has the meaning ascribed to it in the Arrangement Agreement;

“Business Day” means any day other than a Saturday, Sunday or a statutory or civic holiday in the Province of Alberta or Ontario or the State of Massachusetts or New York;

“Cash Consideration” means, for each Partnership Unit held, $19.40 in cash, or, in respect of CPLP, that amount of cash as determined pursuant to Section 2.6(b);

“Cash Reduction” has the meaning ascribed to it in Section 2.4(a);

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c.C-44, as amended, and the regulations made thereunder;

“Certificate of Arrangement” means the certificate to be issued by the Director pursuant to subsection 192(7) of the CBCA giving effect to the Arrangement;

“Class A Corporation Shares” means the Class A Shares in the capital of the Corporation;

“Class B Corporation Shares” means the Class B Shares in the capital of the Corporation;

“Corporation” means CPI Investments Inc., a corporation incorporated under the CBCA;

“Corporation Letter of Transmittal and Election Form” means the letter of transmittal and election form to be sent by the Corporation to CPLP and EPCOR in connection with the Arrangement;

“Corporation Shareholders” means holders of Corporation Shares, being EPCOR and CPLP;

“Corporation Shares” means, collectively, the Class A Corporation Shares and the Class B Corporation Shares;

“Court” means the Court of Queen’s Bench of Alberta;

“CPLP” means Capital Power L.P., a limited partnership established under the laws of the Province of Ontario;

“Depositary” means Computershare Investor Services Inc.;

“Distribution Agreement” means the distribution agreement to be entered into at the Effective Time among CPI Power Holdings Inc., New LLC, CPI Preferred Equity Ltd., the Partnership and the Purchaser in the form set forth in Schedule F to the Arrangement Agreement;

“Director” means the Director or a Deputy Director appointed pursuant to section 260 of the CBCA;

“Effective Date” means the date shown on the Certificate of Arrangement, which date shall be determined in accordance with Section 2.6 of the Arrangement Agreement;

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“Effective Time” means 12:01 a.m. (Edmonton time) on the Effective Date, or such other time as agreed to in writing by the Partnership and the Purchaser;

“Election Deadline” means 5:00 p.m. (Edmonton time) at the place of deposit indicated in the Letter of Transmittal and Election Form or the Corporation Letter of Transmittal and Election Form, as the case may be, on the date which is three Business Days prior to the date of the Partnership Meeting;

“Eligible Holder” means CPLP and any Partnership Unitholder, other than a Person that is exempt from tax under Part I of the Tax Act, and includes a partnership that is a Partnership Unitholder if one or more of its partners would, if directly a Partnership Unitholder, otherwise be an Eligible Holder;

“EPCOR” means EPCOR Utilities Inc., a corporation incorporated under the Business Corporations Act (Alberta);

“Exchange Ratio” means 1.3;

“Final Corporation Dividend” has the meaning ascribed to it in Section 2.3(d);

“Final GP Dividend” has the meaning ascribed to it in Section 2.3(c);

“Final Order” means the final order of the Court approving the Arrangement to be applied for by the Partnership, GP and the Corporation following the Partnership Meeting and to be granted pursuant to subsection 192(4) of the CBCA in respect of the Partnership, GP and the Corporation, as such order may be affirmed, amended or modified by the Court (with the consent of each of the Partnership, GP, the Corporation and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that such amendment is acceptable to each of the Partnership, GP, the Corporation and the Purchaser, each acting reasonably) on appeal;

“Final Partnership Distribution” has the meaning ascribed to it in Section 2.3(b);

“Governmental Entity” means any applicable (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign, (ii) stock exchange, including each of the Toronto Stock Exchange and the New York Stock Exchange; (iii) subdivision, agent or authority of any of the foregoing or (iv) quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“GP” means CPI Income Services Ltd., the general partner of the Partnership, and a corporation incorporated under the CBCA;

“Holder Notes” has the meaning ascribed to it in Section 4.1(e);

“Interim Order” means the interim order of the Court concerning the Arrangement under subsection 192(4) of the CBCA in respect of the Partnership, GP and the Corporation, containing declarations and directions with respect to the Arrangement and the holding of the Partnership Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction with the consent of the Partnership, GP, the Corporation and the Purchaser, each acting reasonably;

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“Law” or “Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, bylaws, statutory rules, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings, injunctions, determinations, awards or other requirements, and terms and conditions of any permit, grant of approval, permission, authority or licence of any Governmental Entity, statutory body or self-regulatory authority (including the Toronto Stock Exchange and the New York Stock Exchange), and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons and/or its Subsidiaries or its or their business, undertaking, property, Benefit Plans or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons and/or its Subsidiaries or its or their business, undertaking or securities;

“Letter of Transmittal and Election Form” means, where the context requires, the letter of transmittal and election form to be sent by the Partnership to the Partnership Unitholders in connection with the Arrangement;

“Lien” means any hypothec, mortgage, pledge, assignment, lien, charge, security interest, encumbrance or adverse right or claim, other third Person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

“NC Purchase Agreement” means the membership interest purchase agreement dated June 20, 2011 between CPI USA Holdings LLC, CPI Power Holdings Inc. and Capital Power Investments LLC in the form set forth in Schedule G to the Arrangement Agreement;

“New LLC” means the limited liability company to be established pursuant to the laws of the State of Delaware prior to the Effective Date and wholly-owned by CPI Power Holdings, Inc.;

“New LLC2” means the limited liability company to be established pursuant to the laws of the State of Delaware prior to the Effective Date and wholly-owned by New LLC;

“Partnership” means Capital Power Income L.P., a partnership existing under the laws of the Province of Ontario;

“Partnership Agreement” means the amended and restated limited partnership agreement of the Partnership made effective as of November 4, 2009;

“Partnership Meeting” means the special meeting of Partnership Unitholders, including any adjournment or postponement thereof, to be held to consider the Arrangement Resolution;

“Partnership Subsidiaries” means all Subsidiaries of the Partnership, and which, for purposes of this Plan of Arrangement, shall not include CPI USA North Carolina LLC, New LLC, New LLC2, PERH or any Subsidiary of PERH;

“Partnership Unitholders” means holders of Partnership Units;

“Partnership Units” means the limited partnership units of the Partnership;

“PERH” means Primary Energy Recycling Holdings LLC;

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“Person” includes an individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, body corporate, unincorporated organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Purchaser” means Atlantic Power Corporation, a corporation continued under the laws of the Province of British Columbia;

“Purchaser Note” means the non-interest bearing promissory note to be issued by the Purchaser in favour of CPLP in the principal amount of $121,405,211 as part of this Plan of Arrangement;

“Purchaser Shares” means the common shares in the capital of the Purchaser;

“Share Consideration” means, for each Partnership Unit held, the number of Purchaser Shares equal to the Exchange Ratio or, in respect of CPLP, that number of Purchaser Shares as determined pursuant to Section 2.6(c).

“Share Reduction” has the meaning ascribed to it in Section 2.4(b);

“Section 85 Election” has the meaning ascribed to it in Section 5.1;

“Subsidiary” has the meaning ascribed to it in National Instrument 45-106 — Prospectus and Registration Exemptions;

“Tax” or “Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a Governmental Entity including (i) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, value added, severance, stamp, franchise, occupation, premium, capital stock, sales and use, real property, land transfer, personal property, ad valorem, transfer, licence, profits, windfall profits, environmental, payroll, employment, employer health, pension plan, anti-dumping, countervail, excise, severance, stamp, occupation, or premium tax, (ii) all withholdings for taxes on amounts paid to or by the relevant person, (iii) all employment insurance premiums, Canada, and any other pension plan contributions or premiums and worker’s compensation premiums and contributions, (iv) any fine, penalty, interest or addition to tax, (v) any tax imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee, and (vi) any liability for any of the foregoing as a transferee, successor, guarantor, or by contract or by operation of Law;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as amended; and

“Tax Returns” means all reports, forms, elections, designations, schedules, statements, estimates, declarations of estimated Tax, information statements and returns required to be filed, or in fact filed, with a Governmental Entity with respect to Taxes.

1.2                               Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into Articles, Sections and other portions and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to “Article” or

5

“Section” followed by a number refers to the specified Article or Section of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof’, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement, and any amendments, variations or supplements hereto made in accordance Article 4 hereof or made at the direction of the Court in the Final Order and do not refer to any particular Article, Section or other portion of this Plan of Arrangement.

1.3                               Rules of Construction.

In this Plan of Arrangement, unless the context otherwise requires, (a) words importing the singular number include the plural and vice versa, (b) words importing any gender include all genders, and (c) “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

1.4                               Time.

Time shall be of the essence in every matter or action contemplated hereunder.

1.5                               Currency.

All references in this Plan of Arrangement to sums of money and payments to be made hereunder are expressed in lawful money of Canada.

1.6                               Statutes.

Any reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

1.7                               Business Days.

Whenever any action to be taken or payment or delivery to be made pursuant to this Plan of Arrangement would otherwise be required to be made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day.

ARTICLE 2
ARRANGEMENT

2.1                               Arrangement Agreement.

This Plan of Arrangement is made pursuant to, is subject to the provisions of and forms part of the Arrangement Agreement, and constitutes an arrangement as referred to in section 192 of the CBCA.

2.2                              Binding Effect.

This Plan of Arrangement will without any further authorization, act or formality of the Court become effective on, and be binding on and after, the Effective Time on the Partnership, the Partnership Unitholders, GP, the Corporation, the Corporation Shareholders and the Purchaser.

6

2.3                               Arrangement.

Commencing at the Effective Time, the following events set out in this Section 2.3 shall occur and shall be deemed to occur consecutively in the order set out in this Section 2.3, each occurring five minutes following the completion of the previous event (unless otherwise specified), without any further authorization, act or formality:

(a)                                  the Partnership Agreement shall be amended to the extent necessary to facilitate the Arrangement and the implementation of the steps and transactions described herein (including, among other things, any amendments necessary to change the name of the Partnership to a name that does not include “Capital Power”, “CPI” or “CP”) or otherwise contemplated in the Arrangement Agreement, all as may be reflected in a further amended and restated partnership agreement to be dated as of the Effective Date;

(b)                                 if at the Effective Time, the Partnership has not paid its ordinary monthly distribution to Partnership Unitholders for the calendar month immediately preceding the month in which the Effective Date occurs, the Partnership shall pay a distribution to each Partnership Unitholder entitled to such distribution immediately prior to the Effective Time, in an amount (the “Final Partnership Distribution”) equal to $0.1467 per Partnership Unit;

(c)                                  GP shall declare and pay a dividend to the Corporation in an amount equal to the amount of the distribution, if any, paid to GP by the Partnership under Section 2.3(b) (the “Final GP Dividend”);

(d)                                 the Corporation shall declare and pay a dividend to CPLP in an amount equal to the aggregate of (A) the amount of the distribution, if any, paid to the Corporation by the Partnership under Section 2.3(b), and (B) the Final GP Dividend, if any; (the “Final Corporation Dividend”);

(e)                                  the purchase and sale of membership interests contemplated in Section 2.2 of the NC Purchase Agreement shall become effective upon the terms of the NC Purchase Agreement;

(f)                                    the transactions contemplated in Sections 2.2 to 2.5, inclusive, of the Distribution Agreement shall become effective in accordance with the terms of the Distribution Agreement, including, for greater certainty, the instructions to the Depositary provided for in Section 2.6 of the Distribution Agreement;

(g)                                 each Partnership Unit held by a Partnership Unitholder, other than and excluding the Purchaser, GP and the Corporation, shall be transferred, and shall be deemed to have been transferred, to the Purchaser free and clear of all Liens in exchange for either:

(i)                                     the Cash Consideration; or

(ii)                                  the Share Consideration,

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as elected or deemed to be elected by the Partnership Unitholder pursuant to Section 2.5, but subject in all respects to adjustment pursuant to Section 2.4.  If a Partnership Unitholder is deemed pursuant to Section 2.4 to receive both cash and Purchaser Shares in exchange for its Partnership Units, the cash and Purchaser Shares payable to such holder shall be allocated equally among each Partnership Unit transferred to the Purchaser. Each Partnership Unitholder shall cease to be the holder of such Partnership Units, the name of such Partnership Unitholder shall be removed from the register of the Partnership in respect of such Partnership Units, and the Purchaser shall be recorded as the registered holder of such Partnership Units and shall be the legal owner thereof;

(h)                                 contemporaneously with the transfer of Partnership Units pursuant to Section 2.3(g), all of the Corporation Shares held by EPCOR shall be transferred, and shall be deemed to have been transferred, to the Purchaser free and clear of all Liens in exchange for $1.00 in cash and EPCOR’s name shall be removed from the register of the Corporation as a holder of Corporation Shares and the Purchaser shall be recorded as the registered holder of such Corporation Shares and shall be the legal owner thereof;

(i)                                     contemporaneously with the transfer of Partnership Units pursuant to Section 2.3(b)(g), all of the Corporation Shares held by CPLP shall be transferred, and shall be deemed to have been transferred, to the Purchaser free and clear of all Liens in exchange for aggregate consideration comprised of:

(i)             the Purchaser Note and

(ii)          either (X) the Cash Consideration or (Y) the Share Consideration, as elected or deemed to be elected by CPLP pursuant to Section 2.6, but subject in all respects to adjustments pursuant to Section 2.4.

The consideration paid under this Section 2.3(i) shall be allocated equally among each Corporation Share transferred to the Purchaser.  CPLP’s name shall be removed from the register of the Corporation as holder of Corporation Shares and the Purchaser shall be recorded as the registered holder of the Corporation Shares so transferred and shall be the legal owner of such Corporation Shares;

(j)                                     the Partnership shall distribute the Residual Funds, as defined in the Distribution Agreement, to the Purchaser; and

(k)                                  the Purchaser shall pay $121,405,211 to CPLP in satisfaction in full of the Purchaser Note and the Purchaser Note shall be cancelled.

2.4                               Maximum Cash Amount and Maximum Share Amount.

(a)                                  With respect to the Cash Consideration, the aggregate amount of cash available is limited to $506,513,834 (the “Aggregate Cash Maximum”).  If the Aggregate Cash Elected exceeds the Aggregate Cash Maximum, notwithstanding any election to receive the Cash Consideration, the aggregate amount of cash paid to each Partnership Unitholder that made an election to receive the Cash Consideration and to CPLP if it made an election to receive the Cash Consideration shall be pro-rated (based on the

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fraction equal to the Aggregate Cash Maximum divided by the Aggregate Cash Elected) so that the aggregate amount of cash payable (excluding the amount payable pursuant to Section 2.3(k)) to all such Partnership Unitholders and CPLP shall be equal to the Aggregate Cash Maximum (the amount of the reduction in cash payable to any Partnership Unitholder or CPLP being the “Cash Reduction” in respect of such holder).  In lieu of the amount of cash equal to the Cash Reduction in respect of a Partnership Unitholder or CPLP, each such Partnership Unitholder and CPLP shall receive a number of Purchaser Shares equal to the product of (i) the Cash Reduction divided by the Cash Consideration per Partnership Unit and (ii) the Exchange Ratio.

(b)                                 With respect to the Share Consideration, the aggregate number of Purchaser Shares available is limited to 31,330,753 plus the product of the Exchange Ratio and the number of Partnership Units, if any, issued by the Partnership in the month of June 2011 pursuant to and in accordance with the terms of the Partnership’s distribution reinvestment plan effective October 13, 2009 (the “Aggregate Share Maximum”).  If the Aggregate Shares Elected exceeds the Aggregate Share Maximum, notwithstanding any election (or deemed election under Section 2.5(b)) to receive the Share Consideration, the aggregate number of Purchaser Shares issued to each Partnership Unitholder that made or was deemed to make an election to receive the Share Consideration and to CPLP if it made or was deemed to make an election to receive the Share Consideration shall be pro-rated (based on the fraction equal to the Aggregate Share Maximum divided by the Aggregate Shares Elected) so that the aggregate number of Purchaser Shares issuable to all such Partnership Unitholders and CPLP shall be equal to the Aggregate Share Maximum (the reduction in the number of Purchaser Shares payable to any Partnership Unitholder or CPLP being the “Share Reduction” in respect of such holder). In lieu of the number of Purchaser Shares equal to the Share Reduction in respect of a Partnership Unitholder or CPLP, each such Partnership Unitholder and CPLP shall receive an amount of cash equal to the product of (i) the Share Reduction divided by the Exchange Ratio and (ii) the Cash Consideration per Partnership Unit.

2.5                               Partnership Unitholder Election.

Subject to Section 2.4 hereof, with respect to the election required to be made by a Partnership Unitholder pursuant to Section 2.3(g):

(a)                                  each Partnership Unitholder shall make such Partnership Unitholder’s election to receive either the Share Consideration or the Cash Consideration (by depositing, or by causing its agent or other representative to deposit, prior to the Election Deadline with the Depositary, a duly completed Letter of Transmittal and Election Form indicating such holder’s election together with the certificates representing such Partnership Unitholder’s Partnership Units;

(b)                                 any Partnership Unitholder who does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline or otherwise fails to fully comply with the requirements of Section 2.5(a) and the letter of Transmittal and Election Form in respect of such holder’s election, shall be deemed to have elected to receive the Share Consideration for all of such Partnership Unitholder’s Partnership Units;

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(c)                                  any deposit of a Letter of Transmittal and Election Form and accompanying certificates may be made at any of the addresses of the Depositary specified in the Letter of Transmittal and Election Form; and

(d)                                 a Partnership Unitholder who holds Partnership Units as a nominee, custodian, depositor, trustee or in any other representative capacity for beneficial owners of Partnership Units may submit multiple Letter of Transmittal and Election Forms.

2.6                               CPLP Election.

(a)                                  CPLP may elect to receive in consideration for the Corporation Shares held by CPLP, and in addition to the receipt of the Purchaser Note, either Cash Consideration or Share Consideration, subject in either case and in all respects to adjustment pursuant to Section 2.4;

(b)                                 If CPLP elects to receive Cash Consideration, in addition to the amount payable pursuant to Section 2.3(k), it shall receive cash equal to (i) the product of (A) the Cash Consideration per Partnership Unit and (B) the number of Partnership Units held by the Corporation and GP at the Effective Time, (ii) less the principal amount of the Purchaser Note;

(c)                                  If CPLP elects to receive Share Consideration, it shall receive that number of Purchaser Shares equal to (i) the product of (A) the Exchange Ratio and (B) the number of Partnership Units held by the Corporation and GP at the Effective Time, (ii) less the product of (Y) the principal amount of the Purchaser Note divided by the Cash Consideration per Partnership Unit and (Z) the Exchange Ratio;

(d)                                 CPLP shall elect the Share Consideration or the Cash Consideration (by depositing, or by causing its agent or other representative to deposit, prior to the Election Deadline with the Depositary, a duly completed Corporation Letter of Transmittal and Election Form indicating its election together with the certificates representing its Corporation Shares;

(e)                                  If CPLP does not deposit with the Depositary a duly completed Corporation Letter of Transmittal and Election Form prior to the Election Deadline or otherwise fails to fully comply with the requirements of Section 2.6(a) and the Corporation Letter of Transmittal and Election Form in respect of its election, it shall be deemed to have elected to receive the Share Consideration; and

(f)                                    any deposit of a Corporation Letter of Transmittal and Election Form and accompanying certificates may be made at any of the addresses of the Depositary specified in the Corporation Letter of Transmittal and Election Form.

2.7                               Adjustments to Share Consideration.

Other than Partnership Units, if any, issued by the Partnership in the month of June 2011 pursuant to and in accordance with the terms of the Partnership’s distribution reinvestment plan effective October 13, 2009, the Share Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Purchaser Shares, Partnership Units or Corporation Shares, other than stock dividends paid in lieu of ordinary

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course dividends), consolidation, reorganization, recapitalization or other like change with respect to Purchaser Shares, Partnership Units or Corporation Shares occurring after the date of the Arrangement Agreement and prior to the Effective Time.

ARTICLE 3
CERTIFICATES AND DELIVERY

3.1                               Exchange of Corporation Shares

(a)                                  At or prior to the Effective Time, for the benefit of the Corporation Shareholders, the Purchaser shall deposit or cause to be deposited with the Depositary at its Toronto office certificates representing that number of whole Purchaser Shares sufficient to pay all share consideration payable by the Purchaser to the Corporation Shareholders, and cash in immediately available funds in an amount sufficient to pay all cash consideration payable by the Purchaser to the Corporation Shareholders (including cash payable pursuant to Section 2.3(h) and Section 2.3(k)), each in accordance with Section 2.3 and subject to Section 2.4 of this Plan of Arrangement.

(b)                                 The cash deposited with the Depositary shall be held in an interest bearing account, and any interest earned upon such funds shall be for the account of the Purchaser.

(c)                                  Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Corporation Shares that are exchanged for the Purchaser Note, cash and/or Purchaser Shares under this Plan of Arrangement, together with a duly completed and executed Corporation Letter of Transmittal and Election Form and such other documents and instruments as would have been required to effect the transfer of such Corporation Shares under the articles and by-laws of the Corporation, together with such additional documents and instruments as the Depositary may reasonably require, the holder of Corporation Shares represented by such surrendered certificate or other instrument shall be entitled to receive from the Depositary, and the Depositary shall deliver as soon as possible to such Corporation Shareholder, that number of the Purchaser Shares (together with any dividends or distributions with respect thereto pursuant to Section 3.5) and/or cash (including cash payable pursuant to Section 2.3(h) and Section 2.3(k)), which such Corporation Shareholder has the right to receive under the Arrangement, less any amounts withheld pursuant to Section 3.6.

(d)                                 Until surrendered as contemplated by this Section 3.1, each certificate or other instrument which immediately prior to the Effective Time represented Corporation Shares shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Purchaser Shares (together with any dividends or distributions with respect thereto pursuant to Section 3.5) and/or cash (and, in the case of CPLP, the Purchaser Note in accordance with the terms of the Plan of Arrangement) which such Corporation Shareholder has the right to receive under the Arrangement.

(e)                                  Any certificate which immediately prior to the Effective Time represented outstanding Corporation Shares that is not deposited with all other instruments or documents required by Section 3.1(c) on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a holder of Corporation

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Shares or as a shareholder of the Purchaser.  On such date, the cash and Purchaser Shares (and in the case of CPLP, the Purchaser Note) to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled hereunder shall be deemed to have been donated, surrendered and forfeited for no consideration to the Purchaser.  None of the Purchaser, the Corporation or the Depositary shall be liable to any Person in respect of any cash or Purchaser Shares (or dividends, distributions and interest in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)                                    In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Corporation Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary will pay the cash and/or Purchaser Shares otherwise payable to the holder under the Arrangement, in exchange for such lost, stolen or destroyed certificate, in accordance with such holder’s Corporation Letter of Transmittal and Election Form.  When authorizing such payment and/or delivery in exchange for any lost, stolen or destroyed certificate, the Person to whom such payment is to be made or delivered shall as a condition precedent to the payment or delivery thereof, give a bond satisfactory to the Purchaser and the Depositary in such sum as the Purchaser and the Depositary may direct, or otherwise indemnify the Corporation, the Partnership, the Purchaser and the Depositary in a manner satisfactory to the Purchaser and the Depositary, against any claim that may be made with respect to the certificate alleged to have been lost, stolen or destroyed.

3.2                               Exchange of Partnership Units and Final Partnership Distribution.

(a)                                  At or prior to the Effective Time, for the benefit of Partnership Unitholders who will receive the consideration under the Arrangement, the Purchaser shall deposit or cause to be deposited with the Depositary at its Toronto office certificates representing that number of whole Purchaser Shares sufficient to pay all share consideration payable by the Purchaser to the Partnership Unitholders, and cash in immediately available funds in an amount sufficient to pay all cash consideration payable by the Purchaser to the Partnership Unitholders, each in accordance with Section 2.3 and subject to Section 2.4 of this Plan of Arrangement.

(b)                                 The cash deposited with the Depositary shall be held in an interest bearing account, and any interest earned upon such funds shall be for the account of the Purchaser.

(c)                                  Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Partnership Units that are to be or were exchanged for cash and/or Purchaser Shares under this Plan of Arrangement, together with a duly completed and executed Letter of Transmittal and Election Form and such other documents and instruments as would have been required to effect the transfer of such Partnership Units under the Partnership Agreement, together with such additional documents and instruments as the Depositary may reasonably require, the holder of the Partnership Units represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver as soon as possible to such Partnership Unitholder following the Effective Time (i) a cheque for the

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cash consideration to which such Partnership Unitholder is entitled to receive in accordance with Section 2.3(g), and (ii) a certificate representing that number of the Purchaser Shares which such holder has the right to receive under the Arrangement (together with any dividends or distributions with respect thereto pursuant to Section 3.5), less any amounts withheld pursuant to Section 3.6.

(d)                                 Until surrendered as contemplated by this Section 3.2, each certificate which immediately prior to the Effective Time represented Partnership Units shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (i) a cheque for the cash consideration to which such holder is entitled to receive in accordance with Section 2.3(g), (ii) a certificate representing that number  of the Purchaser Shares which the holder has a right to receive under the Arrangement, (iii) any dividend or distribution with respect to such Purchaser Shares as contemplated by Section 3.5, and (iv) the Final Partnership Distribution payable in respect of such Partnership Units, less any amounts withheld pursuant to Section 3.6.

(e)                                  Any certificate which immediately prior to the Effective Time represented outstanding Partnership Units that is not deposited with all other instruments or documents required by Section 3.2(c) on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a Partnership Unitholder or as a shareholder of the Purchaser. On such date, the cash and Purchaser Shares to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled hereunder shall be deemed to have been donated, surrendered and forfeited for no consideration to the Purchaser.  None of the Purchaser, the Partnership, GP, the Corporation or the Depositary shall be liable to any Person in respect of any cash or Purchaser Shares (or dividends, distributions and interest in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)                                    In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Partnership Units shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver, in exchange for such lost, stolen or destroyed certificate, certificates representing Purchaser Shares and/or a cheque for the amount of any cash consideration to which such Partnership Unitholder is entitled to receive in accordance with such holder’s Letter of Transmittal and Election Form and Section 2.3 hereof, in each case, less any amounts withheld pursuant to Section 3.6. When authorizing such payment and delivery in exchange for any lost, stolen or destroyed certificate, the Person to whom cheques and/or certificates are to be issued shall, as a condition precedent to the payment and delivery thereof, give a bond satisfactory to the Purchaser and the Depositary in such sum as the Purchaser and the Depositary may direct, or otherwise indemnify the Partnership, the Purchaser and the Depositary in a manner satisfactory to the Purchaser and the Depositary, against any claim that may be made with respect to the certificate alleged to have been lost, stolen or destroyed.

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3.3                               Fractional Purchaser Shares.

In no event shall any holder of Partnership Units or Corporation Shares be entitled to receive a fractional Purchaser Share in consideration therefore. Where the aggregate number of Purchaser Shares to be issued to a holder of Partnership Units or to CPLP as consideration under this Arrangement would result in a fraction of a Purchaser Share being issuable, the number of Purchaser Shares to be received by such holder or CPLP shall be rounded down to the nearest whole number of Purchaser Shares and neither CPLP nor any Partnership Unitholder will be entitled to any compensation in respect of such fractional Purchaser Share.

3.4                               Fractional Cash.

Any cash payable to a Partnership Unitholder or a Corporation Shareholder pursuant to the Arrangement shall be rounded down to the nearest whole cent.

3.5                               Dividends and Distributions with Respect to Unsurrendered Certificates.

No dividend or other distribution declared or made after the Effective Time with respect to the Purchaser Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Partnership Units or Corporation Shares unless and until the holder of such certificate shall have surrendered such certificate in accordance with Section 3.2(c) or Section 3.1(c), as the case may be, or complied with Section 3.2(f) or Section 3.1(f), as the case may be.  Subject to applicable Law and Section 3.2 or Section 3.1 hereof, as the case may be, at the time of such surrender or compliance, there shall, in addition to the delivery of certificates representing Purchaser Shares to which such Partnership Unitholder or Corporation Shareholder, as the case may be, is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Purchaser Shares.

3.6                               Withholding Rights.

A holder of Partnership Units or Corporation Shares shall be liable for, and the Purchaser and the Depositary shall be entitled to deduct and withhold from any amount paid to such holder, such amounts as each of the Purchaser or the Depositary is required or permitted to deduct and withhold under the Tax Act, the United States Internal Revenue Code of 1986, as amended, or any provision of applicable federal, provincial, state, local or foreign Tax Law with respect to any consideration otherwise payable hereunder to such holder, and the Purchaser and the Depositary shall be entitled to recover from such holder any portion of such amounts that is required to be withheld thereunder and is not otherwise deducted or withheld. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Corporation Shares or Partnership Units, as the case may be, in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted by the Purchaser or the Depositary to the appropriate taxing authority in the name of the relevant holder of Corporation Shares or the Partnership Units. To the extent that the amount so required or entitled to be deducted or withheld from any payment to such a holder exceeds the cash portion of the consideration otherwise payable to the holder, the Purchaser and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the Purchaser Shares otherwise deliverable to such holder as is necessary to provide sufficient funds to the Purchaser or the Depositary, as the case may be, to enable it to comply with such

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deduction or withholding requirement or entitlement and the Purchaser or the Depositary shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

ARTICLE 4
AMENDMENTS

4.1                               Amendments to Plan of Arrangement.

(a)                                  Subject to the provisions of the Interim Order and any Final Order, any amendment, modification or supplement to this Plan of Arrangement may be made jointly by the Partnership, GP, the Corporation and the Purchaser at any time and from time to time following the Partnership Meeting and prior to the Effective Time or unilaterally by the Purchaser at any time following the completion of the Arrangement; provided that each such amendment, modification or supplement must be (i) approved by the Court, and (ii) communicated to Partnership Unitholders and Corporation Shareholders if and as required by the Court; provided however that notwithstanding items (i) and (ii), any such amendment, modification or supplement to this Plan of Arrangement may be made without the approval of or communication to the Court, the Partnership Unitholders or the Corporation Shareholders, provided that it concerns a matter which, in the reasonable opinion of the Partnership, GP, the Corporation and/or the Purchaser, as applicable, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the Partnership Unitholders and the Corporation Shareholders.

(b)                                 Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement may be proposed jointly by the Partnership, GP, the Corporation or the Purchaser at any time at or prior to the Partnership Meeting with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Partnership Meeting, shall become part of this Plan of Arrangement for all purposes.

(c)                                  Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Partnership Meeting shall be effective only if (i) it is consented to by each of the Partnership, GP, the Corporation and the Purchaser (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by the Partnership Unitholders and the Corporation Shareholders voting in the manner directed by the Court.

(d)                                 If, prior to the Effective Date, any term or provision of this Plan of Arrangement, or the application thereof, is held by the Court to be invalid, void or unenforceable, the Court, at the request of any of the Partnership, GP, the Corporation and/or the Purchaser, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan of Arrangement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.

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(e)                                  If, prior to the Effective Time, the Purchaser determines in its sole discretion that the Bridge Loans will be drawn upon in connection with the completion of the Arrangement, the Plan of Arrangement may be unilaterally amended by the Purchaser without requiring the consent or approval of the Corporation, GP, the Partnership or the Court as necessary (i) to provide that all amounts of cash to be paid under the Arrangement to Partnership Unitholders and Corporation Shareholders (excluding the amounts paid in satisfaction of the Purchaser Note and under Section 2.3(h)) be paid by the issuance of non-interest bearing demand promissory notes of the Purchaser in an aggregate principal amount equal to such cash (“Holder Notes”) in lieu of cash and (ii) to add to Section 2.3 an additional and final step, being the payment of cash by the Purchaser to the holders of the Holder Notes in an amount equal to the principal amount thereof in full satisfaction of the Holder Notes, and the consequent cancellation of such notes.

(f)                                    This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 5
OTHER TAX MATTERS

5.1                               Tax Election.

An Eligible Holder whose Partnership Units or Corporation Shares are exchanged for consideration that includes Purchaser Shares  and who deposits, or causes its agent or other representative to deposit, prior to the Election Deadline with the Depositary, a duly completed Letter of Transmittal and Election Form or Corporation Letter of Transmittal and Election Form, as the case may be, indicating such holder’s intention to file a Section 85 Election shall be entitled to make an income tax election, pursuant to section 85 of the Tax Act (and any analogous provision of provincial income tax law) (a “Section 85 Election”) with respect to the exchange by completing and forwarding two signed copies of the prescribed form of election to an appointed representative, as directed by the Purchaser, on or before 90 days after the Effective Date, duly completed with the details of the number of Partnership Units transferred and the applicable agreed amounts for the purposes of such joint elections.  The Purchaser shall, within 60 days after receiving the completed joint election forms from an Eligible Holder, and subject to such joint election forms being correct and complete and in compliance with requirements imposed under the Tax Act (or applicable provincial income tax law), sign and return such forms to the Eligible Holder for filing with the Canada Revenue Agency (or the applicable provincial tax authority). Neither the Purchaser, the Partnership, GP nor any successor corporation shall be responsible for the proper completion of any election form nor, except for the obligation to sign and return duly completed election forms which are received within 90 days of the Effective Date, for any Taxes, interest or penalties resulting from the failure of a holder of Partnership Units to properly complete or file such election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation). In its sole discretion, the Purchaser or any successor corporation may choose to sign and return an election form received by it more than 90 days following the Effective Date or from an Eligible Holder who did not deposit, or cause its agent or other representative to deposit, prior to the Election Deadline with the Depositary, a duly completed Letter of Transmittal and Election Form or Corporation Letter of Transmittal and Election Form, as the case may be, indicating such holder’s intention to file a Section 85 Election, but will have no obligation to do so.

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5.2                               Tax Returns and Tax Elections.

Except as otherwise required by any applicable Law, the Partnership, the Purchaser and GP shall not and shall not allow the Partnership or any Partnership Subsidiary to amend, refile or otherwise modify or grant an extension or waiver with respect to any Tax Return for the Partnership or the Partnership Subsidiaries for any taxation year, or part of a taxation year, ending on or before the Effective Date if such amendment, refiling, modification or extension would cause any current or past member of the Partnership to be subject to any additional liability for Taxes payable nor shall the Purchaser request an audit or assessment of any such Tax Return or extend the period during which a current or past member of the Partnership would be liable for additional Taxes payable without the approval of the Court.

ARTICLE 6
FURTHER ASSURANCES

6.1                               Further Assurances.

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

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